Exhibit T3C.1

THIS INDENTURE AND ALL OBLIGATIONS HEREUNDER ARE SUBJECT TO THE TERMS OF THAT CERTAIN INTERCREDITOR AGREEMENT DATED AS OF OCTOBER    , 2008 AMONG GENERAL ELECTRIC CAPITAL CORPORATION, IN ITS CAPACITY AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT UNDER THE FIRST LIEN REVOLVING CREDIT AGREEMENT (AS DEFINED IN THE INDENTURE) ACTING FOR AND ON BEHALF OF THE LENDERS FROM TIME TO TIME PARTY THERETO, ABLECO FINANCE LLC, IN ITS CAPACITY AS COLLATERAL AGENT UNDER THE FIRST LIEN TERM LOAN AGREEMENT (AS DEFINED IN THE INDENTURE) ACTING FOR AND ON BEHALF OF THE LENDERS FROM TIME TO TIME PARTY THERETO, AND WILMINGTON TRUST COMPANY IN ITS CAPACITY AS TRUSTEE AND COLLATERAL AGENT UNDER THE INDENTURE ACTING ON BEHALF OF THE HOLDERS (AS DEFINED IN THE INDENTURE), AS SUCH INTERCREDITOR AGREEMENT MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME.

VERTIS, INC.,

the Company,

the Guarantors

named herein

and

Wilmington Trust Company,

as Trustee

INDENTURE

Dated as of [October           ]

Senior Secured Second Lien Notes due 2012

CROSS-REFERENCE TABLE

TIA Section		Indenture Section

310	(a)(1)	7.10
	(a)(2)	7.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	7.10
	(b)	7.8; 7.10; 11.2
	(c)	N.A.
311	(a)	7.11
	(b)	7.11
	(c)	N.A.
312	(a)	2.5
	(b)	11.3
	(c)	11.3
313	(a)	7.6
	(b)(1)	7.6
	(b)(2)	7.6
	(c)	7.6; 11.2
	(d)	7.6
314	(a)	4.6; 4.7
	(b)	12.2(b)
	(c)(1)	11.4
	(c)(2)	11.4
	(c)(3)	11.4
	(d)	12.5
	(e)	11.5
	(f)	N.A.
315	(a)	7.1(b)
	(b)	7.5; 11.2
	(c)	7.1(a)
	(d)	7.1(c)
	(e)	6.11
316	(a)(last sentence)	2.9
	(a)(1)(A)	6.5
	(a)(1)(B)	6.4
	(a)(2)	N.A.
	(b)	6.7
	(c)	9.4
317	(a)(1)	6.8
	(a)(2)	6.9
	(b)	2.4
318	(a)	11.1
318	(c)	11.1

N.A. means Not Applicable.

i

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1.	Definitions	1
Section 1.2.	Incorporation by Reference of Trust Indenture Act	32
Section 1.3.	Rules of Construction	33

ARTICLE II

THE SECURITIES

ARTICLE III

REDEMPTION

ARTICLE IV

COVENANTS

Section 4.1.	Payment of Notes	44
Section 4.2.	Maintenance of Office or Agency	44
Section 4.3.	Corporate Existence	45

ARTICLE V

SUCCESSOR CORPORATION

Section 5.1.	Limitation on Mergers, Consolidations or Sales of Assets	68
Section 5.2.	Successor Entity Substituted	71

ARTICLE VI

DEFAULT AND REMEDIES

ARTICLE VII

TRUSTEE

Section 7.1.	Duties of Trustee	77
Section 7.2.	Rights of Trustee	78
Section 7.3.	Individual Rights of Trustee	79

ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE

ARTICLE IX

AMENDMENTS, SUPPLEMENTS AND WAIVERS

ARTICLE X

GUARANTEE

ARTICLE XI

MISCELLANEOUS

Section 11.1.	Trust Indenture Act Controls	95
Section 11.2.	Notices	95

ARTICLE XII

COLLATERAL AND SECURITY DOCUMENTS

ARTICLE XIII

SUBORDINATION OF PAYMENTS RELATING TO SERIES C NOTES

ARTICLE XIV

TRUST MONIES

Section 14.1.	Trust Monies	110
Section 14.2.	Investment of Trust Monies	110
Section 14.3.	Return of Applicable Trust Monies	110

Note:                   This Table of Contents shall not, for any purpose, be deemed to be part of the Indenture.

v

INDENTURE dated as of [October   , 2008] (the “Issue Date”) among VERTIS, INC., a corporation duly organized and existing under the laws of the State of Delaware, as issuer (the “Company”), the Guarantors (as defined herein) and WILMINGTON TRUST COMPANY, a Delaware banking corporation, as Trustee (the “Trustee”).

The parties hereto agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1.                                   Definitions.

“Acceleration Notice” has the meaning provided in Section 6.2.

“Accrued Bankruptcy Interest” means all interest accruing subsequent to the occurrence of any events specified in Section 6.1(f) or (g) or which would have accrued but for any such event.

“Acquired Indebtedness” means Indebtedness (1) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or (2) assumed in connection with the acquisition of assets from such Person, in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary of the Company and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Notes” means the Senior Secured Second Lien Notes due 2012 of the Company issued under this Indenture in accordance with Sections 2.2, 4.1 and 4.9.

“Adjusted Net Assets” has the meaning provided in Section 10.6.

“Advisors” means, collectively, the Avenue Advisors, the Goldman Advisors and the TCW Advisors.

“Advisory Fees” has the meaning provided in Section 4.13(c).

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Entity makes an Investment in connection with a Qualified

Receivables Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

“Affiliate Transaction” has the meaning provided in Section 4.13.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Agent Members” has the meaning provided in Section 2.14.

“Amended and Restated Mortgage” means each amended and restated mortgage, deed of trust or deed to secure debt made by the Company or any of its Restricted Subsidiaries in favor or for the benefit of the Collateral Agent.

“Applicable Trust Monies” means, as of any date of determination, the aggregate amount of Trust Monies on such date multiplied by a fraction, the numerator of which is the outstanding aggregate principal amount of the Notes on such date, and the denominator of which is the sum of the outstanding aggregate principal amount of all Equal Lien Indebtedness on such date.

“A/R Facility” means any agreement or agreements governing a Qualified Receivables Transaction.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or of any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other disposition for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of: (1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

(a)                                  any transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $5.0 million;

(b)                                 the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under Article V;

(c)                                  the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business;

(d)                                 the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the industry;

(e)                                  the licensing of intellectual property;

(f)                                    disposals or replacements of obsolete equipment in the ordinary course of business;

(g)                                 the sale, lease, conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property in transactions constituting Permitted Investments or Restricted Payments that are not prohibited under Section 4.8;

(h)                                 sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity (for the purposes of this clause (h), Purchase Money Notes shall be deemed to be cash);

(i)                                     transfers of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction;

(j)                                     leases or subleases to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries; and

(k)                                  the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind.

“Attributed Receivables Facility Indebtedness” at any time means the principal amount of Indebtedness which would be outstanding at such time under an A/R Facility if same were structured as a secured lending agreement rather than a purchase agreement; provided that such principal amount shall be net of amounts of cash and Cash Equivalents on deposit in any principal funding or equalization account established pursuant to an A/R Facility which, if the A/R Facility were structured as a secured lending arrangement rather than as a facility for the sale of Receivables, would collateralize the Indebtedness issued thereunder.

“Authentication Order” has the meaning provided in Section 2.2.

“Avenue” means Avenue Investments, L.P.

“Avenue Advisors” means Avenue and each Avenue Affiliate that is party to an Avenue Advisory Services Agreement.

“Avenue Advisory Services Agreement” means any agreement providing for Advisory Fees among any Avenue Affiliate, and Holdings or any of its Subsidiaries.

“Avenue Affiliate” means any Affiliate of Avenue.

“Bank Lenders” means various lenders from time to time under the Senior Credit Facilities.

“Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute or any other United States federal, state or local law or the law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors, whether in effect on the date hereof or hereafter.

“Bankruptcy Order” means any court order made in a proceeding pursuant to or within the meaning of any Bankruptcy Law, containing an adjudication of bankruptcy or insolvency, or providing for liquidation, winding up, dissolution or reorganization, or appointing a custodian of a debtor or of all or any substantial part of a debtor’s property, or providing for the staying, arrangement, adjustment or composition of indebtedness or other relief of a debtor.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Board Trigger Event” has the meaning provided in Section 4.22(a).

“Board Voting Notice” has the meaning provided in Section 4.22(b).

“Budget” has the meaning provided in Section 4.7(c).

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of New York, New York or the state in which the Corporate Trust Office is located or is a day on which banking institutions therein located are authorized or required by law or other governmental action to close.

“CA” has the meaning provided in Section 4.7(a).

“Candidate Nomination Deadline” has the meaning provided in Section 4.22(b).

“Candidate Nomination Notice” has the meaning provided in Section 4.22(b).

“Capital Stock” means:

(1)                                  with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

(2)                                  with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1)           marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or any member state of the European Union or issued by any agency thereof and backed by the full faith and credit of the United States or any member state of the European Union, in each case maturing within one year from the date of acquisition thereof;

(2)           marketable direct obligations issued by any state of the United States of America or any member state of the European Union or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successors to its rating agency business (“S&P”) or Moody’s Investors Service, Inc. and any successors to its rating agency business (“Moody’s”);

(3)           commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4)           time deposits, certificates of deposit or bankers’ acceptances (or with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any member state of the European Union or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200.0 million;

(5)           certificates of deposit or bankers’ acceptances or similar instruments maturing within one year from the date of acquisition thereof issued by any foreign bank that is a lender under the Senior Credit Facilities having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million;

(6)           repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) or (2) above entered into with any bank meeting the qualifications specified in clause (4) above;

(7)           demand deposit accounts maintained in the ordinary course of business; and

(8)           investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (7) above.

“Change of Control” means the occurrence of one or more of the following events:

(1)           any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (other than one or more Permitted Holders);

(2)           the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(3)           any Person or Group (other than one or more Permitted Holders) shall become the beneficial owner (as defined in Rules 13d-3 and 13d-5 or any successor rule or regulation promulgated under the Exchange Act), directly or indirectly, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Holdings or the Company; or

(4)           the first day on which a majority of the Board of Directors of Holdings are not Continuing Directors.

“Change of Control Date” has the meaning provided in Section 4.14(a).

“Change of Control Offer” has the meaning provided in Section 4.14(a).

“Change of Control Payment Date” has the meaning provided in Section 4.14(b).

“Collateral” means all of the assets of the Company and the Guarantors (whether real, personal, or mixed) with respect to which any security interests or Liens that have been granted (or purported to be granted) pursuant to the Security Documents, which shall at all times include all assets and properties with respect to which a Lien has been granted in favor of, or for the benefit of, to the Collateral Agent to the benefit of the Holders pursuant to the Security Agreement.

“Collateral Agent” means Wilmington Trust Company in its capacity as collateral agent under the Security Documents and any successor thereto.

“Collateral Agent Indemnified Parties” has the meaning set forth in Section 12.12(e).

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means the successor.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1)           Consolidated Net Income; and

(2)           to the extent Consolidated Net Income has been reduced thereby:

(a)          all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business);

(b)           Consolidated Interest Expense;

(c)           Consolidated Non-cash Charges;

(d)           the amount of any restructuring reserve or charge recorded during such period in accordance with GAAP;

(e)           any fees permitted pursuant to clause (b)(9) of Section 4.13;

(f)            amounts paid as a spread payment in connection with a cashless exercise of options by a director or employee of Holdings or any of its Restricted Subsidiaries (i.e., a payment equal to the spread of the then fair market value of Holdings’ Common Stock which may be purchased with such options over the aggregate exercise price of such options); and

(g)           less, without duplication, non-cash items increasing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period in each case determined in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)           the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period;

(2)           any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the

Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four Quarter Period; and

(3)           any asset sales or asset acquisitions (including any Consolidated EBITDA (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale during the Four Quarter Period) that have been made by any Person that has become a Restricted Subsidiary of the Company or has been merged with or into the Company or any Restricted Subsidiary of the Company during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date that would have constituted asset sales or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary of the Company or subsequent to such Person’s merger into the Company, as if such asset sale or Asset Acquisition (including the incurrence, assumption or liability for any Indebtedness or Acquired Indebtedness in connection therewith) occurred on the first day of the Four Quarter Period;

provided that to the extent that clause (2) or (3) of this sentence requires that pro forma effect be given to an asset sale or Asset Acquisition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available.  If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of this “Consolidated Fixed Charge Coverage Ratio” interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)           Consolidated Interest Expense, minus any non-cash interest expense included therein; plus

(2)           the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and dividends paid on Preferred Stock of Unrestricted Subsidiaries) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal; provided that to the extent that such dividend payments are tax deductible, then this clause (2) shall equal the amount set forth in clause (x) hereof without giving effect to clause (y) hereof.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)           the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations for such period determined on a consolidated basis in conformity with GAAP, but excluding amortization of original issue discount and amortization of any deferred financing costs; and

(2)           the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” of the Company means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(1)           gains and losses from Asset Sales (without regard to the $5.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects according to GAAP;

(2)           gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(3)           extraordinary, unusual or nonrecurring gains, losses, income or expense, and the related tax effects;

(4)           the net income (or loss) of any Person acquired in a “pooling of interests” transaction accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged or consolidated with the Company or any Restricted Subsidiary of the Company;

(5)           the net income of any Restricted Subsidiary of the Company to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(6)           the net loss of any Person other than a Restricted Subsidiary of the Company;

(7)           the net income of any Person, other than a Restricted Subsidiary of the Company, except to the extent of cash dividends or distributions paid to the Company or to a Restricted Subsidiary of the Company by such Person unless, in the case of a

Restricted Subsidiary of the Company who receives such dividends or distributions, such Restricted Subsidiary is subject to clause (5) above;

(8)           (A) all non-cash charges (provided that any cash payments actually made with respect to the liabilities for which such cash charges were created shall be deducted from Consolidated Net Income in the period when made) and (B) all deferred financing costs written off in connection with the early extinguishment of any Indebtedness, in each case incurred by the Company or any of its Restricted Subsidiaries in connection with the recapitalization of Holdings on the Issue Date and the related financing transactions;

(9)           non-cash compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transition; and

(10)         the cumulative effect of a change in accounting principles.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Senior Secured Leverage Ratio” means, with respect to any Person, the ratio of Senior Secured Indebtedness of such Person as of the Transaction Date to Consolidated EBITDA of such Person during the Four Quarter Period ending on or prior to the Transaction Date for which financial statements are available; provided, however, that in calculating the Consolidated Senior Secured Leverage Ratio, (i) Senior Secured Indebtedness and related Obligations incurred pursuant to clause (2) of the definition of “Permitted Indebtedness”, (ii) Attributed Receivables Facility Indebtedness in an amount not to exceed $175.0 million and (iii) Indebtedness under Currency Agreements, Interest Swap Obligations and Raw Material Hedge Agreements shall each be excluded. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Senior Secured Indebtedness” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)           the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period;

(2)           any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four Quarter Period; and

(3)           any asset sales or asset acquisitions (including any Consolidated EBITDA (including pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale during the Four Quarter Period) that have been made by any Person that has become a Restricted Subsidiary of the Company or has been merged with or into the Company or any Restricted Subsidiary of the Company during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date that would have constituted asset sales or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary of the Company or subsequent to such Person’s merger into the Company, as if such asset sale or Asset Acquisition (including the incurrence, assumption or liability for any Indebtedness or Acquired Indebtedness in connection therewith) occurred on the first day of the Four Quarter Period;

provided that to the extent that clause (2) or (3) of this sentence requires that pro forma effect be given to an asset sale or Asset Acquisition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed of for which financial information is available. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Holdings who:

(1)           was a member of such Board of Directors on the Issue Date;

(2)           was nominated for election or elected to such Board of Directors with, or whose election to such Board of Directors was approved by, the affirmative vote of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election;

(3)           is any designee of a Permitted Holder or was nominated by a Permitted Holder or any designees of a Permitted Holder on the Board of Directors; or

(4)           is any designee of, or was nominated by, the Holders pursuant to the provisions of Section 4.22.

“Covenant Defeasance” has the meaning provided in Section 8.2.

“Corporate Trust Office” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 1100 North Market Street, Wilmington, DE 19890-1615, Attention: Capital Markets, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Custodian” means any receiver, interim receiver, receiver and manager, trustee, assignee, liquidator, sequestrator or similar official charged with maintaining possession or control over property for one or more creditors, whether under any Bankruptcy Law or otherwise.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Depository” means The Depository Trust Company, its nominees and successors.

“Destruction” means any damage to, loss or destruction of all or any portion of the Collateral.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the Notes.

“Dollars” or the sign “$” means the lawful money of the United States of America.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

“Environmental Damages” has the meaning provided in Section 7.7.

“Equal Lien Agreements” means (1) this Indenture, the Notes and the Guarantees and (2) each other agreement under which Indebtedness of the Company or any Restricted Subsidiary is incurred that is secured by Liens on all or a portion of the Collateral, which Liens are equal in priority to the Liens securing the Notes and the Guarantees; provided that at the time of incurrence and after giving effect to the incurrence of such Indebtedness secured by any such Lien, the Consolidated Senior Secured Leverage Ratio of the Company would have been less than or equal to 2.0 to 1.0.

“Equal Lien Creditors” means (1) the Notes Secured Creditors and (2) each other lender or holder of other Indebtedness (and any trustee or similar agent acting on behalf of such lenders or holders) of the Company or any Restricted Subsidiary that is secured by Liens on all or a portion of the Collateral, which Liens are equal in priority to the Liens securing the Notes and the Guarantees.

“Equal Lien Indebtedness” means the Notes and the Guarantees and all other Indebtedness incurred by the Company or any Restricted Subsidiary under any Equal Lien Agreement; provided that at the time of incurrence and after giving effect to the incurrence of such Indebtedness secured by such Lien, the Consolidated Senior Secured Leverage Ratio of the Company would have been less than or equal to 2.0 to 1.0 ..

“Event of Default” means each of the events set forth in Section 6.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto and the rules and regulations of the SEC promulgated thereunder.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

“Fifth Interest Payment Date” means the fifth Interest Payment Date occurring after the Issue Date.

“Final Tabulation Notice” has the meaning provided in Section 4.22(b).

“First-Lien Obligations” means, collectively, the Obligations under the Senior Credit Facilities and any interest rate protection, currency and other hedging agreements permitted thereunder.

“First Lien Revolving Credit Agreement” means that certain Senior Secured Credit Agreement, dated as of the date hereof, by and among the Company, as borrower, the other credit parties thereto, General Electric Capital Corporation, as agent, and the lenders party thereto from time to time, as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement and whether by the same or any other agent, lender or group of lenders.

“First Lien Term Loan Agreement” means that certain Term Loan Credit Agreement, dated as of the date hereof, by and among the Company, as borrower, the other credit parties thereto, Ableco Finance LLC, as agent, and the lenders party thereto from time to time, as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement and whether by the same or any other agent, lender or group of lenders.

“Funding Guarantor” has the meaning provided in Section 10.6.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Global Security” has the meaning provided in Section 2.2.

“Goldman Advisors” means each Affiliate of Goldman Sachs that is party to a Goldman Advisory Services Agreement.

“Goldman Advisory Services Agreement” means any agreement providing for Advisory Fees among any Affiliate of Goldman Sachs, and Holdings or its Subsidiaries.

“Guarantees” means, collectively, the guarantees of the Notes by the Guarantors pursuant to Article X which are evidenced by notations of guarantee substantially in the form of Exhibit E.

“Guarantor” means (1) each of the Company’s Domestic Restricted Subsidiaries that is a guarantor under the Senior Credit Facilities on the Issue Date and (2) each of the Company’s Domestic Restricted Subsidiaries that in the future is a guarantor under the Senior Credit Facilities or any other Domestic Restricted Subsidiary that executes a supplemental indenture in which such Domestic Restricted Subsidiary agrees to be bound by the terms of this Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Indenture.

“Holder” or “Securityholder” means a Person in whose name a Note is registered. The Holder of a Note will be treated as the owner of such Note for all purposes.

“Holdings” means Vertis Holdings, Inc., a Delaware corporation and the parent of the Company.

“Holdings Pledge Agreement” means the Holdings Pledge Agreement dated as of the Issue Date (as amended, restated, modified, supplemented, extended and/or replaced from time to time) between Holdings and the Collateral Agent.

“Indebtedness” means, with respect to any Person, without duplication:

(1)           all Obligations of such Person for borrowed money;

(2)           all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)           all Capitalized Lease Obligations of such Person;

(4)           all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

(5)           all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6)           guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)                                  all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, but which Obligations are not assumed by such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8)                                  all Obligations under Currency Agreements and all Interest Swap Obligations of such Person; and

(9)                                  all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, (x) the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock and (y) any transfer of accounts receivable or other assets which constitutes a sale for purposes of GAAP shall not constitute Indebtedness hereunder. Accrual of interest, accretion or amortization of original issue discount and the payment of any interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness for the purposes of Section 4.9.

Notwithstanding the foregoing, if the Attributed Receivables Facility Indebtedness exceeds $175.0 million or after giving effect to an increase in the size of the A/R Facility will exceed $175.0 million, such excess above $175.0 million will be deemed to be Indebtedness for purposes of this Indenture, whether or not such Indebtedness would otherwise be included in this definition of Indebtedness.

“Indenture” means this Indenture as amended or supplemented from time to time pursuant to the terms hereof.

“Intercompany Indebtedness” means any Indebtedness of the Company or any Guarantor or Wholly Owned Restricted Subsidiary of the Company that is not a Guarantor which, in the case of the Company, is owing to any Guarantor or Wholly Owned Restricted Subsidiary of the Company that is not a Guarantor and which, in the case of any such Subsidiary, is owing to the Company or any Guarantor or Wholly Owned Restricted Subsidiary of the Company that is not a Guarantor; provided that if as of any date any Person other than the Company or a Guarantor or Wholly Owned Restricted Subsidiary of the Company that is not a Guarantor, a lender under the Senior Credit Facilities, a creditor under any interest rate protection, currency or other hedging agreement or a Holder (or any collateral agent acting on behalf of such lenders and/or creditors) owns or holds such Indebtedness, or holds any Lien in respect thereof (other than a Lien in favor of the Holders, the lenders under the Senior Credit Facilities, the creditors under any interest rate protection, currency or other hedging agreement or any collateral agent for such lenders and/or creditors), such Indebtedness shall no longer be Intercompany Indebtedness.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the Issue Date, among General Electric Capital Corporation, in its capacity as administrative agent and collateral agent under the First Lien Revolving Credit Agreement acting for and on behalf of the lenders from time to time party thereto, Ableco Finance LLC, in its capacity as collateral agent under the First Lien Term Loan Agreement acting for and on behalf of the lenders from time to time party thereto, and Wilmington Trust Company in its capacity as Trustee and Collateral Agent acting on behalf of the Holders, as such Intercreditor Agreement may be amended, supplemented or otherwise modified from time to time.

“interest,” when used with respect to any Note, means the amount of all interest accruing on such Note, including all interest accruing subsequent to the occurrence of any events specified in Sections 6.1(f) and 6.1(g) or which would have accrued but for any such event.

“Interest Payment Date,” when used with respect to any Note, means the stated maturity of an installment of interest specified in such Note.

“Interest Swap Obligations” means the obligations of any Person, pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount.

“Investment” by any Person in any other Person means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, such other Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of Section 4.8:

(1)                                  the Company shall be deemed to have made an “Investment” equal to the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and the aggregate amount of Investments made subsequent to the Issue Date shall exclude (to the extent the designation as an Unrestricted Subsidiary was included as a Restricted Payment) the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, not to exceed the amount of the Investment deemed made at the date of designation thereof as an Unrestricted Subsidiary; and

(2)                                  the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, more than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Issue Date” has the meaning provided in the preamble.

“Joint Plans” means the Joint Prepackaged Plans of Reorganization of Vertis Holdings, Inc., et al.  proposed by Vertis Holdings, Inc. et al. and ACG Holdings, Inc., et al., dated July 15, 2008 under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Last Out Term Loan” means the Last Out Term Loan C tranche under the First Lien Term Loan Agreement in the aggregate principal amount of $125 million plus any interest thereon paid-in-kind.

“Laws” means all applicable statutes, laws, ordinances, regulations, rules, orders, judgments, writs, injunctions or decrees of any state, commonwealth, nation, territory, possession or province, or Tribunal, and “Law” means each of the foregoing.

“Legal Defeasance” has the meaning provided in Section 8.2.

“Legal Holiday” means any day other than a Business Day.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Maturity Date” means, when used with respect to any Note, the date specified in such Note as the fixed date on which the final installment of principal of such Note is due and payable (in the absence of any acceleration thereof pursuant to Section 6.2 or any Net Proceeds Offer or Change of Control Offer) or, if such Note is accelerated pursuant to Section 6.2, the date of such acceleration.

“Middle Out Term Loan” means the Middle Out Term Loan C tranche under the First Lien Term Loan Agreement in the aggregate principal amount of $125 million plus any interest thereon paid-in-kind.

“Mortgage” means a mortgage, deed of trust or deed to secure debt made by the Company or any of its Restricted Subsidiaries in favor or for the benefit of the Collateral Agent on behalf of the Notes Secured Creditors in form and substance reasonably satisfactory to the Collateral Agent.

“Mortgaged Property” means the real properties listed on Annex A hereto and each other real property with respect to which the Collateral Agent is granted a Lien pursuant to a Mortgage or Amended and Restated Mortgage executed and delivered pursuant to the provisions of Section 12.1 hereof.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1)                                  out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2)                                  taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3)                                  any relocation expenses and severance, pension and shutdown costs incurred as a result thereof;

(4)                                  the repayment of Indebtedness that is secured by a Lien on the property or assets that are the subject of such Asset Sale so long as such Lien is permitted by this Indenture and, if such Lien is on Collateral, it is senior in priority to the Liens securing the Notes; and

(5)                                  any portion of cash proceeds which the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Subsidiaries shall constitute Net Cash Proceeds on such date; provided that, in the case of the sale by the Company of an asset constituting an Investment made after the Issue Date (other than a Permitted Investment), the “Net Cash Proceeds” in respect of such Asset Sale shall not include the lesser of (x) the cash received with respect to such Asset Sale and (y) the initial amount of such Investment, less, in the case of clause (y), all amounts (up to an amount not to exceed the initial amount of such Investment) received by the Company with respect to such Investment, whether by dividend, sale, liquidation or repayment, in each case prior to the date of such Asset Sale.

“Net Equity Proceeds” means the cash proceeds and the fair market value of any non-cash proceeds (limited, in the case of non-cash proceeds, to the Capital Stock of Persons engaged in the same line of business as the Company or any of its Subsidiaries or any line of business similar, related or ancillary thereto or complementary therewith, assets used in any such line of business and Productive Assets) of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Insurance Proceeds” means the insurance proceeds (excluding liability insurance proceeds payable to the trustee for any loss, liability or expense incurred by it and excluding the proceeds of business interruption insurance) or condemnation awards actually received by the Company or any Restricted Subsidiary of the Company as a result of the Destruction or Taking of all or any portion of the Collateral, net of:

(1)                                  reasonable out-of-pocket expenses and fees relating to such Taking or Destruction (including, without limitation, expenses of attorneys and insurance adjusters); and

(2)                                  repayment of Indebtedness that is secured by the property or assets that are the subject of such Taking or Destruction; provided that, in the case of any Destruction or Taking involving Collateral, the Lien securing such Indebtedness constitutes a Lien permitted by this Indenture to be senior to the Lien granted to the Collateral Agent for the benefit of the Notes Secured Creditors pursuant to the Security Documents.

“Net Proceeds Offer” has the meaning provided in Section 4.12(a).

“Net Proceeds Offer Amount” has the meaning provided in Section 4.12(a).

“Net Proceeds Offer Payment Date” has the meaning provided in Section 4.12(a).

“Net Proceeds Offer Trigger Date” has the meaning provided in Section 4.12(a).

“Non-U.S. Person” means a Person who is not a U.S. Person, as defined in Regulation S.

“Notes” means the Series A Notes, the Series B Notes and the Series C Notes, as amended or supplemented from time to time in accordance with the terms hereof, that are issued pursuant to this Indenture.  For purposes of this Indenture, all references to Notes to be issued or authenticated upon transfer, replacement or exchange shall be deemed to refer to the Notes.  For purposes of this Indenture, all references to “principal amount” of the Notes shall include any PIK Notes issued in respect thereof (and any increase in the principal amount of the Notes) as a result of the payment of PIK Interest.

“Notes Secured Creditors” means, collectively, the Trustee and the Holders.

“Obligations” means all obligations for (a) principal, premium, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), penalties, fees and (b) to the extent liquidated and quantifiable at the time of determination, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Observer” has the meaning set forth in Section 4.21.

“Officer” means the Chairman of the Board, the President, any Vice President, the Chief Financial Officer, the Controller, the Treasurer, the Secretary or Assistant Secretary.

“Officer’s Certificate” means, as applied to any corporation, a certificate executed on behalf of such corporation by an Officer.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee, which may include outside or in-house counsel to the Company.

“Patent Security Agreement” means the Patent Security Agreement dated as of the Issue Date (as amended, restated, modified, supplemented, extended and/or replaced from time to time) between the Company and the Collateral Agent.

“Paying Agent” has the meaning provided in Section 2.3.

“Permitted Holders” means Avenue and the Avenue Affiliates; provided that for purposes of the definition of “Change of Control”, the term “Permitted Holder” shall exclude any Person the principal activity or business of which is (x) operating a business in the same or a similar line of business to the Company or (y) serving as a direct or indirect holding company for a Person (other than the Company) of the type described in clause (x).

“Permitted Indebtedness” means, without duplication, each of the following:

(1)                                  Indebtedness under the Notes (including any PIK Notes, but excluding any other Additional Notes) and this Indenture (including any Guarantees thereof by the Guarantors);

(2)                                  Indebtedness incurred pursuant to the Senior Credit Facilities (including but not limited to Indebtedness in respect of letters of credit or bankers’ acceptances issued or created thereunder) (including the guarantees made thereunder) in a maximum principal amount at any one time outstanding not to exceed in the aggregate the amount equal to $650.0 million plus the aggregate principal amount of Indebtedness incurred as payment in kind interest paid on the Middle Out Term Loan and the Last Out Term Loan less (x) the Attributed Receivables Facility Indebtedness up to $175.0 million in the aggregate pursuant to any A/R Facility (it being understood that the maximum Attributed Receivables Facility Indebtedness at any one time outstanding under all A/R Facilities will not exceed $175.0 million, unless such excess above $175.0 million could be incurred under the Consolidated Senior Secured Leverage Ratio set forth in Section 4.9 hereof) and (y) the amount of all mandatory repayments of term loans actually made under, and permanent commitment reductions actually made in the revolving credit portion of, the Senior Credit Facilities with Net Cash Proceeds of Asset Sales applied thereto as required by Section 4.12;

(3)                                  other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

(4)                                  Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under this Indenture;

(5)                                  Indebtedness of the Company or any of its Restricted Subsidiaries under (i) Currency Agreements entered into, in the judgment of the Company, to protect the Company or such Restricted Subsidiary from foreign currency exchange rates and (ii) Raw Material Hedge Agreements;

(6)                                  Intercompany Indebtedness of the Company or any of its Restricted Subsidiaries;

(7)                                  Acquired Indebtedness of any Restricted Subsidiary of the Company that is not a Guarantor to the extent the Company could have incurred such Indebtedness in accordance with the Consolidated Fixed Charge Coverage Ratio of Section 4.9 on the date such Indebtedness became Acquired Indebtedness; provided that such Acquired Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company; provided, further, that the aggregate amount of Indebtedness (including refinancings thereof pursuant to clause (9) below) pursuant to this clause (7) shall not exceed $60.0 million in the aggregate;

(8)                                  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

(9)                                  any refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness (other than pursuant to clauses (2), (4), (5), (6), (8), (11), (12), (13), (14) and (15) of this definition), including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof or other premiums to the extent the Company reasonably determines that such premiums are necessary to effect the refinancing (“Premiums”) and fees in connection therewith; provided that any such event shall not (1) result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay Premiums and related fees or (B) otherwise permitted to be incurred under this Indenture) of the Company and its Restricted Subsidiaries and (2) create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold; provided that no Restricted Subsidiary of the Company may refinance any Indebtedness pursuant to this clause (9) other than its own Indebtedness;

(10)                            (x) Indebtedness incurred by the Company and its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and (y) Capitalized Lease Obligations in an aggregate principal amount outstanding for both clauses (x) and (y) (including refinancings thereof pursuant to clause (9) above), not to exceed $60.0 million at the time of any incurrence thereof;

(11)                            Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(12)                            Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Restricted Subsidiary of the Company;

(13)                            obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

(14)                            Indebtedness consisting of guarantees (i) by the Company of Indebtedness and any other obligation or liability permitted to be incurred under this Indenture by Restricted Subsidiaries of the Company, and (ii) subject to the provisions of Section 4.16, by Restricted Subsidiaries of the Company of Indebtedness and any other obligation or liability permitted to be incurred by the Company or other Restricted Subsidiaries of the Company;

(15)                            additional Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not to exceed $50.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Senior Credit Facilities);

(16)                            Indebtedness under the Senior Notes and the Senior Notes Indenture (including any guarantees thereof) relating to the Senior Notes in an aggregate principal amount not to exceed $200.0 million plus the aggregate principal amount of Senior Notes issued as payment in kind of interest due thereunder, reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereof;

(17)                            Indebtedness consisting of the financing of insurance premiums in the ordinary course of business; and

(18)                            unsecured Indebtedness representing the obligation to make payments with respect to the cancellation or repurchase of equity interests of any current or former officer, director, consultant or employee (or their estates) of Holdings and its Subsidiaries to the extent expressly permitted by Section 4.8(b)(6).

“Permitted Investments” means:

(1)                                  Investments by the Company or any Restricted Subsidiary of the Company in any Restricted Subsidiary of the Company that is a Guarantor or any Wholly Owned Subsidiary of the Company that is not a Guarantor (whether existing on the Issue Date or created thereafter) and Investments in the Company by any Restricted Subsidiary of the Company;

(2)                                  cash and Cash Equivalents;

(3)                                  Investments existing on the Issue Date;

(4)                                  loans and advances to employees, officers and directors of the Company and its Restricted Subsidiaries not in excess of $15.0 million at any one time outstanding;

(5)                                  accounts receivable owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include concessionary trade terms as the customary trade terms;

(6)                                  Currency Agreements, Interest Swap Obligations and Raw Material Hedge Agreements entered into by the Company or any of its Restricted Subsidiaries for bona fide business reasons and not for speculative purposes, and otherwise in compliance with this Indenture;

(7)                                  Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(8)                                  guarantees by the Company or any of its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred by the Company or any of its Restricted Subsidiaries under this Indenture and the creation of Liens on the assets of the Company or any of its Restricted Subsidiaries in compliance with Section 4.11;

(9)                                  Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company and a Guarantor or a Wholly Owned Subsidiary of the Company that is not a Guarantor or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Guarantor or any Wholly Owned Subsidiary of the Company that is not a Guarantor;

(10)                            additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, not exceeding $30.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11)                            any Investment by the Company or a Restricted Subsidiary of the Company in a Receivables Entity or any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction; provided that any Investment in a Receivables Entity is in the form of a Purchase Money Note or an equity interest;

(12)                            Investments received by the Company or its Restricted Subsidiaries as consideration for asset sales, including Asset Sales; provided that such Asset Sale is effected in compliance with Section 4.12;

(13)                            that portion of any Investment where the consideration provided by the Company is Capital Stock of the Company (other than Disqualified Capital Stock);

(14)                            Investments comprised of notes payable, or stock or other securities issued by financially troubled account debtors (excluding Affiliates) pursuant to agreements with respect to settlement of such account debtor’s accounts negotiated in the ordinary course of business; and

(15)                            advances in the form of a prepayment of expenses, so long as such expenses are incurred in the ordinary course of business and are being paid in accordance with customary trade terms.

“Permitted Liens” means the following types of Liens:

(1)                                  Liens securing the Notes and the Guarantees (including any PIK Notes, but excluding any other Additional Notes);

(2)                                  Liens securing Acquired Indebtedness incurred in reliance on clause (7) of the definition of “Permitted Indebtedness” and permitted refinancings thereof; provided that such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company; provided, further, that such Liens are either junior in priority to the Liens securing the Notes or are not secured by Collateral;

(3)                                  Liens existing on the Issue Date, together with any Liens securing Indebtedness incurred in reliance on clause (9) of the definition of “Permitted Indebtedness” in order to refinance the Indebtedness secured by Liens existing on the Issue Date; provided that the Liens securing the refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced;

(4)                                  Liens in favor of the Company on the property or assets, or any proceeds, income or profit therefrom, of any Restricted Subsidiary; provided that such Liens are either junior in priority to the Liens securing the Notes or are not secured by Collateral;

(5)                                  Liens securing Obligations under the Senior Credit Facilities (including, without limitation, Indebtedness in respect of letters of credit issued thereunder and guarantees thereunder), so long as the principal amount of the Indebtedness thereunder was incurred pursuant to clause (2) of the definition of “Permitted Indebtedness”;

(6)                                  Liens securing the A/R Facility in respect of no more than $175.0 million of Attributed Receivables Facility Indebtedness less the amount of Indebtedness incurred pursuant to clause (2) of the definition of “Permitted Indebtedness” in excess of $475.0 million;

(7)                                  Liens securing Interest Swap Obligations permitted to be incurred pursuant to clause (4) of the definition of “Permitted Indebtedness”;

(8)                                  Liens securing Currency Agreements and Raw Material Hedge Agreements permitted to be incurred pursuant to clause (5) of the definition of “Permitted Indebtedness”;

(9)                                  Liens securing Capitalized Lease Obligations and other Indebtedness permitted to be incurred pursuant to clause (10) of the definition of “Permitted Indebtedness” and permitted refinancings thereof; provided that Liens securing such Indebtedness in excess of $60.0 million in the aggregate pursuant to this clause (9) and clause (12) of this definition are either junior in priority to the Liens securing the Notes or are not secured by Collateral;

(10)                            Liens securing Indebtedness permitted to be incurred pursuant to clause (11) of the definition of “Permitted Indebtedness”;

(11)                            Liens securing Indebtedness permitted to be incurred pursuant to clause (15) of the definition of “Permitted Indebtedness”; provided that such Liens are either junior in priority to the Liens securing the Notes or are not secured by Collateral;

(12)                            purchase money Liens to finance property or assets (whether through the direct purchase of assets or the Capital Stock of any person owning such assets) of the Company or any Restricted Subsidiary of the Company acquired or constructed in the ordinary course of business; provided, however, that (a) the related purchase money Indebtedness shall not exceed the cost of such property (including related expenses and taxes) or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired or constructed and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction; provided, further, that Liens securing such Indebtedness in excess of $60.0 million in the aggregate pursuant to clause (9) and this clause (12) of this definition are either junior in priority to the Liens securing the Notes or are not secured by Collateral;

(13)                            inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(14)                            Liens arising out of the existence of judgments or awards not constituting an Event of Default;

(15)                            Liens (other than any Lien imposed by ERISA) (x) incurred or deposits made in the ordinary course of business of the Company and its Restricted Subsidiaries in connection with workers’ compensation, unemployment insurance and other types of social security, (y) to secure the performance by the Company and its Restricted Subsidiaries of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) to secure the performance by the Company and its Restricted Subsidiaries of leases of real property, to the extent incurred or made in the ordinary course of business consistent with past practices;

(16)                            Liens in favor of customs and revenue authorities arising as a matter of law or regulation to secure the payment of customs duties in connection with the importation of goods and deposits made to secure statutory obligations in the form of excise taxes;

(17)                            Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business (excluding any general inventory financing);

(18)                            Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are being contested in good faith and by appropriate proceedings;

(19)                            Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(20)                            Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any Restricted Subsidiaries, including rights of offset and set-off;

(21)                            Liens in respect of Senior Secured Indebtedness and the related Obligations thereunder (other than Liens incurred pursuant to other clauses of this definition) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Senior Secured Leverage Ratio of the Company would have been less than or equal to 2.0 to 1.0;

(22)                            licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of the Company or any of its Subsidiaries;

(23)                            easements, rights-of-way, restrictions, minor defects or irregularities in title, encroachments and other similar charges or encumbrances, in each case not securing Indebtedness and not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(24)                            Liens arising from precautionary UCC financing statements regarding leases; and

(25)                            Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.

“Physical Securities” means Notes, together with their related Guarantees, issued in the form of certificated Notes, together with their related Guarantees, in registered form in substantially the form set forth in Exhibit A with respect to the Series A Notes, in registered form in substantially the form set forth in Exhibit B with respect to the Series B Notes and in registered form in substantially the form set forth in Exhibit C with respect to the Series C Notes.

“PIK Interest” means interest paid on (a) the Series A Notes in the form of increasing the outstanding principal amount of the Series A Notes or issuing Series A Notes as PIK Notes or (b) the Series B Notes in the form of increasing the outstanding principal amount of the Series C Notes or issuing Series C Notes as PIK Notes and (c) the Series C Notes in the form of increasing the outstanding principal amount of the Series C Notes or issuing Series C Notes as PIK Notes.

“PIK Notes” means (a) Additional Notes in the Form of Series A Notes issued under this Indenture in connection with the payment of PIK Interest on the Series A Notes and (b) Additional Notes in the form of Series C Notes issued under this Indenture in connection with the payment of PIK Interest on the Series B Notes and the Series C Notes. For purposes of this Indenture, all references to “PIK Notes” shall include the Related PIK Notes.

“Potential Candidate” and “Potential Candidates” have the meaning provided in Section 4.22(b).

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“principal” of a debt security means the principal amount of the security plus, when appropriate, the premium, if any, on the security.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms of this Indenture, a calculation in accordance with Article 11 of Regulation S-X under the Securities Act as interpreted by the Company’s chief financial officer or Board of Directors in consultation with its independent certified public accountants.

“Productive Assets” means assets (including Capital Stock) of a kind used or usable in the businesses of the Company and its Restricted Subsidiaries as, or related to such business, conducted on the Issue Date or in businesses reasonably related thereto.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Receivables Transaction to a Receivables Entity, which note shall be repaid from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) and (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Raw Material Hedge Agreements” means agreements designed to hedge against fluctuations in the cost of raw materials entered into in the ordinary course of business in connection with the operation of the Company’s and its Restricted Subsidiaries’ business.

“Receivable” means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, as determined in accordance with GAAP.

“Receivables Entity” means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

(1)                                  no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

(i)                                     is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(ii)                                  is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

(iii)                               subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)                                  with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than (i) pursuant to documents which evidence a Qualified Receivables Transaction and (ii) fees payable in the ordinary course of business in connection with servicing accounts receivable; and

(3)                                  to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results other than through the contribution of additional Receivables, related security and collections thereto and proceeds of the foregoing.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Record Date” has the meaning provided in Section 4.22(a).

“Redemption Date” means, with respect to any Note, the Maturity Date of such Note or the date on which such Note is to be redeemed by the Company pursuant to the terms of the Notes.

“Reference Date” has the meaning provided in Section 4.8(a).

“Registrar” has the meaning provided in Section 2.3.

“Related PIK Notes” means (i) each PIK Note issued in connection with a payment of PIK Interest on the Notes and (ii) each additional PIK Note issued in connection with a payment of PIK Interest on a Related PIK Note.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Payment” has the meaning provided in Section 4.8.

“Restricted Securities Legend” has the meaning provided in Section 2.15.

“Restricted Security” means, with respect to any Note issued on the Issue Date and any PIK Note and Related PIK Note, as applicable, issued thereunder, any Note issued to a Holder who is deemed an underwriter as defined in Section 1145 of the Bankruptcy Code, and with respect to any Additional Note, has the meaning set forth in Rule 144(a)(3) under the Securities Act; provided that the Trustee shall be entitled to request and conclusively rely upon an Opinion of Counsel with respect to whether any Note is a Restricted Security.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“SEC” means the Securities and Exchange Commission.

“Second Lien Designees” has the meaning provided in Section 4.22(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement dated as of the Issue Date (as amended, restated, modified, supplemented, extended and/or replaced from time to time), among the Company, certain of its domestic subsidiaries as guarantors and the Collateral Agent.

“Security Documents” means, collectively,

(1)                                  the Security Agreement;

(2)                                  the Holdings Pledge Agreement;

(3)                                  the Trademark Security Agreement;

(4)                                  the Patent Security Agreement; and

(5)                                  all other security agreements, mortgages, deeds of trust, deeds to secure debt, pledges, collateral assignments and other agreements or instruments evidencing or creating any security interest or Lien in favor of the Collateral Agent in any or all of the Collateral.

“Securityholder” means Holder.

“Senior Credit Facilities” means (i) the First Lien Revolving Credit Agreement and (ii) the First Lien Term Loan Agreement, in each case together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Senior Notes” means the 13.5% Senior PIK Notes due 2014 issued by the Company pursuant to the Senior Notes Indenture and including any other Indebtedness issued by the Company pursuant to the Senior Notes Indenture.

“Senior Notes Indenture” means the indenture, dated as of the Issue Date, among the Company, as issuer, the Guarantors named therein and HSBC Bank USA, National Association, as trustee, as the same may be amended and supplemented from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring all or a portion of the Indebtedness under the Senior Notes Indenture.

“Senior Secured Indebtedness” means Indebtedness secured by first or second-priority Liens on any Collateral, including Indebtedness under the Notes and this Indenture.

“Series A Global Security” has the meaning provided in Section 2.2.

“Series A Majority Holder Nomination Election” has the meaning provided in Section 4.22(a).

“Series A Majority Holder Nomination Notice” has the meaning provided in Section 4.22(a).

“Series A Notes” means $294,045,000 in aggregate principal amount of the Series A Senior Secured Second Lien Notes due 2012 of the Company issued on the Issue Date, which amount may be increased to reflect the payments of PIK Interest and any Additional Notes issued, authenticated and delivered under this Indenture after the Issue Date, substantially in the form set forth in Exhibit A.

“Series B Global Security” has the meaning provided in Section 2.2.

“Series B Notes” means $55,955,000 in aggregate principal amount of the Series B Senior Secured Second Lien Notes due 2012 of the Company issued on the Issue Date, and any Additional Notes issued, authenticated and delivered under this Indenture after the Issue Date, substantially in the form set forth in Exhibit B.

“Series C Global Security” has the meaning provided in Section 2.2.

“Series C Notes” means $0 in aggregate principal amount of the Series C Senior Secured Second Lien Notes due 2012 of the Company issued on the Issue Date, which amount may be increased to reflect the payments of PIK Interest and any Additional Notes issued, authenticated and delivered under this Indenture after the Issue Date representing (i) the payment of PIK Interest on the Series B Notes or (ii) the payment of PIK Interest on the Series C Notes, substantially in the form set forth in Exhibit C.

“Significant Subsidiary” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which, taken as a whole, are reasonably customary in an accounts receivable transaction (including, without limitation, all such representations, warranties, covenants and indemnities included in the documents evidencing any A/R Facility as in effect on the Issue Date).

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of the Issue Date, among Holdings and the stockholders of Holdings signatory thereto from time to time.

“Subordinated Obligation” means (x) with respect to the Company, any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred) which is expressly subordinate in right of payment to the Notes, pursuant to a written agreement and (y) with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter incurred) which is expressly subordinate in right of payment to the Guarantee of such Guarantor, pursuant to a written agreement; provided, that, for the avoidance of doubt, the Series C Notes shall be excluded from the definition of “Subordinated Obligation” for purposes of this Indenture.

“Subsidiary” with respect to any Person, means:

(1)                                  any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2)                                  any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Taking” means any taking of all or any portion of the Collateral by condemnation or other eminent domain proceedings, pursuant to any law, general or special, or by reason of the temporary requisition of the use or occupancy of all or any portion of the Collateral by any governmental authority, civil or military, or any sale pursuant to the exercise by any such governmental authority of any right which it may then have to purchase or designate a purchaser or to order a sale of all or any portion of the Collateral.

“TCW” means Trust Company of the West.

“TCW Advisory Services Agreement” means any agreement providing for Advisory Fees among any Affiliate of TCW, and Holdings or its Subsidiaries.

“TCW Advisors” means each Affiliate of TCW that is party to a TCW Advisory Services Agreement.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) as in effect on the date of this Indenture.

“Trademark Security Agreement” means the Trademark Security Agreement dated as of the Issue Date (as amended, restated, modified, supplemented, extended and/or replaced from time to time) between the Company and the Collateral Agent.

“Transaction Date” has the meaning provided in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Tribunal” means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency, authority or instrumentality of the United States or any state, province, commonwealth, nation, territory or possession, whether now or hereafter constituted and/or existing.

“Trust Monies” means all cash and Cash Equivalents received by the Trustee, net of reasonable out-of-pocket expenses and fees (including, without limitation, expenses of attorneys):

(1)           upon the release of Collateral, except pursuant to an Asset Sale; and

(2)           pursuant to the Security Documents.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“Trustee Indemnified Parties” has the meaning set forth in Section 7.7.

“Unrestricted Subsidiary” of any Person means:

(1)           any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)           any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1)           the Company certifies to the Trustee that such designation complies with Section 4.8; and

(2)           each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1)           immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.9; and

(2)           immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct non-callable obligations of, or non-callable obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“U.S. Legal Tender” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Subsidiary” means any Restricted Subsidiary of the Company all the outstanding voting interests or voting Capital Stock of which (other than directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned, directly or indirectly, by the Company.

Section 1.2.            Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision shall be deemed incorporated by reference in and made a part of this Indenture. The following TIA terms used in this Indenture have the following meanings:

(a)           “Commission” means the SEC;

(b)           “indenture securities” means the Notes, together with their related Guarantees;

(c)           “indenture security holder” means a Securityholder;

(d)           “indenture to be qualified” means this Indenture;

(e)           “indenture trustee” or “institutional trustee” means the Trustee; and

(f)            “obligor” on the indenture securities means the Company or any other obligor on the Notes and the Guarantees.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule and not otherwise defined herein have the meanings so assigned to them therein.

Section 1.3.            Rules of Construction.

Unless the context otherwise requires:

(a)           a term has the meaning assigned to it;

(b)           “or” is exclusive;

(c)           words in the singular include the plural, and words in the plural include the singular;

(d)           provisions apply to successive events and transactions;

(e)           “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other Subdivision; and

(f)            unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Company.

ARTICLE II

THE SECURITIES

Section 2.1.            Form and Dating.

The Series A Notes and the Trustee’s certificate of authentication with respect thereto shall be substantially in the form set forth in Exhibit A annexed hereto, which is hereby incorporated in and expressly made a part of this Indenture.  The Series B Notes and the Trustee’s certificate of authentication with respect thereto shall be substantially in the form set forth in Exhibit B annexed hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Series C Notes and the Trustee’s certificate of authentication with respect thereto shall be substantially in the form set forth in Exhibit C annexed hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rule, usage or agreement to which the Company is subject. Each Note shall be dated the date of its issuance and shall show the date of its authentication. The terms and provisions contained in the Notes and the Guarantees shall constitute, and are expressly made, a part of this Indenture.

Section 2.2.            Execution and Authentication.

Two Officers shall execute the Notes on behalf of the Company by either manual or facsimile signature. The Guarantors shall execute the Guarantees in the manner set forth in Article X.

If a Person whose signature is on a Note as an Officer no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid until the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. Each Note shall be dated the date of its authentication.

The Trustee shall initially authenticate (i) Series A Notes for original issue on the Issue Date in an aggregate principal amount of $294,045,000, (ii) Series B Notes for original issue on the Issue Date in an aggregate principal amount of $55,955,000 and (iii) a Series C Note for original issue on the Issue Date in the aggregate principal amount of $0, each upon a written order of the Company in the form of an Officer’s Certificate of the Company (“Authentication Order”). The Trustee shall authenticate and deliver any Additional Notes, or PIK Notes (or increases in the principal amount of any Series A Notes or Series C Notes) as a result of a payment of PIK Interest, for an aggregate principal amount specified in such Authentication Order for such Additional Notes or PIK Notes (or increases in the principal amount of any Series A Notes or Series C Notes) issued or increased hereunder (so long as permitted by the terms of this Indenture, including, without limitation, Section 4.9), for original issue upon an Authentication Order (other than as provided in Section 2.7). Any such written order relating to the issuance of Additional Notes shall confirm that such Officers have reviewed the Security Documents for the purpose of (1) confirming that any limitation on the incurrence of additional indebtedness provided in such Security Documents shall not be exceeded by the issuance of such Additional Notes and (2) determining whether or not the Security Documents secure the Additional Notes.  Each such written order shall specify the amount of the Notes to be authenticated and the date on which the Notes are to be authenticated. The aggregate principal amount of Notes outstanding at any time is unlimited.

On any Interest Payment Date on which the Company pays PIK Interest with respect to a Global Security, the Trustee shall increase the principal amount of such Global Security (or, in the case of the Series B Global Security, increase the amount of the Series C Global Security) by an amount equal to the interest payable, rounded up to the nearest $1.00, for the relevant Interest Period on the principal amount of such Global Security as of the relevant Record Date for such Interest Payment Date, to the credit of the Holders on such Record Date, pro rata in accordance with their interests, and an adjustment shall be made on the books and records of the Trustee (if it is then the Custodian for such Global Security) with respect to such Global Security, by the Trustee or the Custodian, to reflect such increase.  On any Interest Payment Date on which the Company pays PIK Interest by issuing definitive PIK Notes, the principal amount of any such PIK Notes issued to any Holder, for the relevant Interest Period as of the relevant Record Date for such Interest Payment Date, shall be rounded up to the nearest $1.00.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. Such authenticating agent shall have the same authenticating rights and duties as the Trustee in any dealings hereunder with the Company or with any Affiliate of the Company.

The Notes shall be issuable only in registered form without coupons and only in denominations of $1.00 and any integral multiple thereof. Upon the payment of PIK Interest on the Series A Notes, the aggregate principal amount of the Series A Notes may be increased by, or Series A Notes may be issued in, an aggregate principal amount equal to the amount of PIK Interest paid by the Company for the applicable period, rounded up to the nearest $1.00.  Upon the payment of PIK Interest on the Series B Notes or the Series C Notes, the aggregate principal amount of the Series C Notes may be increased by, or Series C Notes may be issued in, an aggregate principal amount equal to the amount of PIK Interest paid by the Company for the applicable period, rounded up to the nearest $1.00.

Series A Notes shall be issued initially in the form of one or more permanent global notes in registered form, substantially in the form set forth in Exhibit A, deposited with the Trustee, as custodian for the Depository, and shall bear the legend set forth on Exhibit D (each a “Series A Global Security”).  Series B Notes shall be issued initially in the form of one or more permanent global notes in registered form substantially in the form set forth in Exhibit B, deposited with the Trustee, as custodian for the Depository, and shall bear the legend set forth on Exhibit D (each a “Series B Global Security”).  Series C Notes shall be issued initially in the form of one or more permanent global notes in registered form substantially in the form set forth in Exhibit C, deposited with the Trustee, as custodian for the Depository, and shall bear the legend set forth on Exhibit D (each a “Series C Global Security”, and each Series A Global Security, Series B Global Security, and Series C Global Security, a “Global Security”). The aggregate principal amount of any Global Security may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depository, as hereinafter provided.

Each PIK Note and Additional Note is an additional obligation of the Company and the Guarantors and shall be governed by, and entitled to the benefits of, this Indenture and shall be subject to the terms of this Indenture (including the Guarantees), shall rank pari passu with and be subject to the same terms (including the rate of interest from time to time payable thereon) as all other Notes (except, as the case may be, with respect to the issuance date and aggregate principal amount and except with respect to the Series C Notes which shall be subordinated in right of payment to the Series A Notes and the Series B Notes pursuant to Article XIII hereof), and shall have the benefit of the Liens securing the Notes.

Section 2.3.            Registrar and Paying Agent.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”), an office or agency where Notes may be presented for payment (the “Paying Agent”) and an office or agency where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent. The Company may act as its own Paying Agent, except that for the purposes of payments on account of principal on the Notes pursuant to Sections 4.12 and 4.14, neither the Company nor any Affiliate of the Company may act as Paying Agent.

The Company shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which shall incorporate the provisions of the TIA. The agreement shall implement the provisions of this Indenture that relate to such Agent. The Company shall notify the Trustee of the name and address of any such Agent. If the Company fails to maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such and shall be entitled to appropriate compensation in accordance with Section 7.7.

The Company initially appoints the Trustee as Registrar and Paying Agent and agent for service of notices and demands in connection with the Notes.

Section 2.4.         Paying Agent To Hold Money in Trust.

Each Paying Agent shall hold in trust for the benefit of the Securityholders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes, and shall notify the Trustee of any default by the Company in making any such payment. Money held in trust by the Paying Agent need not be segregated except as required by law and in no event shall the Paying Agent be liable for any interest on any money received by it hereunder. The Company at any time may require the Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed and the Trustee may at any time during the continuance of any Event of Default specified in Section 6.1(a) or (b) upon written request to the Paying Agent, require such Paying Agent to pay forthwith all money so held by it to the Trustee and to account for any funds disbursed. Upon making such payment, the Paying Agent shall have no further liability for the money delivered to the Trustee.

Section 2.5.         Securityholder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of the Securityholders and otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish or cause the Registrar to furnish to the Trustee before each Interest Payment Date, and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Securityholders.

Section 2.6.         Transfer and Exchange.

Subject to the provisions of Sections 2.14 and 2.15, when Notes are presented to the Registrar or a co-Registrar with a request from the Holder of such Notes to register the transfer or to exchange them for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested; provided that every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorneys duly authorized in writing. To permit registrations of transfers and exchanges, the Company shall issue and execute and the Trustee shall authenticate new Notes (together with related Guarantees executed by the Guarantors) evidencing such transfer or exchange. No service charge shall be made to the Securityholder for any registration of transfer or exchange. The Company may require from the Securityholder payment of a sum sufficient to cover any transfer taxes or other governmental charge that may be imposed in relation to a transfer or exchange, but this provision shall not apply to any exchange pursuant to Section 2.10, 4.12, 4.14 or 9.5 (in which events the Company will be responsible for the payment of such taxes). The Registrar or co-Registrar shall not be required to register the transfer of or exchange of any Note (i) during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of Notes and ending at the close of business on the day of such mailing and (ii) selected for redemption in whole or in part pursuant to Article III, except the unredeemed portion of any Note being redeemed in part.

Section 2.7.         Replacement Notes.

If a mutilated Note is surrendered to the Registrar or the Trustee or if the Holder of a Note of any series claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Note (together with related Guarantees executed by the Guarantors) if the Holder of such Note furnishes to the Company and to the Trustee evidence reasonably acceptable to them of the ownership and the destruction, loss or theft of such Note. If required by the Trustee or the Company, an indemnity bond shall be posted, sufficient in the judgment of the Company or the Trustee, as the case may be, to protect the Company, the Trustee or any Agent from any loss that any of them may suffer if such Note is replaced. The Company may charge such Holder for the Company’s expenses in replacing such Note and the Trustee may charge the Company for the Trustee’s expenses in replacing such Note. Every replacement Note shall constitute an additional obligation of the Company and shall be entitled to the benefits of this Indenture.

Section 2.8.         Outstanding Notes.

The Notes outstanding at any time are all Notes that have been authenticated by the Trustee except for (a) those canceled by it, (b) those delivered to it for cancellation or (c) those described in this Section 2.8 as not outstanding.  A Note does not cease to be outstanding because the Company or one of its Affiliates holds the Note.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser in whose hands such Note is a legal, valid and binding obligation of the Company.

If the Paying Agent holds, in its capacity as such, on any Maturity Date or on any optional redemption date money sufficient to pay all accrued interest and principal with respect to such Notes payable on that date and is not prohibited from paying such money to the Holders thereof pursuant to the terms of this Indenture, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

Section 2.9.         Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any declaration of acceleration or notice of default or direction, waiver or consent or any amendment, modification or other change to this Indenture, Notes owned by the Company or any Subsidiary or an Affiliate of the Company shall be deemed not to be outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to this Indenture, only Notes that the Trustee knows are so owned shall be so disregarded. The Company shall notify the Trustee, in writing, when it or any of its Affiliates repurchases or otherwise acquires Notes, of the aggregate principal amount of such Notes so repurchased or otherwise acquired.

Section 2.10.       Temporary Notes.

Until definitive Notes are prepared and ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes (together with related Guarantees executed by the Guarantors). Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company reasonably considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes (together with related Guarantees executed by the Guarantors) in exchange for temporary Notes. Until such exchange, such temporary Notes shall be entitled to the same rights, benefits and privileges as the definitive Notes.

Section 2.11.       Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall (subject to the record-retention requirements of the Exchange Act) dispose of canceled Notes unless the Company directs the Trustee to return such Notes to the Company. The Company may not reissue or resell, or issue new Notes to replace, Notes that the Company has redeemed or paid, or that have been delivered to the Trustee for cancellation.

Section 2.12.       Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest, plus, to the extent permitted by law, any interest payable on the defaulted interest, to the Persons who are Securityholders on a subsequent special record date. Such record date shall be the fifteenth day next preceding the date fixed by the Company for the payment of defaulted interest, whether or not such day is a Business Day. At least 15 days before the subsequent special record date, the Company shall mail (or cause to be mailed) to each Securityholder a notice that states the record date, the payment date and the amount of defaulted interest to be paid. Notwithstanding the foregoing, any interest which is paid prior to the expiration of the 30-day period set forth in Section 6.1(a) or (b) shall be paid to Holders of Notes as of the regular record date for the Interest Payment Date for which interest has not been paid. Notwithstanding the foregoing, the Company may make payment of any defaulted interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange.

Section 2.13.       CUSIP Number.

The Company in issuing the Notes may use “CUSIP” numbers, and if so, such CUSIP numbers shall be included in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. The Company will promptly notify the Trustee of any change in the CUSIP number of any Note.

Section 2.14.       Book-Entry Provisions for Global Securities.

(a)         The Global Securities initially shall (i) be registered in the name of the Depository or the nominee of such Depository, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear legends as set forth in Exhibit D.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Security held on their behalf by the Depository, or the Trustee as its custodian, or under the Global Security, and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of the Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b)         Transfers of Global Securities shall be limited to transfers in whole, but not in part, to the Depository, its successors or their respective nominees. Physical Securities shall be transferred to all beneficial owners in exchange for their beneficial interests in Global Securities, in accordance with the rules and procedures of the Depository, only if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for any Global Security and a successor depositary is not appointed by the Company within 90 days of such notice or (ii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depository to issue Physical Securities.

(c)         In connection with the transfer of Global Securities as an entirety to beneficial owners pursuant to paragraph (b), the Global Securities shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver to each beneficial owner identified by the Depository in exchange for its beneficial interest in the Global Securities, an equal aggregate principal amount of Physical Securities (together with related Guarantees executed by the Guarantors) of authorized denominations.

(d)         Any Physical Security constituting a Restricted Security delivered in exchange for an interest in a Global Security pursuant to paragraph (b) shall, except as otherwise provided by Section 2.15, bear a Restricted Securities Legend.

(e)         The Holder of any Global Security may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

Section 2.15.       Special Transfer Provisions.

(a)         Restricted Securities Legend. Each Restricted Security that is a Physical Security shall bear a legend in substantially the following form:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SUCH ACT AND

APPLICABLE STATE SECURITIES LAWS OR UNLESS VERTIS, INC. RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

Upon the transfer, exchange or replacement of Notes not bearing the Restricted Securities Legend, the Registrar shall deliver Notes that do not bear the Restricted Securities Legend.  Upon the transfer, exchange or replacement of Notes bearing the Restricted Securities Legend, the Registrar shall deliver only Notes that bear the Restricted Securities Legend unless (i) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Company and the Trustee to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act or (ii) such Note has been sold pursuant to an effective registration statement under the Securities Act.

(b)         General. By its acceptance of any Note bearing the Restricted Securities Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Restricted Securities Legend and agrees that it will transfer such Note only as provided in this Indenture.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.14 or this Section 2.15. The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

ARTICLE III

REDEMPTION

Section 3.1.         Notices to Trustee.

If the Company elects to redeem Notes pursuant to Section 5 of the Notes, it shall notify the Trustee and the Paying Agent in writing of the Redemption Date and the principal amount of Notes to be redeemed.

The Company shall give each notice provided for in this Section 3.1 at least 30 but not more than 60 days before the Redemption Date (unless a shorter notice shall be satisfactory to the Trustee), together with an Officer’s Certificate stating that such redemption will comply with the conditions contained herein and in the Notes.

Section 3.2.         Selection of Notes To Be Redeemed.

If less than all of the Notes are to be redeemed, the Trustee shall select Notes to be so redeemed in compliance with applicable legal requirements, the requirements of the Depository and the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a national securities exchange, by lot, pro rata or in such other fair and appropriate manner chosen at the discretion of the Trustee. The Trustee shall make the selection from the Notes outstanding and not previously called for redemption. Notes in denominations of $1,000 or less may only be redeemed in whole. The Trustee may select for redemption portions (equal to

$1,000 or any integral multiple thereof) of the principal of Notes that have denominations larger than $1,000. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount of each certificate selected for redemption.

Section 3.3.         Notice of Redemption.

At least 30 days but not more than 60 days before a Redemption Date, the Company shall mail or cause the mailing of a notice of redemption by first-class mail, postage prepaid, to each Holder of Notes to be redeemed at such Holder’s address as it appears on the Notes register maintained by the Registrar with a copy to the Trustee and any Paying Agent. The notice shall identify the Notes to be redeemed and shall state:

(a)         the Redemption Date;

(b)         the redemption price to be paid;

(c)         the name and address of the Paying Agent;

(d)         that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price and accrued interest, if any;

(e)         that, unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date and the only remaining right of the Holders of such Notes is to receive payment of the redemption price upon surrender to the Paying Agent of the Notes to be redeemed;

(f)          if any Note is to be redeemed in part, the portion of the principal amount of such Note to be redeemed and that, on or after the Redemption Date, upon surrender of such Note, a new Note or Notes in aggregate principal amount equal to the unredeemed portion thereof will be issued without charge to the Securityholder;

(g)         if less than all of the Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed; and

(h)         the CUSIP number, if any.

At the Company’s request, made to the Trustee at least 35 days prior to the Redemption Date, the Trustee shall give the notice of redemption, in the Company’s name and at the Company’s expense, in accordance with this Section 3.3.

Section 3.4.         Effect of Notice of Redemption.

Once notice of redemption is mailed, Notes called for redemption become due and payable on the Redemption Date and at the redemption price. Upon surrender to the Paying

Agent, such Notes shall be paid at the redemption price plus accrued interest to the Redemption Date, but interest installments whose Interest Payment Date is on or prior to such Redemption Date will be payable on the relevant Interest Payment Dates to the Holders of record at the close of business on the relevant record dates referred to in the Notes.

Section 3.5.         Deposit of Redemption Price.

Prior to 10:00 a.m. New York City time on the Redemption Date, the Company shall deposit with the Paying Agent in immediately available funds U.S. Legal Tender sufficient to pay the redemption price of and accrued interest on all Notes or portions thereof to be redeemed on that date.

If any Note surrendered for redemption in the manner provided in the Notes shall not be so paid on the Redemption Date due to the failure of the Company to deposit sufficient funds with the Paying Agent, interest will continue to accrue from and including the Redemption Date until such payment is made on the unpaid principal and, to the extent lawful, on any interest not paid on such unpaid principal, in each case at the date and in the manner provided in the Notes.

Section 3.6.         Notes Redeemed in Part.

Upon surrender to the Paying Agent of a Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder a new Note (together with related Guarantees executed by the Guarantors) equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.7.         Optional Redemption.

The Notes may be redeemed, at the Company’s option, in whole or in part, at any time and from time to time at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below if redeemed during the twelve-month period commencing on [October  ] of the year set forth below:

Year	Percentage
2008	103.000%
2009	101.500%
2010	100.750%
2011 and thereafter	100.000%

In addition, the Company must pay accrued and unpaid interest thereon to the applicable Redemption Date.

A redemption pursuant to this Section 3.7 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof.

Notwithstanding the foregoing, the Series C Notes may not be optionally redeemed if any Series A or Series B Notes remain outstanding.

ARTICLE IV

COVENANTS

Section 4.1.         Payment of Notes.

(a)         The Company shall pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture. An installment of principal, or cash interest, shall be considered paid on the date due if the Trustee or Paying Agent (other than the Company or any Subsidiary of the Company or any Affiliate of any thereof) holds on such date by 10:00 a.m. immediately available funds designated for and sufficient to pay such installment.  An installment of PIK Interest shall be considered paid on the due date.

(b)         (i) Subject to paragraph (c) below in the case of the Series A Notes, the Company shall pay interest on the Notes at the rate of 18.5% per annum payable semi-annually in arrears.  In addition, notwithstanding paragraph (c) below, upon demand from time to time, the Company shall pay interest (including Accrued Bankruptcy Interest) on overdue principal and on overdue installments of interest, in each case in cash at the rate of 18.5% per annum, to the extent lawful. (ii) On and after the Maturity Date, all interest shall be paid in cash.  On the Maturity Date, the Company shall pay in full in cash all principal of the Notes and all accrued and unpaid interest on the Notes.

(c)  Interest shall be paid on the Series A Notes as follows:

(i)            Prior to the Fifth Interest Payment Date, interest due on an Interest Payment Date shall be paid on the Series A Notes by payment of PIK Interest at the rate of 18.5% per annum.

(ii)           Commencing on the Fifth Interest Payment Date and with respect to each subsequent Interest Payment Date, the Company may elect in its sole and absolute discretion either (A) to pay the interest due on the Series A Notes on such Interest Payment Date by payment of PIK Interest at the rate of 18.5% per annum or (B) in lieu of the interest payable under clause (A) and in full satisfaction thereof, to pay the interest due on such Interest Payment Date by payment of a combination of cash interest at the rate of 13.25% per annum and PIK Interest at the rate of 4.25% per annum.

(iii)          Interest paid in connection with a redemption of Series A Notes pursuant to Article III or the consummation of a Net Proceeds Offer or Change of Control Offer shall be paid in cash at the rate of 18.5% per annum, or, if on the most recent Interest Payment Date the Company paid interest under clause (c)(ii)(B) above, in cash at the rate of 17.5% per annum.

(d)           Prior to the Maturity Date, interest shall be paid on the Series B Notes and the Series C Notes by payment of PIK Interest, except that interest paid in connection with a redemption of Series B Notes or Series C Notes pursuant to Article III or the consummation of a Net Proceeds Offer or Change of Control Offer shall be paid in cash at the rate of 18.5% per annum.

(e)           (i) PIK Interest on the Series A Notes shall be paid by increasing the Series A Global Security or through the issuance of Series A Notes and (ii) PIK Interest on the Series B Notes and the Series C Notes shall be paid by increasing the Series C Global Security or through the issuance of Series C Notes, in each case in accordance with Section 2.2.

(f)          Not less than five Business Days prior to each Interest Payment Date, the Company shall deliver a notice to the Trustee specifying the aggregate amount of PIK Interest to be paid through increases in the Series A Global Security, through increases in the Series C Global Security and through the issuance of PIK Notes.  On the relevant Interest Payment Date the Trustee shall record increases in the Series A Global Security or Series C Global Security and authenticate PIK Notes, as appropriate, in the aggregate principal amounts required to pay the PIK Interest then due.

(g)           The Company shall deliver an Authentication Order to the Trustee in accordance with Section 2.2 hereof upon payment of PIK Interest through the issuance of PIK Notes.

Section 4.2.         Maintenance of Office or Agency.

The Company shall maintain an office or agency, where Notes may be surrendered for registration of transfer or exchange or for presentation for payment and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 11.2.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby initially designates the Corporate Trust Office of the Trustee set forth in Section 11.2 as an agency of the Company in accordance with Section 2.3.

Section 4.3.         Corporate Existence.

Subject to Article V hereof, the Company shall do or cause to be done, at its own cost and expense, all things necessary to, and will cause each of its Restricted Subsidiaries to, preserve and keep in full force and effect the corporate existence and rights (charter and statutory), licenses and/or franchises of the Company and each of its Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate existence of any of its Restricted Subsidiaries, if in the judgment of the Board of Directors or management of the Company (i) such preservation or existence is not desirable in the conduct of business of the Company or such Restricted Subsidiary and (ii) the loss of such right, license or franchise or the dissolution of such Restricted Subsidiary is not adverse in any material respect to the Holders.

Section 4.4.         Payment of Taxes and Other Claims.

The Company shall and shall cause each of its Subsidiaries to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon its or its Subsidiaries’ income, profits or property and (b) all material lawful claims for labor, materials and supplies which, if unpaid, would be reasonably likely to by law become a Lien upon its property or the property of any of its Subsidiaries; provided that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate negotiations or proceedings and for which disputed amounts adequate reserves (in the good faith judgment of the Board of Directors or management of the Company) have been made in accordance with GAAP.

Section 4.5.         Maintenance of Properties; Books and Records; Compliance with Law.

(a)         The Company shall and shall cause each of its Restricted Subsidiaries to at all times cause all properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment, and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto; provided that nothing in this Section 4.5 shall prevent the Company or any Restricted Subsidiary from discontinuing the operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is either (i) in the ordinary course of business, (ii) in the reasonable and good faith judgment of the Board of Directors or management of the Company or the Restricted Subsidiary concerned, as the case may be, desirable in the conduct of the business of the Company or such Restricted Subsidiary, as the case may be, or (iii) otherwise permitted by this Indenture.

Section 4.6.         Compliance Certificates; Notice of Default.

(a)         The Company shall deliver to the Trustee, within 120 days after the end of its fiscal year, an Officer’s Certificate signed by the principal executive officer, the principal financial officer or the principal accounting officer complying with TIA § 314(a)(4) stating (i) that a review of the activities of the Company and the activities of its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company and the Guarantors have kept, observed, performed and fulfilled each of their respective obligations under this Indenture, the Notes and the Guarantees and (ii) that, to the best knowledge of such Officer after due inquiry, each of the Company and the Guarantors has kept, observed, performed and fulfilled, in each case in all material respects, each and every covenant and other obligation contained in this Indenture, the Notes and the Guarantees and is not in default in the performance or observance of any of the terms, provisions and conditions hereof and has not failed to comply with any other obligation hereunder (or, if a Default, Event of Default or failure to comply with any other obligation hereunder shall have occurred, describing with particularity all such Defaults, Events of Default or failures to comply with any other obligation hereunder of which such Officer may have knowledge, including, but not limited to, their status and what action the Company is taking or proposes to take with respect thereto).

(b)           The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon becoming aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.7.         Reports.

(a)           The Company shall post on a confidential website (access to which shall require signature on a non-negotiable customary confidentiality agreement established on such website as a condition to access thereof (the “CA”) a form of which shall be provided by the Company to the Trustee and to each Holder or beneficial owner of the Notes upon request) the following information:

(1)           within 100 days after the end of the fiscal year of the Company, (A) audited year-end consolidated financial statements of the Company and its Subsidiaries (including balance sheets, statements of operations and statements of cash flows which would be required from a SEC registrant in an Annual Report on Form 10-K, including pursuant to Rule 3-10 of Regulation S-K promulgated by the SEC) prepared in accordance with GAAP; and (B) the information described in Item 303 of Regulation S-K under the Securities Act (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) with respect to such period, to the extent such information would otherwise be required to be filed in an Annual Report on Form 10-K;

(2)           within 50 days after the end of the first three fiscal quarters of each fiscal year, (A) unaudited quarterly consolidated financial statements of the Company and its Subsidiaries (including balance sheets, statements of operations and statements of cash flows which would be required from a SEC registrant in a Quarterly Report on Form 10-Q, including pursuant to Rule 3-10 of Regulation S-K promulgated by the SEC) prepared in accordance with GAAP, subject to normal year-end adjustments; and (B) the information described in Item 303 of Regulation S-K under the Securities Act with respect to such period to the extent such information would otherwise be required to be filed in a Quarterly Report on Form 10-Q; and

(3)           within 5 Business Days of the occurrence of any of the following events, notice of such event and information pertaining to such event that would be required to be filed on a Current Report on Form 8-K in accordance with the Exchange Act by the Company if the Company were required to file such report with the SEC:

(i)            any change in the executive officers or directors of the Company;

(ii)           any incurrence of any material long-term Indebtedness of the Company;

(iii)          any acceleration of any Indebtedness of the Company or any of its Restricted Subsidiaries;

(iv)          any issuance by the Company of its Capital Stock generating net cash proceeds greater than $10 million; provided that any issuance of Capital Stock in the ordinary course of business to directors, officers, employees, consultants or advisors of the Company or any of its Subsidiaries in connection with their service as directors, their employment or their retention as consultants or advisors pursuant to the Company’s or such Subsidiaries’ employee benefit, option or other equity incentive plans, as applicable, shall not require notice pursuant to this clause (iv);

(v)           any entry into an agreement by the Company or any of its Subsidiaries relating to a transaction that has, or would reasonably be expected to result in, a Change of Control;

(vi)          any resignation or termination of the Company’s independent accountants or any new engagement of the Company’s independent accountants;

(vii)         any determination by the Company or the receipt of advice or notice by the Company from its independent accountants relating to non-reliance on previously issued financial statements, a related audit opinion or a completed interim review; and

(viii)        the completion by the Company and any of the Company’s Restricted Subsidiaries of the acquisition or disposition of a significant amount of assets,

in each case, solely to the extent such information would be required to be filed on a Current Report on Form 8-K in accordance with the Exchange Act by the Company if the Company were required to file such report with the SEC; provided that there shall be no obligation to provide financial statements or pro forma financial statements with respect to a business acquired or disposed of.

(b)           The Company will provide any prospective purchaser of the Notes or beneficial interests in Notes identified by an existing Holder or beneficial owner of Notes with access to the confidential website if such prospective purchaser agrees to be bound by the CA.

(c)           Upon written request of any Holder or beneficial owner of Notes (which request may be by electronic mail pursuant to Section 11.2), the Company shall, subject to execution of a CA, provide a copy of the Budget to such Holder or beneficial owner; provided, however, that the Company will not be obligated to comply with any such request if it reasonably determines, in good faith, that such Person is a competitor of the Company; provided, further, that the

Company shall not have an obligation to update any Budget previously provided to any such Person.  For purposes of this Agreement, the “Budget” means a summary budget of the Company and its Subsidiaries prepared as soon as practicable before the beginning of each fiscal year of the Company, but in any event no later than the last day of the preceding fiscal year of the Company, consisting of annual sales, statements of Consolidated EBITDA and consolidated statements of cash flows, all prepared on a consistent basis with the historical financial statements of the Company and its Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.  For avoidance of doubt, the Budget shall not be required to be posted on any website maintained by the Company.

(d)           The Company may in its sole discretion elect to file with the SEC Forms 10-Q, 10-K and 8-K, as applicable.  In such event, the timely and compliant filing with the SEC of all information and reports on Forms 10-Q, 10-K and 8-K, as applicable, shall be deemed to satisfy all of the requirements described in paragraph (a) above.

Section 4.8.            Limitation on Restricted Payments.

(a)           The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)       declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock or options, warrants and other rights to purchase the same) on or in respect of shares of Capital Stock of the Company to holders of such Capital Stock;

(2)       purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

(3)       make any principal payment on, purchase, defease, redeem, prepay or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligation; or

(4)       make any Investment (other than Permitted Investments) in any other Person (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”)

if at the time of such Restricted Payment or immediately after giving effect thereto:

(i)        a Default or an Event of Default shall have occurred and be continuing; or

(ii)       the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.9; or

(iii)      the aggregate amount of Restricted Payments made subsequent to the Issue Date (the amount expended for such purposes, if other than cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of (the “Restricted Payment Basket”):

(w)         50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to the fiscal quarter during which the Issue Date occurs and on or prior to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(x)          100% of the aggregate Net Equity Proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (including Capital Stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness but excluding aggregate Net Equity Proceeds from the sale of Capital Stock to the extent used to repurchase or acquire shares of Capital Stock of the Company or a Subordinated Obligation of the Company or a Guarantor pursuant to clause (2) of the next succeeding paragraph (b) below); plus

(y)          without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate Net Equity Proceeds of any equity contribution received by the Company from a holder of the Company’s Capital Stock subsequent to the Issue Date; plus

(z)          to the extent that any Investment (other than a Permitted Investment) that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the net cash proceeds received with respect to such sale, liquidation or repayment of such Investment, but only to the extent not included in the calculation of Consolidated Net Income.

(b)            Notwithstanding the foregoing, the provisions set forth in paragraph (a) do not prohibit:

(1)         the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2)         the acquisition of any shares of Capital Stock of the Company or the repurchase, redemption or other repayment of any Subordinated Obligation of the Company or any Guarantor in exchange for or solely out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(3)         the repurchase, redemption or other repayment of any Subordinated Obligation of the Company or any Guarantor in exchange for or solely out of the proceeds of the substantially concurrent issuance (other than to a Subsidiary of the Company) of a Subordinated Obligation of the Company or such Guarantor with no payments of principal required until at least six months following the maturity date of the Notes;

(4)         the making of distributions, loans or advances in an amount not to exceed (x) $5.0 million to pay the ordinary operating costs of Holdings (including, without limitation, directors fees, indemnification obligations, professional fees and expenses) related to Holdings’ ownership of Capital Stock of the Company in any fiscal year plus (y) any other amounts of corporate overhead expenses payable by Holdings which were deducted in calculating the Consolidated Net Income of the Company in accordance with GAAP;

(5)         the payment by the Company of cash dividends to Holdings in the amounts and at the times of any payment by Holdings in respect of taxes, provided that (x) the amount of cash dividends paid pursuant to this clause (5) to enable Holdings to pay federal and state income taxes at any time shall not exceed the lesser of (A) the amount of such federal and state income taxes owing by Holdings at such time for the respective period and (B) the amount of such federal and state income taxes that would be owing by the Company and its Subsidiaries on a consolidated basis for such period if determined without regard to Holdings’ ownership of the Company and (y) any refunds shall promptly be returned by Holdings to the Company;

(6)         payments for the purpose of and in an amount equal to the amount required to permit Holdings to redeem or repurchase Holdings’ common equity or options in respect thereof, in each case in connection with the repurchase, put or call provisions under employee stock option, management subscription, retained share or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause (6) shall not exceed $15.0 million per annum; provided that amounts not used pursuant to this clause (6) in prior years shall not be carried forward for use in future years;

(7)         so long as no Default or Event of Default shall have occurred and be continuing, payments not to exceed $500,000 in the aggregate to enable Holdings to make payments to holders of its Capital Stock in lieu of issuance of fractional shares of its Capital Stock;

(8)         payments allowed pursuant to clauses (5), (8), (9), (10) and (11) of Section 4.13(b);

(9)         repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; and

(10)       additional Restricted Payments in an aggregate amount not to exceed $20.0 million.

In determining the aggregate amount of the Restricted Payment Basket in accordance with clause (iii) of paragraph (a) above, amounts expended pursuant to clauses (1), (6) and (10) of paragraph (b) above shall be included in such calculation.

(c)           Notwithstanding anything to the contrary herein, including paragraph (b), the Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)           pay any cash interest on the Senior Notes prior to the payment in full in cash of the Obligations under this Indenture, including all Obligations accruing subsequent to the occurrence of any events specified in Section 6.1(f) or (g) or which would have accrued but for such event, but excluding any contingent obligations for which no claim has been asserted, except that cash interest may be paid on the Senior Notes (1) on or after the Maturity Date (as such term is defined in the Senior Notes Indenture) of the Senior Notes and (2) in connection with the consummation of a Net Proceeds Offer or Change of Control Offer (as such terms are defined in the Senior Notes Indenture); or

(2)           make any cash payment with respect to the Series C Notes prior to the payment in full in cash of the Obligations under the Series A Notes and the Series B Notes, including all Obligations accruing subsequent to the occurrence of any events specified in Section 6.1(f) or (g) or which would have accrued but for such event, but excluding any contingent obligations for which no claim has been asserted, except that cash interest may be paid on the Series C Notes in connection with a redemption of Notes pursuant to Article III or the consummation of a Net Proceeds Offer or Change of Control Offer, and except that payments may be made in respect of Series C Notes pursuant to Section 4.12 (subject to paragraph (g) thereof) and Section 4.14.

Section 4.9.            Limitation on Incurrence of Additional Indebtedness.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness, the Company or any Guarantor may incur (x) Indebtedness (other than Senior Secured Indebtedness) if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company would have been greater than 2.0 to 1.0 and (y) Senior Secured Indebtedness, if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Senior Secured Leverage Ratio of the Company would have been less than or equal to 2.0 to 1.0.

No Indebtedness incurred pursuant to the Consolidated Fixed Charge Coverage Ratio or Consolidated Senior Secured Leverage Ratio test of the preceding sentence (including, without limitation, Indebtedness under the Senior Credit Facilities) shall reduce the amount of Indebtedness which may be incurred pursuant to any clause of the definition of “Permitted Indebtedness” (including, without limitation, Indebtedness under the Senior Credit Facilities pursuant to clause (2) of the definition of “Permitted Indebtedness”).

(b)           The Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (other than Permitted Indebtedness of the types described in clause (1) and (2) of such definition (and clause (9) of such definition to the extent incurred in the refinancing of Indebtedness under clause (1) of such definition), as to which types of Permitted Indebtedness this paragraph (b) shall not apply) that by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be.

(c)           For purposes of determining compliance with this covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the definition of “Permitted Indebtedness”, the Company, in its sole discretion, will classify such item of Indebtedness at the time of incurrence and will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the definition of “Permitted Indebtedness” and (2) the Company will be entitled from time to time to reclassify any Indebtedness incurred pursuant to any clause in the definition of “Permitted Indebtedness”.

Section 4.10.          Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)           pay dividends or make any other distributions on or in respect of its Capital Stock;

(2)           make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3)           transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of:

(a)           applicable law;

(b)           this Indenture or the Senior Notes Indenture or encumbrances or restrictions substantially similar to the encumbrances and restrictions contained in this Indenture or the Senior Notes Indenture, taken as a whole;

(c)           non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(d)           any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to the Company or any Restricted Subsidiary of the Company, or the properties or assets of any such Person, other than the Person or the properties or assets of the Person so acquired; provided, however, that such Acquired Indebtedness was not incurred in connection with, or in anticipation or contemplation, of an acquisition by the Company or the Restricted Subsidiary;

(e)           agreements existing on the Issue Date;

(f)            the Senior Credit Facilities or any A/R Facility;

(g)           restrictions on the transfer of assets subject to any Lien permitted under this Indenture imposed by the holder of such Lien;

(h)           restrictions imposed by any agreement to sell assets permitted under this Indenture to any Person pending the closing of such sale;

(i)            Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivables Entity;

(j)            agreements governing Indebtedness permitted to be Incurred pursuant to Section 4.9, provided that the provisions relating to such encumbrances or restrictions contained in such Indebtedness are not materially less favorable to the Company as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions contained in the Senior Credit Facilities as in effect on the Issue Date; or

(k)           an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or Incurred pursuant to an agreement referred to in clause (b), (d), (e) or (f) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to the Company or the Holders in any material respect as determined by the Board of Directors of the Company than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d), (e) or (f).

Section 4.11.          Limitation on Liens.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any of their respective property or assets, or any proceeds, income or profit therefrom which secure any Indebtedness of the Company or a Guarantor, unless:

(1)           in the case of Liens securing Subordinated Obligations of the Company, the Notes are secured by a Lien on such property, assets, proceeds, income or profit that is senior in priority to such Liens;

(2)           in the case of Liens securing Subordinated Obligations of a Guarantor, such Guarantor’s Guarantee is secured by a Lien on such property, assets, proceeds, income or profit that is senior in priority to such Liens; and

(3)           in all other cases, the Notes are or such Guarantor’s Guarantee is, as the case may be, equally and ratably secured by a Lien on such property, assets, proceeds, income or profit; provided that after giving effect to the incurrence of such Indebtedness secured by such Lien, the Consolidated Senior Secured Leverage Ratio of the Company would have been less than or equal to 2.0 to 1.0.

Section 4.12.          Limitation on Asset Sales.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)           the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors);

(2)           at least 75% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be cash or Cash Equivalents and is received at the time of such disposition; provided that the amount of (x) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes and other than liabilities consisting of Disqualified Capital Stock) (i) that are assumed by the transferee of any such assets and from which the Company and its Restricted Subsidiaries are unconditionally released or (ii) in respect of which neither the Company nor any Restricted Subsidiary following such sale has any obligation and (y) any notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are promptly, but in no event more than 60 days after receipt, converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), shall be deemed to be cash for purposes of this provision; and

(3)           upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

(a)           to repay any Obligations under (y) the Senior Credit Facilities and/or interest rate protection, currency and other hedging agreements permitted under the Senior Credit Facilities or (z) any other secured Indebtedness (other than (1) Subordinated Obligations, (2) Equal Lien Indebtedness and (3) Indebtedness secured by Liens junior in priority to Equal Lien Indebtedness) and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

(b)           to reinvest in Productive Assets (and to the extent such reinvestment constitutes an Investment, such reinvestment complies with Section 4.8); or

(c)           a combination of repayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(c) of the immediately preceding sentence (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the immediately preceding sentence (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase for cash (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders and holders of Equal Lien Indebtedness on a pro rata basis, that amount of Notes and Equal Lien Indebtedness (if such Equal Lien Indebtedness provides for such a repurchase offer equal to the Net Proceeds Offer Amount at a price in cash equal to 100% of the principal amount of the Notes and Equal Lien Indebtedness to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest, dividends or other earnings received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder as of the date of such conversion or disposition and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

(b)           Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $30.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates at least $30.0 million, at which time the Company or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $30.0 million or more shall be deemed to be a Net Proceeds Offer Trigger Date).

(c)           Notwithstanding paragraphs (a) and (b) of this Section 4.12, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

(1)           at least 75% of the consideration for such Asset Sale constitutes Productive Assets (and to the extent any of such Productive Assets constitutes an Investment, such Investment complies with Section 4.8); and

(2)           such Asset Sale is for at least fair market value (as determined in good faith by the Company’s Board of Directors); provided that any consideration not constituting Productive Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds and shall be subject to the provisions of this covenant with respect to the application of Net Cash Proceeds; provided that at the time of entering into such transaction or immediately after giving effect thereto, no Default or Event of Default shall have occurred or be continuing or would occur as a consequence thereof.

(d)           Within 25 days following the Net Proceeds Offer Trigger Date, the Company shall mail or cause the Trustee to mail (in the Company’s name and at its expense) notice of a Net Proceeds Offer to the Holders of the Notes at their last registered addresses with a copy to the Trustee and the Paying Agent. The Net Proceeds Offer shall remain open from the time of mailing for at least 20 Business Days and until the close of business on the third Business Day prior to the Net Proceeds Offer Payment Date or such longer period as may be required by Law. The notice shall contain all instructions and materials necessary to enable such Holders to tender

Notes pursuant to the Net Proceeds Offer. The notice, which shall govern the terms of the Net Proceeds Offer, shall state:

(i)                                     that the Net Proceeds Offer is being made pursuant to this Section 4.12;

(ii)                                  the purchase price (including the amount of accrued and unpaid interest, if any) for each Note and the Net Proceeds Offer Payment Date;

(iii)                               that any Note not tendered or accepted for payment will continue to accrue interest in accordance with the terms thereof;

(iv)                              that any Note accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue interest after the Net Proceeds Offer Payment Date unless the Company shall fail to make payment therefor;

(v)                                 that Holders electing to have Notes purchased pursuant to a Net Proceeds Offer will be required to surrender their Notes to the Paying Agent at the address specified in the notice prior to 5:00 p.m., New York City time, on the third Business Day immediately preceding the Net Proceeds Offer Payment Date and must complete any form letter of transmittal proposed by the Company and acceptable to the Trustee and the Paying Agent;

(vi)                              that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than 5:00 p.m., New York City time, on the third Business Day immediately preceding the Net Proceeds Offer Payment Date, a telex or facsimile transmission (confirmed by overnight delivery of the original thereof) or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase, the Note certificate number (if any) and a statement that such Holder is withdrawing his election to have such Notes purchased;

(vii)                           that if Notes and, if applicable, Equal Lien Indebtedness in a principal amount in excess of the Holders’ pro rata share of the Net Proceeds are tendered pursuant to a Net Proceeds Offer, the Company shall purchase Notes and, if applicable, Equal Lien Indebtedness on a pro rata basis among the Notes and Equal Lien Indebtedness tendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of a minimum of $1.00 and integral multiples of $1.00 thereof shall be acquired);

(viii)                        that Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; and

(ix)                                the instructions that Holders must follow in order to tender their Notes.

On or before the Net Proceeds Offer Payment Date, the Company shall (i) accept for payment, on a pro rata basis among the Notes, Notes or portions thereof tendered pursuant to the Net Proceeds Offer, (ii) deposit with the Paying Agent money, in immediately available funds, in an amount sufficient to pay the purchase price of all Notes or portions thereof so tendered and accepted and (iii) deliver to the Paying Agent the Notes so accepted together with an Officer’s

Certificate setting forth the Notes or portions thereof tendered to and accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Paying Agent shall promptly deliver to the Company the balance of any moneys held by the Paying Agent after payment to the Holders of Notes as aforesaid.

(e)           To the extent that the aggregate amount of Notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use any remaining Net Proceeds Offer Amount for general corporate purposes. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

(f)            The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations (including Rule 14e-1 under the Exchange Act) in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.12, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.12 by virtue thereof.

(g)           Notwithstanding the foregoing, the Net Proceeds Offer Amount shall be applied first, pro rata, to Series A Notes, Series B Notes and other Equal Lien Indebtedness (other than Series C Notes) that have tendered pursuant to the Net Proceeds Offer, and thereafter the remaining portion of the Net Proceeds Offer Amount, if any, shall be applied, pro rata, to Series C Notes that have tendered pursuant to the Net Proceeds Offer.

Section 4.13.          Limitations on Transactions with Affiliates.

(a)           The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions entered into on terms that are fair and reasonable to, and in the best interests of, the Company or such Restricted Subsidiary, as the case may be, as determined in good faith by the Company’s Board of Directors; provided, however, that for a transaction or series of related transactions with an aggregate value of $5.0 million or more, at the Company’s option (i) such determination shall be made in good faith by a majority of the disinterested members of the Board of the Directors of the Company or (ii) the Board of Directors of the Company or any such Restricted Subsidiary party to such Affiliate Transaction shall have received a favorable opinion from a nationally recognized investment banking firm that such Affiliate Transaction is fair from a financial point of view to the Company or such Restricted Subsidiary; provided, further, that for a transaction or series of related transactions with an aggregate value of $20.0 million or more, the Board of Directors of the Company shall have received a favorable opinion from a nationally recognized investment banking firm that such Affiliate Transaction is fair from a financial point of view to the Company or such Restricted Subsidiary.

(b)                                 The foregoing restrictions shall not apply to:

(1)           transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by this Indenture;

(2)           transactions effected as part of a Qualified Receivables Transaction;

(3)           any agreement as in effect as of the Issue Date or approved pursuant to the Joint Plans or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date or as approved pursuant to the Joint Plans;

(4)           Restricted Payments permitted by this Indenture;

(5)           loans or advances to officers, directors or employees of the Company or its Restricted Subsidiaries not in excess of $15.0 million at any one time outstanding;

(6)           Permitted Investments or Permitted Liens;

(7)           transactions with Persons solely in their capacity as holders of Indebtedness or Capital Stock of the Company or any of its Restricted Subsidiaries, where such Persons are treated no more favorably than holders of Indebtedness or Capital Stock of the Company or such Restricted Subsidiary generally;

(8)           (A) reasonable and customary fees and compensation paid to, indemnity (including payment thereof) provided on behalf of, and reimbursement of reasonable out-of-pocket expenses incurred  in connection with services provided by, officers, directors, consultants or employees of Holdings or any of its Restricted Subsidiaries (other than with respect to any fees and compensation paid to the Advisors which are set forth in clauses (9) and (10) below), as determined by the Board of Directors of the Company or any such Restricted Subsidiary or the senior management thereof in good faith, including, without limitation, issuances of stock, payment of bonuses and other transactions pursuant to employment or compensation agreements, stock option agreements, indemnification agreements (including payments thereunder) and other arrangements in effect on the Issue Date or substantially similar thereto and (B) reimbursement of reasonable out-of-pocket expenses incurred by any Observer (as defined in the Stockholders’ Agreement) permitted to be present at any meeting of the Board of Directors of Holdings in connection with attending any such meeting;

(9)           the accrual (but not payment), on a quarterly basis, of Advisory Fees to (A)  the Avenue Advisors not to exceed $187,500 in the aggregate in any fiscal quarter pursuant to any Avenue Advisory Services Agreement and (B) the Goldman Advisors and the TCW Advisors, collectively, not to exceed $62,500 in the aggregate in any fiscal quarter pursuant to any Goldman Advisory Services Agreement or TCW Advisory Services Agreement, as applicable;

(10)         (A) the reimbursement of the Avenue Advisors for all reasonable out-of-pocket expenses incurred by the Avenue Advisors pursuant to any Avenue Advisory Services Agreement, (B) the reimbursement of the Goldman Advisors for all reasonable out-of-pocket expenses incurred by the Goldman Advisors pursuant to any Goldman Advisory Services Agreement, (C) the reimbursement of the TCW Advisors for all reasonable out-of-pocket expenses incurred by the TCW Advisors pursuant to any TCW Advisory Services Agreement and (D) the provision of indemnities (including payment thereof) to the Advisors in connection with the agreements described in clauses (A), (B) and (C); and

(11)         fees paid to Advisors and their Affiliates solely in their capacity as lenders or holders of Indebtedness (or prospective lenders or holders of Indebtedness) of the Company or any Restricted Subsidiary in connection with the issuance or incurrence of such Indebtedness (or in connection with amendments, waivers or forbearances of any such Indebtedness) and original issue discount in respect of any such Indebtedness.

(c)                                  Notwithstanding anything to the contrary contained herein, except with respect to payments to officers, directors and employees permitted in clause (b)(8) above, and payments permitted in clauses (b) (7), (b) (10) and (b) (11) above, (i) the Company shall not, and shall not cause or permit any of its Restricted Subsidiaries, directly or indirectly, to pay any consulting, advisory, management or transaction fees to Avenue, Goldman Sachs, TCW or any of their respective Affiliates (“Advisory Fees”), including any fees accrued as permitted in Section 4.13(b)(9), prior to the time when all Obligations under this Indenture, including all Obligations accruing subsequent to the occurrence of any events specified in Section 6.1(f) or (g) or which would have accrued but for such event (but excluding any contingent obligations for which no claim has been asserted), are refinanced or no longer outstanding and (ii) any Advisory Fees earned by Avenue, Goldman Sachs, TCW or any of their respective Affiliates, including, without limitation, any fees accrued pursuant to Section 4.13(b)(9), shall be expressly subordinated in right of payment to the prior payment in full of all Obligations under this Indenture, including all Obligations accruing subsequent to the occurrence of any events specified in Section 6.1(f) or (g) or which would have accrued but for such event (but excluding any contingent obligations for which no claim has been asserted).

(d)                                 Notwithstanding anything to the contrary contained herein, the Company shall not, and shall not cause or permit its Restricted Subsidiaries to, enter into any agreement with any of the Advisors or their Affiliates providing for the payment of any Advisory Fees other than the Advisory Fees contemplated in Section 4.13(b).

Section 4.14.          Change of Control.

(a)                                  Upon the occurrence of a Change of Control (the date of such occurrence, the “Change of Control Date”), each Holder shall have the right to require that the Company purchase all or a portion of such Holder’s Notes pursuant to an offer to purchase (the “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued interest thereon to the date of repurchase. Prior to the mailing of the notice to the Holders provided for in paragraph (b) below but in any event within 30 days following the date upon which the Company obtains actual knowledge of any Change of Control, the Company hereby covenants to (i) (A) repay in full all Obligations under the Senior Credit Facilities and terminate all commitments under the Senior Credit Facilities and any other Indebtedness under interest rate protection and other hedging agreements that are secured equally and ratably therewith or (B) offer to repay in full all Obligations under the Senior Credit Facilities and terminate all commitments under the Senior Credit Facilities and repay in full all Obligations under the Senior Credit Facilities and terminate all commitments under the Senior Credit Facilities of each Bank Lender which has accepted such offer or (ii) obtain the requisite consents under the Senior Credit Facilities to permit the repurchase of the Notes as provided for in paragraph (c) below. The Company shall first comply with the covenant in the immediately preceding sentence before it shall be required to repurchase the Notes pursuant to this Section 4.14. The Company’s failure to comply with the covenant described in the second preceding sentence (and any failure to send the notice referred to in paragraph (b) below as a result of the prohibition in the second preceding sentence) may (with notice and lapse of time) constitute an

Event of Default described in Section 6.1(c) but shall not constitute an Event of Default described in Section 6.1(b).

(b)                                 Notice of a Change of Control Offer shall be mailed by the Company within 30 days following the date upon which the Company obtains actual knowledge that a Change of Control occurred to the Holders of Notes at their last registered addresses with a copy to the Trustee and the Paying Agent. The date on which Notes are purchased pursuant to the Change of Control Offer shall be a business day that is no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”). The Change of Control Offer shall remain open from the time of mailing for at least 20 Business Days and until 3:00 p.m., New York City time, on the third Business Day prior to the Change of Control Payment Date. The notice, which shall govern the terms of the Change of Control Offer, shall include such disclosures as are required by law and shall state:

(i)            that the Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes will be accepted for payment;

(ii)           the purchase price (including the amount of accrued and unpaid interest, if any) for each Note and the Change of Control Payment Date;

(iii)          that any Note not tendered for payment will continue to accrue interest in accordance with the terms thereof;

(iv)          that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date unless the Company shall fail to make payment therefor;

(v)           that Holders electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes to the Paying Agent at the address specified in the notice prior to 3:00 p.m., New York City time, on the Change of Control Payment Date and must complete any form letter of transmittal proposed by the Company and acceptable to the Trustee and the Paying Agent;

(vi)          that Holders of Notes will be entitled to withdraw their election if the Paying Agent receives, not later than 3:00 p.m., New York City time, on the Business Day prior to the Change of Control Payment Date, a telex or facsimile transmission (confirmed by overnight delivery of the original thereof) or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase, the Note certificate number (if any) and a statement that such Holder is withdrawing his election to have such Notes purchased;

(vii)         that Holders whose Notes are purchased only in part will be issued Notes equal in principal amount to the unpurchased portion of the Notes surrendered; and

(viii)        the instructions that Holders must follow in order to tender their Notes.

(c)                                  On the Change of Control Payment Date, the Company shall (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so tendered and accepted and (iii) deliver to the Trustee the Notes so accepted together with an Officer’s Certificate setting forth the Notes or portions thereof tendered to and accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail or deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer not later than the first Business Day following the Change of Control Payment Date.

(d)                                 The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act, and any other securities laws or regulations (including Rule 14e-1 under the Exchange Act) in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.14, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue thereof.

Section 4.15.          Waiver of Stay; Extension of Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it shall not, nor shall it cause or permit any of the Guarantors to, at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Company or any Guarantor from paying all or any portion of the principal of or interest on the Notes or the Guarantees, as applicable, as contemplated herein or in the Notes and the Guarantees, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) each of the Company and the Guarantors hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.16.          Limitation on Guarantees by Restricted Subsidiaries.

The Company shall not permit any of its Domestic Restricted Subsidiaries that is not a Guarantor (whether formed or acquired before or after the Issue Date), directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company (other than: (1) Indebtedness under Currency Agreements in reliance on clause (5) of the definition of “Permitted Indebtedness”; or (2) Interest Swap Obligations incurred in reliance on clause (4) of the definition of “Permitted Indebtedness”), unless, in any such case:

(1)           such Restricted Subsidiary executes and delivers a supplemental indenture to this Indenture providing a guarantee of payment of the Notes by such Restricted Subsidiary, and

(2)           if any such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the Notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such Subordinated Obligation shall be subordinated to such Guarantor’s Guarantee of the Notes.

Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

(1)           the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered pursuant to the preceding paragraph and all other Indebtedness which would require that a Guarantee be executed and delivered pursuant to the preceding paragraph;

(2)           any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of the Company of all of the Company’s Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided that (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of this Indenture and (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness of the Company so guaranteed;

(3)           the Legal Defeasance or Covenant Defeasance of the Notes as described under Section 8.2 (subject to reinstatement pursuant to Section 8.6); or

(4)           such Restricted Subsidiary being designated as an Unrestricted Subsidiary in compliance with this Indenture.

Section 4.17.          Limitation on Preferred Stock of Subsidiaries.

The Company shall not permit any of its Restricted Subsidiaries that is not a Guarantor to issue any Preferred Stock (other than to the Company or to a Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company that is not a Guarantor.

Section 4.18.          Conduct of Business.

The Company and its Restricted Subsidiaries shall not engage in any businesses which are not the same, similar, related or ancillary to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

Section 4.19.          Impairment of Security Interest.

The Company shall not, and the Company shall not permit any of its Restricted Subsidiaries to, take, or knowingly omit to take, any action, which action or omission would have the effect of causing a Lien to be created in favor of the Collateral Agent or the Bank Lenders (in their respective capacities as such) on any property or assets of the type that would constitute Collateral unless a Lien is created in favor of the Collateral Agent for the benefit of the Notes Secured Creditors with respect to such property or assets (which Lien in favor of the Notes Secured Creditors shall have the priority set forth in the Security Documents). Such Lien in favor of the Collateral Agent for the benefit of the Notes Secured Creditors shall at all times be in accordance with the provisions of this Indenture and the Security Documents.

Section 4.20.          Post Closing Action Related to Collateral.

Notwithstanding anything to the contrary contained in this Agreement, the Indenture or the Security Documents, the parties hereto acknowledge and agree that the Company and the relevant Guarantor shall be required to take the following actions as promptly as reasonably practicable, and in any event

(a)           Within 45 days after the Issue Date:

(i)            fully executed counterparts of Mortgages or Amended and Restated Mortgages as appropriate which Mortgages or Amended and Restated Mortgages, as the case may be, (1) shall cover the Mortgaged Property owned or leased by the Company or any of its Guarantors, as are designated on Annex A hereto, together with evidence that counterparts of the Mortgages or Amended and Restated Mortgages as appropriate, have been delivered to the title insurance company insuring the Lien of such Mortgages or Amended and Restated Mortgages, as the case may be, for recording in all places to the extent necessary or, in the reasonable opinion of the Collateral Agent, desirable to effectively create a valid and enforceable second-priority mortgage Lien on each Mortgaged Property in favor of the Collateral Agent for the benefit of the Notes Secured Creditors securing the obligations under this Indenture, the Notes and the Security Documents (provided that in jurisdictions that impose mortgage recording taxes, such Mortgages or Amended and Restated Mortgages shall not secure indebtedness in an amount exceeding 100% of the fair market value of such Real Property, as reasonably determined, in good faith, by the Company and reasonably acceptable to the Collateral Agent, subject to (i) those Liens, created by the Security Documents, (ii) those Liens, encumbrances, hypothecs and other matters affecting title to such Mortgaged Property and found reasonably acceptable by the Collateral Agent, (iii) as to any particular Mortgaged Property at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which could not reasonably be expected to materially impair such Mortgaged Property for the purpose for which it is held by the mortgagor or grantor thereof, or the lien or hypothec held by the Collateral Agent, (iv) zoning and other municipal ordinances which are not violated in any material respect by the existing improvements and the present use made by the mortgagor or grantor thereof of the premises, (v) general real estate taxes and assessments not yet delinquent, and (vi) such other similar items as the Collateral Agent may consent to (such consent not to be unreasonably withheld) (the liens described in clauses (i) through (v) of this sentence, collectively, the “Permitted Encumbrances”);

(ii)           with respect to each Mortgage intended to encumber a Mortgaged Property, a policy of title insurance (or commitment to issue such a policy) or with respect to each Amended and Restated Mortgage intended to encumber a Mortgaged Property, an endorsement of an existing policy of title insurance, insuring (or committing to insure) the Lien of such Mortgage or Amended and Restated Mortgage as a valid and enforceable second-priority mortgage Lien on the Mortgaged Properties described therein, in an amount not less than 100% of the fair market value of such Mortgaged Property as reasonably determined, in good faith, by the Company and reasonably acceptable to the Collateral Agent, (such policies collectively, the “Mortgage Policies”) issued by such title insurers, which reasonably assures the Collateral Agent that the Mortgages or Amended and Restated Mortgages, as the case may be, on such Mortgaged Properties are valid and enforceable second priority mortgage liens on the respective Mortgaged Properties, free and clear of all defects and encumbrances except Permitted Encumbrances, and such Mortgage Policies shall otherwise be in form and substance reasonably satisfactory to the Trustee and shall include, as appropriate, to the extent available at commercially reasonably rates, an endorsement for future advances and for any and all other matters that the Collateral Agent may request, shall not include an exception for mechanics’ liens or creditors’ rights, and shall provide for affirmative insurance and such reinsurance (including direct access agreements) as the Collateral Agent may reasonably request;

(iii)          surveys, in form and substance reasonably satisfactory to the Collateral Agent, of each Mortgaged Property designated as a “Surveyed Property” on Annex B hereto, dated a recent date acceptable to the Collateral Agent and certified in a manner reasonably satisfactory to the Collateral Agent by a licensed professional surveyor reasonably satisfactory to the Collateral Agent;

(iv)          duly authorized, fully executed, acknowledged and delivered subordination, nondisturbance and attornment agreements, assignment of leases, landlord consents, tenant estoppel certificates and such other documents relating to the Mortgages that the Collateral Agent may reasonably request;

(v)           proper fixture filings under the UCC on Form UCC-1 or the equivalent fully executed for filing under the UCC in the appropriate jurisdiction in which the Mortgaged Properties are located, desirable to perfect the security interests purported to be created by the Mortgage or Amended and Restated Mortgages in favor of the Collateral Agent for the benefits of the holders of the Notes;

(vi)          to the extent necessary in order to perfect the security interest in that portion of the Collateral constituting deposit accounts within the meaning of Section 9-102(a)(29) of the UCC, deposit account control agreements each substantially in the form of Annex M to the Security Agreement (each a “Control Agreement”) and satisfying the control requirement of Section 9-104(a)(2) of the UCC; provided that the Collateral Agent has specifically identified to the Company those deposit accounts required to be governed by a Control Agreement to meet the control requirements of the UCC; and

(vii)         the opinions, addressed to the Notes Secured Creditors, of (1) special counsel to the Company or other special or in-house counsel, as to the due authorization, execution and delivery of the Amended and Restated Mortgages by the Company or any of the Guarantors and (2) local counsel in each jurisdiction where Mortgaged Property is located, each in form and substance reasonably satisfactory to the Collateral Agent.

(b)                                 Within seven days after the Issue Date, the Trustee shall have received to the extent not received on the Issue Date any filings with the United States Patent and Trademark Office or the United States Copyright Office or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Trustee, desirable to perfect the security interests purported to be created by the Security Agreement.

(c)                                  Within five days after the Issue Date, the Trustee shall have received to the extent not received on the Issue Date, proper forms of UCC-3 amendments or the equivalent under revised Article 9 of the UCC in each applicable jurisdiction to be filed as soon as reasonably practicable in the jurisdiction of incorporation of the Company and each Guarantor, desirable to perfect the security interests purported to be created by the Security Agreement in favor of the Collateral Agent for the benefits of the holders of the Notes.

Section 4.21.          Board Observer.

Prior to the Board Trigger Event, Holders of a majority in aggregate principal amount of the outstanding Notes shall have the right to designate one representative (the “Observer”) to attend all meetings of the Board of Directors of Holdings as a non-voting observer by notifying Holdings in writing or by directing the Trustee to notify Holdings in writing. The Observer shall be entitled to (i) notice of all meetings of the Board of Directors of Holdings in the manner that notice is provided to members of the Board of Directors of Holdings, (ii) receive all materials provided to members of the Board of Directors of Holdings, (iii) attend (whether in person, by telephone, or otherwise) all meetings of the Board of Directors of Holdings as a non-voting observer, and (iv) receive payment of reasonable and customary fees and reimbursement of reasonable out-of-pocket expenses paid to other members of the Board of Directors of Holdings; provided, that for avoidance of doubt, the Observer shall not be entitled to receive any compensation or indemnity from Holdings or the Company for acting in such capacity. The Holders of a majority in aggregate principal amount of the outstanding Notes may remove the Observer and replace the Observer in the event of the Observer’s removal, death or resignation by notifying the Company in writing or by directing the Trustee to notify the Company in writing. Notwithstanding anything to the contrary contained herein, Holdings reserves the right to exclude any such Observer from the relevant portion of any meeting or any delivery of any particular materials if Holdings reasonably believes that: (i) upon the advice of counsel, attendance at such portion of such meeting or receipt of such materials would likely cause Holdings or any of its subsidiaries to lose the benefit of protection in respect of what would otherwise be privileged legal communications; (ii) attendance at such portion of such meeting will include discussions of matters with respect to which Holdings or any of its subsidiaries, on the one hand, and the Holders or the Observer, on the other, are directly adverse; (iii) upon the advice of counsel, attendance at such portion of such meeting or receipt of such materials is prohibited by a confidentiality agreement with a third party that is binding on Holdings or any of its subsidiaries; or (iv) attendance at such portion of such meeting or receipt of such materials would require Holdings to publicly disclose any non-public information in accordance with applicable law; provided, that with respect to the provisions in clause (iii) and (iv), Holdings shall not have the right to exclude the Observer if the Observer enters into a confidentiality agreement reasonably acceptable to Holdings and the Observer pursuant to which the Observer agrees to keep the matters discussed at such portion of such meeting or such particular materials, as applicable, confidential (to the extent required by such confidentiality agreement, in the case of clause (iii), or to the extent required so that the Company need not make such public disclosure in the case of clause (iv)). Holdings will provide reasonable advance notice if it intends to exclude the Observer from attending any portion of any meeting or from receiving any particular materials, describing the basis for such exclusion, and shall cooperate with the Observer in good faith to limit to the maximum extent reasonably possible the degree to which the Observer will be excluded from such portions of such meetings or receiving such materials.

Section 4.22.          Board Designees.

(a)           If, on the Fifth Interest Payment Date or on any subsequent Interest Payment Date, the Company does not pay an installment of cash interest at a rate of 13.25% per annum on the Series A Notes pursuant to the provisions of Section 4.1(c) (the “Board Trigger Event”), then, pursuant to the Stockholders’ Agreement, the Board of Directors of Holdings shall be increased from five members to seven members and two of the members of the Board of Directors of Holdings shall resign or be removed in accordance with the Stockholders’ Agreement and the Holders of Notes shall have the right to designate four members to the seven member Board of Directors of Holdings (such designees, the “Second Lien Designees”), and the identification of the Second Lien Designees shall be determined in accordance with and pursuant to the terms and conditions set forth in this Section 4.22.  The Trustee shall deliver a written notice to all Holders of Series A Notes as promptly as practicable following the occurrence of a Board Trigger Event (the “Series A Majority Holder Nomination Notice”), indicating that the Holders of a majority of the aggregate principal amount of the Series A Notes outstanding on the record date identified in the Series A Majority Holder Nomination Notice (the “Record Date”) shall have 30 calendar days to respond to the Series A Majority Board Nomination Notice by delivering  an instruction that is reasonably acceptable to the Trustee, executed by the holders of a majority of the aggregate principal amount of the Series A Notes outstanding on the Record Date, to the Trustee specifying the names of all, and not less than all, of the Second Lien Designees to be nominated, elected and appointed to the Board of Directors of Holdings in accordance with the Stockholders’ Agreement (and by specifying two Second Lien Designees that shall be nominated to serve on each committee of the Board of Directors of Holdings in accordance with the Stockholders’ Agreement) (the “Series A Majority Holder Nomination Election”).  Holders of Series B Notes and Series C Notes shall not be entitled to direct the Trustee with respect to the Series A Majority Nomination Election; provided that such election complies with the provisions of this Section 4.22(a).

(b)           If a Series A Majority Holders Nomination Election is not received within 30 calendar days of the delivery of the Series A Majority Holder Nomination Notice, the Trustee will deliver a written notice (the “Candidate Nomination Notice”) through the Depository to all Holders of Series A and Series B Notes, which Candidate Nomination Notice shall specify that (i) a Board Trigger Event has occurred and that the majority of the aggregate principal amount of the Series A Notes outstanding on the Record Date has not responded with a Series A Majority Holder Nomination Election, and, as a result, the Holders of Series A and Series B Notes have the right to nominate potential candidates to fill the four vacancies created on the Board of Directors of Holdings in accordance with the procedures described in this Section 4.22(b), (ii) each such Holder of Series A and Series B Notes shall have the right to nominate one candidate for potential election to the Board of Directors of Holdings, and (iii) such Holders of Series A and Series B Notes shall have 20 calendar days (the “Candidate Nomination Deadline”) to provide written notice to the Trustee containing the name, biographical and contact information of the individual that such Holder of Series A or Series B Notes has elected to nominate for potential election to the Board of Directors of Holdings (each, a “Potential Candidate,” and collectively, the “Potential Candidates”) and a description of any business affiliation or other relationship such Series A or Series B Holder may have with the Potential Candidate so nominated or his or her Affiliates or family members.  Within five Business Days of the Candidate Nomination Deadline, the Trustee shall deliver a written notice through the Depository (the “Board Voting Notice”) to each Holder of Notes containing a list (and all related biographical information received) of all of the Potential Candidates that have been nominated by the Series A or Series B Holders that responded to the Candidate Nomination Notice as specified above, which Board Voting Notice shall specify (x) the name of the Series A or Series B Holder that nominated each such Potential Candidate listed in the Board Voting Notice, (y) that each Holder of Notes will have the right to cast one vote (whether for, against or abstain) for each $1.00 in principal amount of Notes held by such Holder on the Record Date (inclusive of all PIK Interest paid and accrued on the Notes) in respect of the nomination of each Potential Candidate identified on the Board Voting Notice and (z) the deadline (which shall in no event be later than 30 calendar days following the delivery of the Board Voting Notice) for which each Holder of Notes must return to the Trustee (in the manner specified by the Trustee in the Board Voting Notice) its election containing its votes in accordance with the foregoing in order for such Holder of Notes votes to be counted in the tabulation of votes by the Trustee.  The Trustee shall tabulate the votes received from the Holders of Notes that properly responded to the Board Voting Notice and shall present the results of such tabulation (and a copy of all of the election forms) to the Company and Holdings in a written notice (the “Final Tabulation Notice”).  The four Potential Candidates that received the highest number of “votes for” in properly completed election forms as identified in the Final Tabulation Notice shall be identified by the Trustee to the Company and Holdings as the Second Lien Designees that shall be nominated, elected and appointed to the Board of Directors of Holdings in accordance with the Stockholders Agreement.  From and after the delivery of the Final Tabulation Notice, any removal of the Second Lien Designees (and the appointment of any replacement to fill the vacancy caused by the removal, resignation, death, disability or resignation of any Second Lien Designee) shall be determined by the Trustee in the same manner as the original Second Lien Designees were identified as provided in this Section 4.22.

(c)           Holdings shall take all actions reasonably necessary, including increasing the number of directors constituting the Board of Directors of Holdings, to effectuate the provisions of Section 4.22.  Holdings shall not take, approve or otherwise ratify any amendment, modification or restatement of Holdings’ certificate of incorporation or bylaws that adversely affects the rights of the Holders of Notes set forth in this Section 4.22.

(d)           All of the procedural provisions of this Section 4.22 shall be performed in compliance with the requirements of the Depository, to the extent applicable, which procedures shall be set forth in a supplemental indenture entered into prior to the Fifth Interest Payment Date.  The Trustee is authorized to hire an agent at the Company’s expense and to enter into an agency agreement reasonably acceptable to the Company and the Trustee in order to carry out the procedural provisions of this Section 4.22.   The Trustee shall be entitled to rely exclusively on a written determination of such agent for the purposes of tabulating the votes set forth in this Section 4.22.

ARTICLE V

SUCCESSOR CORPORATION

Section 5.1.                                   Limitation on Mergers, Consolidations or Sales of Assets.

The Company shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets to, another Person or Persons unless:

(1)                                  either:

(a)           the Company shall be the surviving or continuing corporation of such merger or consolidation; or

(b)           the surviving Person is a corporation existing under the laws of the United States, any state thereof or the District of Columbia and such surviving

Person shall expressly assume all the obligations of the Company under the Notes and this Indenture;

(2)           immediately after giving effect to such transaction (on a pro forma basis, including any Indebtedness incurred or anticipated to be incurred in connection with such transaction and the other adjustments that are referred to in the definition of “Consolidated Fixed Charge Coverage Ratio”), the Company or the surviving Person is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.9;

(3)           immediately before and immediately after giving effect to such transaction (including any Indebtedness incurred or anticipated to be incurred in connection with the transaction), no Default or Event of Default shall have occurred and be continuing; and

(4)           the Company or the surviving entity, as the case may be, has delivered to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Indenture, that the surviving Person agrees to be bound thereby and by the Notes, and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Notwithstanding the foregoing clauses (1), (2) and (3):

(a)           any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company; and

(b)           the Company may merge with an Affiliate that is (x) a corporation that has no material assets or liabilities and which was incorporated solely for the purpose of reincorporating the Company in another jurisdiction or (y) a Restricted Subsidiary of the Company that is a Guarantor so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof.

Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of this Indenture) shall not, and the Company shall not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1)           the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2)           such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee;

(3)           immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4)           immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this Section 5.1.

Any merger or consolidation of a Restricted Subsidiary with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Subsidiary of the Company need only comply with clause (4) of the first paragraph of this Section 5.1.

The following additional conditions shall apply to each transaction described in the above paragraphs:

(1)           the Company, such Guarantor or the relevant surviving entity, as applicable, will cause to be filed and recorded in the relevant jurisdictions (so long as such jurisdictions are in the United States) such amendments or other instruments, if any, as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to such Person created by the Security Documents in favor of the Collateral Agent for the benefit of the Notes Secured Creditors, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

(2)           following any such transaction, to the extent that any assets constituted Collateral prior to such transaction, the Collateral owned by or transferred to the Company, such Guarantor or the relevant surviving entity, as applicable, shall: (a) continue to constitute Collateral under this Indenture and the Security Documents; and (b) not be subject to any Lien other than Liens permitted by this Indenture and created by the Security Documents;

(3)           the assets of the Person which is merged or consolidated with or into the relevant surviving entity, to the extent such assets are of the types which would constitute Collateral under the Security Documents and which would be required to be pledged thereunder, shall be treated as after-acquired property and such surviving entity shall take such action as may be reasonably necessary to cause such assets to be made subject to the Lien created by the Security Documents in the manner and to the extent required in this Indenture; and

(4)                                  the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction and, if a supplemental indenture or supplemental Security Documents are required in connection with such transaction, such supplemental indenture and Security Documents comply with the applicable provisions of this Indenture, that all conditions precedent in this Indenture relating to such transaction have been satisfied and that such supplemental indenture and Security Documents are enforceable, subject to customary qualifications.

Section 5.2.            Successor Entity Substituted.

Upon any consolidation or merger, or any sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company or any assignment of its obligations under this Indenture in accordance with Section 5.1 hereof, upon assumption by the successor corporation, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the due and punctual payment of the principal of, premium, if any, and interest on all of the Notes and the due and punctual performance and observance of all the covenants and conditions of this Indenture to be performed or observed by the Company, the surviving entity formed by such consolidation or into or with which the Company is merged or to which such sale, lease, conveyance or other disposition or assignment is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such surviving entity has been named as the Company herein and such surviving entity may cause to be signed and may issue in its own name or in the name of the Company, any or all Notes issuable hereunder and the predecessor Company in the case of a sale, lease, conveyance or other disposition or assignment, will be released from all obligations under the Notes.

ARTICLE VI

DEFAULT AND REMEDIES

Section 6.1.            Events of Default.

“Event of Default”, whenever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)           the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(b)           the failure to pay the principal of any Notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(c)           a default in the observance or performance of any other covenant or agreement contained in this Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes;

(d)                                 the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary (other than a Receivables Entity) of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 30-day period described above has elapsed), aggregates $30.0 million or more at any time;

(e)                                  one or more judgments in an aggregate amount in excess of $30.0 million shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(f)                                    a court of competent jurisdiction enters a Bankruptcy Order under any Bankruptcy Law that:

(1)           is for relief against the Company or any of its Significant Subsidiaries in an involuntary case or proceeding, or

(2)           appoints a Custodian of the Company or any of its Significant Subsidiaries for all or substantially all of its respective properties, or

(3)           orders the liquidation of the Company or any of its Significant Subsidiaries,

and in each case the order or decree remains unstayed and in effect for 60 consecutive days;

(g)                                 the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(1)           commences a voluntary case or proceeding, or

(2)           consents to the entry of a Bankruptcy Order for relief against it in an involuntary case or proceeding, or

(3)           consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(4)           makes a general assignment for the benefit of its creditors or files a proposal or scheme of arrangement involving the rescheduling or composition of its indebtedness, or

(5)                                  consents to the filing of a petition in bankruptcy against it;

(h)                                 any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Indenture); or

(i)                                     so long as the Security Documents have not otherwise been terminated in accordance with their terms or the Collateral as a whole has not otherwise been released from the Lien in favor of the Collateral Agent for the benefit of the Notes Secured Creditors created by the Security Documents in accordance with the terms thereof, (a) a default by the Company or any Guarantor which is a Significant Subsidiary in the performance of the Security Documents which materially and adversely affects the enforceability, validity, perfection or priority of the Lien granted to the Collateral Agent on the Collateral, in each case taken as a whole, (b) a repudiation or disaffirmation by the Company or any Guarantor that is a Significant Subsidiary of its material obligations under the Security Documents or (c) the determination in a judicial proceeding that all or any material portion of the Security Documents, taken as a whole, is unenforceable or invalid against the Company or any Guarantor that is a Significant Subsidiary for any reason (which default, repudiation, disaffirmation or determination is not rescinded, annulled or otherwise cured within 30 days after the Company receives written notice of such default, repudiation, disaffirmation or determination from the Trustee or the Holders of 25% of the outstanding principal amount of the Notes, including the waiver during such 30-day period by the Required Secured Creditors (as defined in the Security Agreement) by written instrument delivered to the Company and the applicable defaulting party).

Section 6.2.            Acceleration.

(a)                                  If an Event of Default (other than an Event of Default specified in Section 6.1(f) or 6.1(g) above with respect to the Company) shall occur and be continuing, then, and in every such case, unless the principal of all the Notes shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes, by notice in writing to the Company, the agent or other representative under the Senior Credit Facilities and to the Trustee (the “Acceleration Notice”), may declare all of the unpaid principal of, and premium, if any, and accrued interest thereon to be, and the same (x) shall become immediately due and payable, or (y) if there are any amounts outstanding under the Senior Credit Facilities, shall become immediately due and payable upon the first to occur of an acceleration under the Senior Credit Facilities or five business days after receipt by the Company and the agent or other representative under the Senior Credit Facilities of such Acceleration Notice but only if such Event of Default is then continuing. If an Event of Default specified in Section 6.1(f) or 6.1(g) with respect to the Company occurs and is continuing, all unpaid principal of, and premium, if any, accrued interest due and payable on, and all other Obligations under all the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any Holder.

(b)                                 At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind and cancel, on behalf of all Holders, such declaration and its consequences:

(1)           if the rescission would not conflict with any judgment or decree;

(2)           if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)           to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)           if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5)           in the event of the cure or waiver of an Event of Default of the type described in Section 6.1(f) or (g), the Trustee shall have received an Officer’s Certificate to the effect that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

In the event that the maturity of the Notes is accelerated pursuant to this Section 6.2, 100% of the principal amount thereof plus accrued interest to the date of payment shall become due and payable.

Section 6.3.                                   Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered.

Section 6.4.                                   Waiver of Past Default.

Subject to Sections 6.7 and 9.2, prior to the declaration of acceleration of the maturity of the Notes, the Holder or Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding by written notice to the Company and the Trustee may waive on behalf of all the Holders any past default or Event of Default under this Indenture and its consequence, except a default in the payment of principal of or interest on any Note or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected pursuant to Section 9.2.

Section 6.5.            Control by Majority.

The Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it, including, without limitation, any remedies provided for in Section 6.3. However, the Trustee may refuse to follow any direction that conflicts with law, the Notes or this Indenture, or that the Trustee determines may be unduly prejudicial to the rights of another Securityholder or that may involve the Trustee in personal liability.

Section 6.6.            Limitation on Suits.

A Securityholder may not pursue any remedy with respect to this Indenture or the Notes unless:

(a)           the Holder gives to the Trustee written notice of a continuing Event of Default;

(b)           the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue a remedy;

(c)           such Holder or Holders offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(d)           the Trustee does not comply with the request within 30 days after receipt of the request and the offer of indemnity; and

(e)           during such 30-day period the Holders of at least a majority in principal amount of the then outstanding Notes do not give the Trustee a direction which is inconsistent with the request.

A Securityholder may not use this Indenture to prejudice the rights of another Securityholder or to obtain a preference or priority over such other Securityholder.

Section 6.7.            Rights of Holders To Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on a Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, is absolute and unconditional and shall not be impaired or affected without the consent of such Holder.

Section 6.8.            Collection Suit by Trustee.

If an Event of Default specified in Section 6.1(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor on the Notes for the whole amount of principal and accrued interest remaining unpaid, together with interest overdue on principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the interest rate and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.9.            Trustee May File Proofs of Claim.

The Trustee shall be entitled and empowered, but not required, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Securityholders allowed in any judicial proceedings relative to the Company or any of its Subsidiaries (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Securityholder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Securityholders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 7.7. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Securityholder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Securityholder in any such proceeding.

Section 6.10.          Priorities.

If the Trustee collects any money pursuant to this Article VI, it shall pay out such money in the following order:

First: to the Trustee for amounts due under Section 7.7;

Second: subject to the provisions of Article XIII hereof, to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

Third: to the Company.

The Trustee, upon prior written notice to the Company, may fix a record date and payment date for any payment to Securityholders pursuant to this Article VI.

Section 6.11.          Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7, or a suit by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the outstanding Notes.

Section 6.12.          Rights and Remedies Cumulative.

No right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.13.          Delay or Omission Not Waiver.

No delay or omission by the Trustee or by any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article VI or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE VII

TRUSTEE

Section 7.1.            Duties of Trustee.

(a)                                  If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of his own affairs.

(b)                                 Except during the continuance of an Event of Default:

(i)                                     The Trustee need perform only those duties as are specifically set forth in this Indenture or the TIA and no others and no implied covenants or obligations shall be read into this Indenture against the Trustee.

(ii)                                  In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificate or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)                                  Notwithstanding anything to the contrary herein contained, the Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)            This paragraph does not limit the effect of paragraph (b) of this Section 7.1.

(ii)           The Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(iii)          The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.4 and 6.5.

(d)                                 No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(e)                                  Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c) and (d) of this Section 7.1.

(f)                                    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.2.                                   Rights of Trustee.

Subject to Section 7.1:

(a)                                  The Trustee may rely and shall be protected in acting or refraining from acting upon any document reasonably believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

(b)                                 Before the Trustee acts or refrains from acting with respect to any matter contemplated by this Indenture, it may require an Officer’s Certificate or an Opinion of Counsel, which shall conform to the provisions of Section 11.5. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c)           The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent (other than the negligence or willful misconduct of an agent who is an employee of the Trustee) appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith and without negligence which it reasonably believes to be authorized or within its rights or powers conferred upon it by this Indenture or the TIA.

(e)           The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders, pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby.

(f)            The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(g)           The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(h)           The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

Section 7.3.            Individual Rights of Trustee.

The Trustee in its individual capacity or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, or its Subsidiaries and Affiliates with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee is subject to Sections 7.10 and 7.11.

Section 7.4.            Trustee’s Disclaimer.

The Trustee makes no representation as to the validity or adequacy of this Indenture, the Notes or the Guarantees, and it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company in this Indenture, or any statement in the Notes other than the Trustee’s certificate of authentication.

Section 7.5.            Notice of Defaults.

If a Default or an Event of Default with respect to the Notes occurs and is continuing and is actually known to a Responsible Officer, the Trustee shall mail to each Holder a notice of the Default or Event of Default within 60 days after it occurs or, if later, within 10 days after such Default or Event of Default becomes known to the Trustee, unless such Default or Event of Default has been cured. Except in the case of a Default or Event of Default in the payment of principal of or interest on any Note, including an acceleration, and the failure to make payment when required by Sections 4.12 and 4.14, the Trustee may withhold the notice to the Holders if and so long as a committee of its Responsible Officers determines in good faith that withholding the notice is in the interest of the Holders.

Section 7.6.            Reports by Trustee to Holders.

Within 60 days after each May 15, beginning with the first May 15 following the date of this Indenture, the Trustee shall transmit to each Securityholder a report dated as of such reporting date of the relevant year that complies with the requirements of TIA § 313(a). The Trustee also shall comply with TIA § 313(b) and TIA § 313(c) and (d). A copy of such report at the time of its transmission to Securityholders shall be filed with the SEC, if required, with each stock exchange, if any, on which the Notes are listed and with the Company.

The Company shall promptly notify the Trustee if the Notes become listed on any stock exchange and the Trustee shall comply with TIA § 313(d).

Section 7.7.            Compensation and Indemnity.

The Company shall pay to the Trustee, the Paying Agent and the Registrar from time to time such compensation for their respective services rendered hereunder as agreed in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket disbursements, expenses and advances (including reasonable fees and expenses of counsel) incurred or made by each of them in connection with the performance of its duties under this Indenture. Such expenses shall include the reasonable compensation, reasonable out-of-pocket disbursements and reasonable expenses of the Trustee’s agents and counsel.

The Company shall indemnify and hold harmless the Trustee and its agents, employees, officers, directors and shareholders (collectively, the “Trustee Indemnified Parties”) against (i) any and all claims, expenses, loss or liability incurred by it arising out of or in connection with the administration of its duties under this Indenture and (ii) Environmental Damages (as defined below). The Trustee shall notify the Company promptly of any claim asserted against it for which any Trustee Indemnified Party may seek indemnity. The Company shall defend the claim with counsel designated by the Company, who may be outside counsel to the Company, but shall in all events be reasonably satisfactory to the Trustee Indemnified Party, and the Trustee Indemnified Party shall cooperate in the defense. The Company shall keep the Trustee Indemnified Party advised of all material events with respect to any claim, shall obtain the prior written approval (which approval may be withheld or delayed in the Trustee Indemnified Party’s sole discretion) of the Trustee Indemnified Party before entering into any settlement, adjustment or compromise of such claim involving injunctive or other equitable relief being asserted against the Trustee Indemnified Party and will not, without the prior written consent of each Trustee Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened action in respect of which indemnification may be sought hereunder (whether or not any such Trustee Indemnified Party is a party to such action), unless such settlement, compromise or consent by its terms obligates the Company to satisfy such settlement, compromise or consent and includes an unconditional release of all such Trustee Indemnified Parties from all liability arising out of such claim.  The Trustee Indemnified Party may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel; provided, that the Company will not be required to pay such fees and expenses if it assumes the Trustee Indemnified Party’s defense and there is no conflict of interest between the Company and the Trustee Indemnified Party in connection with such defense. The Company need not pay for any settlement made without its written consent, which consent may not be unreasonably withheld. The Company need not reimburse any expense or indemnify against any loss or liability incurred by such Trustee Indemnified Party through the Trustee Indemnified Party’s own willful misconduct, negligence or bad faith.

“Environmental Damages” shall mean all claims, demands, liabilities, losses, damages, causes of action, judgments, penalties, fines, costs and expenses, made, incurred, suffered, brought, or imposed at any time and from time to time relating to:

(i)            the presence of any Hazardous Material on the Mortgaged Property in violation of any Environmental Law, or any escape, seepage, leakage, spillage, emission, release, discharge or disposal of any Hazardous Material on or from the Mortgaged Property, requiring any investigation remediation pursuant to any Environmental Law; or

(ii)           any act, omission, or event occurring in connection with the handling, treatment, containment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Material which is present on the Mortgaged Property requiring investigation or remediation pursuant to any Environmental Law; or

(iii)          any violation of any Environmental Law, regardless of whether any act, omission, event or circumstance giving rise to the violation constituted a violation at the time of the occurrence or inception of such act, omission, event or circumstance.

“Environmental Law” means any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, order, injunction or decree, which pertains to health and safety as it relates to any Hazardous Material, or to the protection of the environment (including but not limited to ground or air or water or noise pollution or contamination, and underground or above ground tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq. (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist or may be changed or amended or come into effect in the future.

“Hazardous Material” means any substance, whether solid, liquid or gaseous, which is listed defined or regulated as a “hazardous substance”, “hazardous waste” or “solid waste”, or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; or which is or contains asbestos, radon, any polychlorinated biphenyl, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel or other petroleum hydrocarbons.

To secure the Company’s payment obligations in this Section 7.7, the Trustee shall have a lien prior to the Notes and the Guarantees on all money or property held or collected by it in its capacity as Trustee, except money or property held in trust to pay principal of or interest on particular Notes.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(f) or 6.1(g) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.

This section shall survive the resignation or removal of the Trustee.

Section 7.8.            Replacement of Trustee.

The Trustee may resign at any time by so notifying the Company in writing, such resignation to be effective upon the appointment of a successor Trustee. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Trustee in writing and may appoint a successor Trustee with the Company’s consent which consent shall not be unreasonably withheld. The Company may remove the Trustee if:

(a)           the Trustee fails to comply with Section 7.10;

(b)           the Trustee is adjudged a bankrupt or an insolvent entity;

(c)           a receiver or other public officer takes charge of the Trustee or its property; or

(d)           the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately after that, the retiring Trustee shall transfer all property held by it as Trustee to the successor Trustee (subject to the lien provided in Section 7.7), the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Securityholder.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 25% in principal amount of then outstanding Notes may petition any court of competent jurisdiction at the expense of the Company for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.10, any Securityholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Company’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee.

Section 7.9.            Successor Trustee by Merger, Etc.

If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act shall be the successor Trustee; provided such corporation shall be otherwise qualified and eligible under this Article VII.

Section 7.10.          Eligibility; Disqualification.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1) and (2). The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA § 310(b); provided that there shall be excluded from the operation of TIA § 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Company are outstanding if the requirements for such exclusion set forth in TIA § 310(b)(1) are met. The provisions of TIA § 310 shall apply to the Company, as obligor of the Notes.

Section 7.11.          Preferential Collection of Claims Against Company.

The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE VIII

DISCHARGE OF INDENTURE; DEFEASANCE

Section 8.1.            Termination of the Company’s Obligations.

This Indenture will be discharged and will cease to be of further effect (except as set forth below) and the Trustee at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture when:

(1)           either:

(a)           all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid as provided in Section 2.7 and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)           all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)           the Company has paid all other sums payable under this Indenture by the Company; and

(3)           the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the foregoing paragraph, the Company’s obligations in Sections 2.5, 2.6, 2.7, 2.10, 7.7, 8.5 and 8.6 shall survive until the Notes are no longer outstanding pursuant to the last paragraph of Section 2.8. After the Notes are no longer outstanding, the Company’s obligations in Sections 7.7, 8.5 and 8.6 shall survive.

After such delivery or irrevocable deposit, the Trustee upon request shall acknowledge in writing the discharge of the Company’s and the Guarantors’ obligations under the Notes and the Guarantees, as the case may be, and this Indenture except for those surviving obligations specified above.

Section 8.2.            Legal Defeasance and Covenant Defeasance.

(a)           The Company may, at its option by Board Resolution of the Board of Directors, at any time, elect to have either paragraph (b) or (c) below be applied to all outstanding Notes upon compliance with the conditions set forth in Section 8.3.

(b)           Upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (b), each of Holdings, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.3, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.4 hereof and the other Sections of this Indenture referred to in (i) and (ii) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions, which shall survive until otherwise terminated or discharged hereunder: (i) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.4 hereof, and as more fully set forth in such Section, payments in respect of the principal of and interest on such Notes when and to the extent such payments are due, (ii) the Company’s obligations with respect to such Notes under Article II and Section 4.2 hereof, (iii) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith, including Section 7.7 hereof and (iv) this Article VIII. Subject to compliance with this Article VIII, the Company may exercise its option under this paragraph (b) notwithstanding the prior exercise of its option under paragraph (c) hereof.

(c)           Upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), each of Holdings, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.3 hereof, be released from its obligations under the covenants contained in Sections 4.8 through 4.14 and Sections 4.16 through 4.18 and Sections 4.21 and 4.22 and Articles V and X hereof with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, such Covenant Defeasance means that, with respect to the outstanding Notes, the Company and its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event or Default under Section 6.1(c) hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.  In addition, upon the Company’s exercise under paragraph (a) hereof of the option applicable to this paragraph (c), subject to the satisfaction of the conditions set forth in Section 8.3 hereof, Sections 6.1(c) and 6.1(e) shall not constitute Events of Default.

Section 8.3.            Conditions to Legal Defeasance or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.2(b) or 8.2(c) hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a)           the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, U.S. Legal Tender, U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof in accordance with their terms, will provide, not later than one day before the due date of any payment on the Notes, U.S. Legal Tender, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, of such principal or installment of principal of or interest on the Notes; provided that the Trustee shall have received an irrevocable written order from the Company instructing the Trustee to apply such U.S. Legal Tender or the proceeds of such U.S. Government Obligations to said payments with respect to the Notes;

(b)           in the case of an election under Section 8.2(b) hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c)           in the case of an election under Section 8.2(c) hereof, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)           no Default or Event of Default or event which with notice or lapse of time or both would become a Default or an Event of Default with respect to the Notes shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which will be used to defease the Notes pursuant to this Article VIII concurrently with such incurrence) or insofar as Sections 6.1(f) and 6.1(g) hereof are concerned, at any time in the period ending on the 91st day after the date of such deposit;

(e)           such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of or constitute a default under this Indenture, the Senior Credit Facilities or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f)            the Company shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(g)           the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(h)           the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that assuming no intervening bankruptcy or insolvency of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable Bankruptcy Laws affecting creditors’ rights generally.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (b) above of this Section 8.3 need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, or (ii) will become due and payable on the Maturity Date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company.

Section 8.4.            Application of Trust Money.

The Trustee or Paying Agent shall hold in trust U.S. Legal Tender or U.S. Government Obligations deposited with it pursuant to this Article VIII, and shall apply the deposited U.S. Legal Tender and the money from U.S. Government Obligations in accordance with this Indenture to the payment of principal of and interest on the Notes. The Trustee shall be under no obligation to invest said U.S. Legal Tender or U.S. Government Obligations except as it may agree with the Company.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Legal Tender or U.S. Government Obligations deposited pursuant to Section 8.3 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the Company’s request any U.S. Legal Tender or U.S. Government Obligations held by it as provided in Section 8.3 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.5.            Repayment to the Company.

Subject to this Article VIII, the Trustee and the Paying Agent shall promptly pay to the Company upon request any excess U.S. Legal Tender or U.S. Government Obligations held by them at any time and thereupon shall be relieved from all liability with respect to such money. The Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years; provided that the Trustee or such Paying Agent, before being required to make any payment, may at the expense of the Company cause to be published once in a newspaper of general circulation in the City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein which shall be at least 30 days from the date of such publication or mailing any unclaimed balance of such money then remaining will be repaid to the Company. After payment to the Company, Holders entitled to such money must look to the Company for payment as general creditors unless an applicable law designates another Person.

Section 8.6.            Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations and each Guarantor’s obligations under this Indenture and the Notes and any Guarantee shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender or U.S. Government Obligations in accordance with this Article VIII; provided that if the Company has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the U.S. Legal Tender or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.1.            Without Consent of Holders.

Without the consent of any Holders, the Company and the Guarantors, when authorized by resolutions of their respective Boards of Directors (copies of which shall be delivered to the Trustee), and the Trustee may amend or supplement this Indenture, the Notes or the Guarantees without notice to any Holder for any of the following purposes:

(a)           to cure any ambiguity, defect or inconsistency herein;

(b)           to add to the covenants of the Company for the benefit of the Holders, or surrender any right or power herein conferred upon the Company;

(c)           to provide for additional collateral for the Notes;

(d)           to provide for uncertificated Notes in addition to or in place of certificated Notes;

(e)           to effect or maintain the qualification of this Indenture under the TIA;

(f)            to evidence the succession in accordance with Article V hereof of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Notes;

(g)           to add a Guarantor under this Indenture; or

(h)           to make any other change that does not adversely affect the rights of any Holder in any material respect; provided that in making such change, the Trustee may rely upon an Opinion of Counsel stating that such change does not adversely affect the rights of any Holder in any material respect.

Section 9.2.            With Consent of Holders.

Subject to Section 6.7 and the provisions of this Section 9.2, the Company and the Guarantors, when authorized by resolutions of their respective Boards of Directors (copies of which shall be delivered to the Trustee), and the Trustee may amend or supplement this Indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (or, if such amendment or supplement only affects a particular Series of Notes and is not adverse in any material respect to the Holders of the other Series of Notes, at least a majority in aggregate principal amount of the Notes of such Series then outstanding). Subject to Section 6.7 and the provisions of this Section 9.2, the Holders of, in the aggregate, at least a majority in principal amount of the then outstanding Notes affected may waive compliance by the Company with any provision of this Indenture without notice to any other Securityholder.

However, without the consent of each Securityholder affected, an amendment, supplement or waiver, including a waiver pursuant to Section 6.4 may not:

(a)           reduce the percentage of principal amount of Notes whose Holders must consent to an amendment, supplement or waiver of any provision of this Indenture or the Notes;

(b)           reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Note;

(c)           reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(d)           make the principal of, or any interest on, any Note payable in money other than that stated in the Note;

(e)           make any change in provisions of this Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(f)            after the Company’s obligation to purchase Notes arises thereunder, amend, change or modify any provisions of this Indenture or the related definitions affecting the Company’s obligation to make a Change of Control Offer in a manner which adversely affects the Holders;

(g)           after the Company’s obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

(h)           release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or this Indenture otherwise than in accordance with the terms of this Indenture; or

(i)            amend, modify or change the right, privileges, benefits, priority or ranking of any Series of Notes in a way adverse to the Holders of such Series of Notes, unless such amendment, modification or change uniformly affects all Holders of all Series of Notes.

Without the consent of the Holders of at least 75% in principal amount of the Notes then outstanding, no amendment may release from the Lien created by the Security Documents in favor of the Collateral Agent for the benefit of the Notes Secured Creditors pursuant to this Indenture or the Notes and the Security Documents all or substantially all of the Collateral otherwise than in accordance with the terms of such Security Documents.

It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.2 becomes effective, the Company shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

In connection with any amendment, supplement or waiver under this Article IX, the Company may, but shall not be obligated to, offer to any Holder who consents to such amendment, supplement or waiver, or to all Holders, consideration for such Holder’s consent to such amendment, supplement or waiver.

Section 9.3.            Compliance with Trust Indenture Act.

Every amendment to or supplement of this Indenture, the Notes or the Guarantees shall be set forth in a supplemental indenture that complies with the TIA as then in effect.

Section 9.4.            Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of that Note or portion of that Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to his Note or portion of a Note. Such revocation shall be effective only if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective. Notwithstanding the above, nothing in this paragraph shall impair the right of any Securityholder under § 316(b) of the TIA.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver which record date shall be at least 10 days prior to the first solicitation of such consent. If a record date is fixed, then notwithstanding the second and third sentences of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. Such consent shall be effective only for actions taken within 90 days after such record date.

After an amendment, supplement or waiver becomes effective, it shall bind every Securityholder unless it makes a change described in any of clauses (a) through (i) of Section 9.2. In that case the amendment, supplement or waiver shall bind each Holder of a Note who has consented to it.

Section 9.5.            Notation on or Exchange of Notes.

If an amendment, supplement or waiver changes the terms of a Note, the Trustee may (in accordance with the specific direction of the Company) request the Holder of the Note to deliver it to the Trustee. The Trustee may (in accordance with the specific direction of the Company) place an appropriate notation on the Note about the changed terms and return it to the Holder.

Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note (together with related Guarantees of the Guarantors) that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.6.            Trustee To Sign Amendments, Etc.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties or immunities of the Trustee. If it does, the Trustee may, but need not, sign it. In signing any amendment, supplement or waiver, the Trustee shall be entitled to receive, if requested, an indemnity reasonably satisfactory to it and to receive, and shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article IX is authorized or permitted by this Indenture. Neither the Company nor any Guarantor may sign an amendment until its Board of Directors approves it.  Notwithstanding the foregoing, an Opinion of Counsel shall not be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture and notation of Guarantee.

ARTICLE X

GUARANTEE

Section 10.1.          Unconditional Guarantee.

Each Guarantor hereby unconditionally, jointly and severally, guarantees (each such guarantee to be referred to herein as a “Guarantee”), to each of the Holders and to the Trustee and their respective successors and assigns that (i) the principal of and interest on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise, and interest on the overdue principal, if any, and interest on any interest, if any, to the extent lawful, of the Notes and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any of the Notes or of any such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or  otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 10.4. Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any of the Holders with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and in this Guarantee. If any Holder or the Trustee is required by any court or otherwise to return to the Company, any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or any Guarantor, any amount paid by the Company or any Guarantor to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of this Guarantee, and (y) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Guarantee.

Section 10.2.          Severability.

In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.3.          Release of a Guarantor.

Upon (i) the unconditional release of a Guarantor from its liability in respect of the Indebtedness in connection with which such Guarantee was executed and delivered in accordance with the first paragraph of Section 4.16, (ii) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of the Company of all of the Company’s Capital Stock in, or all or substantially all of the assets of, a Guarantor; provided that (a) such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of this Indenture and (b) such assumption, guarantee or other liability of such Guarantor has been released by the holders of the other Indebtedness of the Company so guaranteed, (iii) the Legal Defeasance or Covenant Defeasance of the Notes as described under Section 8.2 (subject to reinstatement pursuant to Section 8.6) or (iv) a Guarantor being designated as an Unrestricted Subsidiary as described under the definition of “Unrestricted Subsidiary,” such Guarantor shall be deemed released from all obligations under this Article X without any further action required on the part of the Trustee or any Holder; provided that any such termination shall occur only to the extent that all obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, such Indebtedness of the Company shall also terminate upon such release, sale or transfer.

The Trustee shall promptly deliver an appropriate instrument evidencing such release upon receipt of a request by the Company accompanied by an Officer’s Certificate certifying as to the compliance with this Section 10.3. Any Guarantor not so released remains liable for the full amount of principal of and interest on the Notes as provided in this Article X.

Section 10.4.          Limitation of Guarantor’s Liability.

Each Guarantor and by its acceptance hereof each of the Holders hereby confirm that it is the intention of all such parties that the guarantee by such Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law. To effectuate the foregoing intention, the Holders and such Guarantor hereby irrevocably agree that the obligations of such Guarantor under the Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to Section 10.6, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.5.          Consolidation, Merger and Sale of Assets.

Upon any consolidation, merger, sale or conveyance of a Guarantor as permitted by Article V, the Guarantee of such Guarantor set forth in this Article X, and the due and punctual performance and observance of all of the covenants and conditions of this Indenture to be performed by such Guarantor, shall be expressly assumed (in the event that the Company, the Guarantor or another Guarantor is not the surviving corporation in the merger), by an agreement or supplemental indenture reasonably satisfactory in form to the Trustee, executed and delivered to the Trustee, by the corporation formed by such consolidation, or into which the Guarantor shall have merged, or by the corporation that shall have acquired such property. In the case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor corporation, by an agreement or supplemental indenture executed and delivered to the Trustee and satisfactory in form and substance to the Trustee of the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor corporation shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.

Section 10.6.          Contribution.

In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that in the event any payment or distribution is made by any Guarantor (a “Funding Guarantor”) under its Guarantee, such Funding Guarantor shall be entitled to a contribution from all other Guarantors in a pro rata amount based on the Adjusted Net Assets of each Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging the Company’s obligations with respect to the Obligations. “Adjusted Net Assets” of such Guarantor at any date shall mean the lesser of (x) the amount by which the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date (other than liabilities of such Guarantor under any Subordinated Obligation)), but excluding liabilities under the Guarantee, of such Guarantor at such date and (y) the amount by which the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liabilities of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding debt in respect of the Guarantee of such Guarantor, as they become absolute and matured.

Section 10.7.          Waiver of Subrogation.

Each Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under its Guarantee and this Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall be deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders, and shall, subject to the provisions of Section 10.2, forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 10.7 is knowingly made in contemplation of such benefits.

Section 10.8.          Evidence of Guarantee.

To evidence their guarantees to the Holders set forth in this Article X, each of the Guarantors hereby agrees to execute the notation of Guarantee in substantially the form included in Exhibit E. Each such notation of Guarantee shall be signed on behalf of each Guarantor by an Officer or an assistant Secretary.

Section 10.9.          Waiver of Stay, Extension or Usury Laws.

Each Guarantor covenants that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive such Guarantor from performing its Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and each Guarantor hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE XI

MISCELLANEOUS

Section 11.1.          Trust Indenture Act Controls.

The provisions of TIA §§ 310 through 317 that impose duties on any Person (including the provisions automatically deemed included unless expressly excluded by this Indenture) are a part of and govern this Indenture, whether or not physically contained herein.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by the above paragraph, the imposed duties shall control.

Section 11.2.          Notices.

Any notice or communication shall be sufficiently given if in writing and delivered in Person or mailed by first-class mail or by telecopier, followed by first-class mail, or by overnight service guaranteeing next-day delivery, addressed as follows:

(a)           if to Holdings, the Company or any Guarantor:

c/o Vertis, Inc.
250 W. Pratt Street
18th Floor
Baltimore, MD 21201
Attention: Chief Financial Officer
Telecopier Number: (410) 528-9287

(b)           if to the Trustee:

Wilmington Trust Company

1100 North Market Street

Wilmington, DE 19890-1615

Telecopier Number: 302-636-4145

The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Securityholder, including any notice delivered in connection with TIA § 310(b), TIA § 313(c), TIA § 314(a) and TIA § 315(b), shall be mailed to such Holder, first-class postage prepaid, at his address as it appears on the registration books of the Registrar and shall be sufficiently given to such Holder if so mailed within the time prescribed.

Failure to mail a notice or communication to a Securityholder or any defect in it shall not affect its sufficiency with respect to other Securityholders. Except for a notice to the Trustee, which is deemed given only when received, if a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Section 11.3.          Communications by Holders with Other Holders.

Securityholders may communicate pursuant to TIA § 312(b) with other Securityholders with respect to their rights under this Indenture, the Notes or the Guarantees. The Company, the Guarantors, the Trustee, the Registrar and any other Person shall have the protection of TIA § 312(c).

Section 11.4.          Certificate and Opinion of Counsel as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee at the request of the Trustee (a) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with (which officer signing such certificate may rely, as to matters of law, on an Opinion of Counsel), (b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of counsel, all such conditions have been complied with (which counsel, as to factual matters, may rely on an Officer’s Certificate and certificates of public officials) and (c) where applicable, a certificate or opinion by an independent certified public accountant satisfactory to the Trustee that complies with TIA § 314(c).

Section 11.5.          Statements Required in Certificate and Opinion of Counsel.

Each certificate and Opinion of Counsel with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a)           a statement that the Person making such certificate or rendering such Opinion of Counsel has read such covenant or condition;

(b)           a brief statement as to the nature and scope of the examination or investigation upon which the statements contained in such certificate or Opinion of Counsel are based;

(c)           a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)           a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 11.6.          Rules by Trustee, Paying Agent, Registrar.

The Trustee may make reasonable rules in accordance with the Trustee’s customary practices for action by or at a meeting of Securityholders. The Paying Agent or Registrar may make reasonable rules for its functions.

Section 11.7.          Legal Holidays.

If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

Section 11.8.          Governing Law.

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS INDENTURE AND THE NOTES WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE COMPANY AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES.

Section 11.9.          No Recourse Against Others.

No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Guarantees or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.

Section 11.10.        Successors.

All agreements of the Company and the Guarantors in this Indenture, the Notes and the Guarantees shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successor.

Section 11.11.        Counterparts.

The parties may sign any number of counterparts of this Indenture. Each such counterpart shall be an original, but all of them together represent the same agreement.

Section 11.12.        Severability.

In case any provision in this Indenture, the Notes or the Guarantees shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and a Holder shall have no claim therefor against any party hereto.

Section 11.13.        Table of Contents, Headings, Etc.

The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 11.14.        No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or any of its Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 11.15.        Benefits of Indenture.

Nothing in this Indenture, the Notes or the Guarantees, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture, the Notes or the Guarantees.

Section 11.16.        Independence of Covenants.

All covenants and agreements in this Indenture shall be given independent effect so that if any particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

ARTICLE XII

COLLATERAL AND SECURITY DOCUMENTS

Section 12.1.          Security Documents; Additional Collateral.

(a)           In order to secure the due and punctual payment of the Notes and all other Obligations in respect of the Notes and this Indenture and the Obligations of the Guarantors under the Guarantees, and the other amounts payable to the Trustee hereunder, the Company and the Guarantors shall, on the Issue Date, enter into the applicable Security Documents to create the Lien on the Collateral in favor of the Collateral Agent for the benefit of the Notes Secured Creditors. Any Guarantor shall, upon becoming a Guarantor, become a party to each applicable Security Document as shall be necessary or appropriate to grant and create a valid Lien on and security interest in the personal property of such Guarantor of the type described in the definition of “Collateral” in the Security Agreement and, to the extent required by the Senior Credit Facilities, all real property owned by such Guarantor, in each case, in favor of the Collateral Agent subject to no Liens other than Permitted Liens.  All such Security Documents shall be subject to the terms and conditions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Notes, this Indenture and the Security Documents, on the one hand, and the Intercreditor Agreement, on the other hand, the terms of the Intercreditor Agreement shall control.

(b)           If at any time, the Company or any Guarantor acquires in fee simple any real property with a fair market value in excess of $1.0 million or any entity which owns in fee simple any real property with a fair market value in excess of $1.0 million becomes a Guarantor, in either case as determined in good faith by the Company’s Board of Directors, the Company or such Guarantor shall grant to the Collateral Agent for the benefit of the Notes Secured Creditors a Mortgage or Amended and Restated Mortgage, as appropriate, on such real property that is not already covered by the Security Documents. All such Mortgages or Amended and Restated Mortgages, as appropriate, shall be reasonably satisfactory in form and substance to the Collateral Agent. In connection therewith, the Company shall deliver title insurance policies, proper fixture filings under the UCC on Form UCC-1, opinions of counsel, documents of the type described in clause (a)(iv) of Section 4.20 of this Indenture, surveys and insurance certificates, in each case, in form and substance reasonably satisfactory to the Collateral Agent.

(c)                                  In the event that any provisions of this Indenture are deemed to conflict with any Security Document, the provisions of such Security Document shall govern.

Section 12.2.                             Recording, Etc.

(a)                                  The Company and the Guarantors shall take or cause to be taken all action required or desirable to be taken by the Company or such Guarantor to maintain and perfect the Lien on the Collateral granted by the Security Documents, to the extent required thereby, including, but not limited to, causing all financing statements, any mortgage or deed of trust, the

Security Documents (or a short form version thereof), other instruments of further assurance, including, without limitation, continuation statements covering security interests in personal property to be executed and delivered to the Collateral Agent to be promptly recorded, registered and filed, and at all times to be kept recorded and will execute and cause to be filed such financing statements and cause to be issued and filed such continuation statements, all in such manner and in such places as may be required by law fully to maintain the perfection of the Holders’ and the Trustee’s rights under this Indenture and the Security Documents to all property comprising the Collateral. Without limiting the generality of the foregoing, the Company will cause each Guarantor that is not in existence on the Issue Date to execute and deliver to the Collateral Agent and the Trustee at such time as such Guarantor becomes a Guarantor and owns, possesses or acquires any property or assets of the type or nature that would constitute Collateral (i) a counterpart to the Security Agreement and such other documents as required by the Security Agreement and (ii) any other Security Documents as shall be necessary or reasonably requested by the Collateral Agent or the Trustee in order to grant and perfect the Lien on the Collateral of such property and assets. Notwithstanding the foregoing, to the extent the Bank Lenders do not require the Company or the Guarantors to maintain or perfect a Lien in certain Collateral, the Holders shall not require the Company or the Guarantors to maintain or perfect a Lien on such Collateral.

The Company shall from time to time promptly pay and discharge all mortgage and financing and continuation statement recording and/or filing fees, charges and taxes relating to this Indenture and the Security Documents, any amendments thereto and any other instruments of further assurance. Notwithstanding the foregoing, the Trustee shall not have any duty or obligation to ascertain whether any such taxes are required to be paid at any time, and the determination referred to in the preceding sentence shall only be made by the Trustee upon receipt of written notice that such taxes are due and owing.

(b)                                 The Company shall furnish or cause to be furnished to the Trustee within 30 days after October 1 in each year beginning with 2009, an Opinion of Counsel dated as of such date either (a) to the effect that, in the opinion of such counsel, such action has been taken with respect to the recordings, registrations, filings, re-recordings, re-registrations and refilings of all instruments of further assurance as is necessary to maintain the validity, enforceability and perfection of the security interests of each of the Security Documents, to the extent that perfection of such security interests is required by the Security Documents, and reciting with respect to such security interests the details of such action (or to the extent that further action is required to be taken within the next twelve months, details of such further action) or referencing prior Opinions of Counsel in which such details are given, or (b) if perfection of such security interests is required by the Security Documents, to the effect that, in the opinion of such counsel, no such action is necessary to maintain such security interests.

Section 12.3.                             Release of Collateral.

The Company, the Guarantors and the Trustee agree that, and each Holder, by accepting a Note, acknowledges that, subject to the terms of the Security Documents:

(a)                                  The Bank Lenders shall have the exclusive right and authority to determine the release, sale or other disposition of the Collateral; provided that no release of the Notes Secured Creditors’ Lien on the Collateral shall be made if the Collateral to be released is not the subject of a sale or other disposition and such release is being made in connection with or in contemplation of the repayment in full of the First-Lien Obligations.

(b)                                 At such time as all First-Lien Obligations and any other senior priority Permitted Liens, all commitments and letters of credit under the Senior Credit Facilities have been satisfied in full in cash in accordance with the terms thereof and/or terminated, except as set forth in paragraphs (c) and (d) below and subject to Article IX, the Trustee (together with any other representative under Equal Lien Agreements) will have the exclusive right and authority to determine the release, sale or other disposition of the Collateral in accordance with instructions from the holders of a majority in aggregate principal amount of all Equal Lien Indebtedness (acting together as a single class) or, in the absence of such instructions, in such manner as the Trustee (together with any other representative under Equal Lien Agreements) deems appropriate in its (or their) absolute discretion.

(c)                                  At such time as all First-Lien Obligations and any other senior priority Permitted Liens, all commitments and letters of credit under the Senior Credit Facilities have been satisfied in full in cash in accordance with the terms thereof and/or terminated, the Company and the Guarantors shall have the right to obtain a release of items of Collateral (the “Released Interest”) in connection with an Asset Sale upon compliance with the condition that the Company deliver to the Trustee the following:

(1)                                  an Officer’s Certificate stating that:

(a)                                  such Asset Sale complies with the terms and conditions of Section 4.12;

(b)                                 all Net Cash Proceeds from the sale of the Released Interest will be applied pursuant to the provisions of Section 4.12; and

(c)                                  all conditions precedent in this Indenture relating to the release in question have been complied with;

(2)                                  appropriate legal opinion(s) (from counsel, which may be in-house counsel, reasonably acceptable to the Trustee) to the effect set forth in clause (1) above, if requested by the Trustee (although the Trustee shall have no obligation to make any such request);

(3)                                  all documentation necessary or reasonably requested by the Trustee to grant to the Trustee a first priority security interest in and Lien on all assets (other than cash or Cash Equivalents) comprising a portion of the consideration received in such Asset Sale, if any, to the extent such security interest and Lien are required by this Indenture or the Security Documents; and

(4)                                  all documentation required by the TIA, if any, prior to the release of the Collateral.

Upon compliance by the Company with the conditions set forth in this paragraph (c), the Trustee will instruct the Collateral Agent to release the Released Interest from the Lien in favor of the Collateral Agent for the benefit of the Notes Secured Creditors.

(d)                                 At such time as all First-Lien Obligations and any other senior priority Permitted Liens, all commitments and letters of credit under the Senior Credit Facilities have been satisfied in full in cash in accordance with the terms thereof and/or terminated, subject to the provisions of this Indenture and the Security Documents, the Company or any Guarantor may, without any release or consent by the Trustee or the Collateral Agent, if no Default or Event of Default shall have occurred and be continuing:

(1)                                  abandon, terminate, cancel, release or make alterations in or substitutions of any leases, contracts or rights-of-way subject to the Lien of the Security Documents; provided that (i) any altered or substituted leases, contracts or rights-of-way shall forthwith, without further action, be subject to the Lien created by the Security Documents to the same extent as those previously existing and (ii) if the Company or such Guarantor, as the case may be, shall receive any money or property in excess of its expenses in connection with such termination, cancellation, release, alteration or substitution as consideration or compensation for such termination, cancellation, release, alteration or substitution, such money or property shall be treated as monies received in connection with an Asset Sale and subject to the provisions of Section 4.12 hereof;

(2)                                  surrender or modify any franchise, license or permit subject to the Lien created by the Security Documents which it may own or under which it may be operating; provided that, after the surrender or modification of any such franchise, license or permit, the Company or such Guarantor, as the case may be, shall still, in its reasonable business judgment, be entitled, under some other or without any franchise, license or permit, to conduct its business in the territory in which it is then operating; and provided, further, that if the Company or such Guarantor, as the case may be, shall be entitled to receive any money or property in excess of its expenses in connection with such surrender or modification as consideration or compensation for such surrender or modification, such money or property shall be treated as monies received in connection with an Asset Sale and subject to the provisions of Section 4.12 hereof;

(3)                                  alter, repair, replace, change the location or position of and add to its plants, structures, machinery, systems, equipment, fixtures and appurtenances;

(4)                                  demolish, dismantle, tear down, scrap or abandon any Collateral if, in the Company’s or such Guarantor’s reasonable business judgment, such demolition, dismantling, tearing down, scrapping or abandonment is in the best interest of the Company or such Guarantor;

(5)                                  grant a license of any Patent, Trademark or Copyright (each as defined in the Security Agreement); provided that the Company or such Guarantor receives consideration at least equal to the fair market value of such license;

(6)                                  abandon any Patent, Trademark or Copyright where subsequent applications relating to such Patent, Trademark or Copyright have been filed with respect to similar subject matter or where the Company or such Guarantor, as the case may be, in its reasonable business judgment, concludes that such Patent, Trademark or Copyright is no longer useful in the conduct of its business;

(7)                                  grant rights-of-way and easements over or in respect of any real property; provided that such grant will not in any material respect, in the reasonable business judgment of the Company or the Guarantor, as the case may be, impair the usefulness of such property in the conduct of its business and will not be prejudicial to the interests of the Holders;

(8)                                  grant leases or subleases in respect of any owned real property in the event that the Company or such Guarantor, as the case may be, determines, in its reasonable business judgment, that such owned real property is no longer useful in the conduct of its business and that such lease or sublease would not be reasonably likely to have a material adverse effect on the value of the property subject thereto; provided that any such lease or sublease shall by its terms be subject and subordinate to the Lien, and otherwise comply with the provisions, of the mortgage affecting such real property; and

(9)                                  sell, exchange or otherwise dispose of any asset constituting Collateral; provided that such sale, exchange or other disposition does not constitute an Asset Sale; provided, further, that if the Collateral being sold, exchanged or otherwise disposed of is real property and constitutes a portion (but not all) of the real property covered by a single mortgage, then the Company shall, if requested by the Collateral Agent or the Trustee, deliver to the Trustee a title endorsement and an updated survey, in each case covering the portion of such real property that is not so sold, exchanged or otherwise disposed of.

Upon any such sale, exchange or other disposition permitted by this Section 12.3(d) (other than sales, exchanges or dispositions to the Company or a Guarantor) such Collateral shall be sold, exchanged or otherwise disposed of free and clear of Liens created by the Security Documents. In the event that the Company or a Guarantor has sold, exchanged or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral (other than sales, exchanges or dispositions to the Company or a Guarantor) which under the provisions of this Section 12.3(d) may be sold, exchanged or otherwise disposed of by the Company or such Guarantor without any release or consent of the Trustee or the Collateral Agent, and the Company or such Guarantor requests the Trustee to furnish a written disclaimer, release or quitclaim of any interest in such property under any of the Security Documents, the Trustee shall promptly execute such an instrument (in recordable form, where appropriate) upon delivery to the Trustee of (i) an Officer’s Certificate by the Company or such Guarantor reciting the sale, exchange or other disposition made or proposed to be made and describing in reasonable detail the property affected thereby, and stating that such property is property which may be sold, exchanged or otherwise disposed of or dealt with by the Company or such Guarantor without any release or consent of the Trustee or the Collateral Agent in accordance with the provisions of this Section 12.3(d), and (ii) if requested by the Trustee, an Opinion of Counsel stating that the sale, exchange or other disposition made or proposed to be made was duly taken by the Company or such Guarantor in conformity with this Section 12.3(d) and that the execution of such written disclaimer, release or quitclaim is appropriate under this Section 12.3(d).

Section 12.4.                             Taking and Destruction.

At such time as all First-Lien Obligations, all commitments and letters of credit under the Senior Credit Facilities and any other senior priority Permitted Liens have been satisfied in full in cash in accordance with the terms thereof and/or terminated, upon any Taking or Destruction of any Collateral, all Net Insurance Proceeds received by the Company or any Guarantor shall be deemed Net Cash Proceeds and shall be applied in accordance with Section 4.12.

Section 12.5.                             Trust Indenture Act Requirements.

The release of any Collateral from the Lien of any of the Security Documents or the release, in whole or in part, of the Liens created by any of the Security Documents will not be deemed to impair the security interests in contravention of the provisions hereof if and to the extent the Collateral or Liens are released pursuant to the applicable Security Documents and pursuant to the terms hereof. The Trustee and each of the Holders acknowledge that a release of Collateral or Liens strictly in accordance with the terms of the Security Documents and the terms hereof will not be deemed for any purpose to be an impairment of the Security Interests in contravention of the terms of this Indenture. To the extent applicable following the qualification of this Indenture under the TIA, without limitation, the Company and the Guarantors will comply with TIA section 314(d) relating to the release of property or securities from the Liens hereof and of the Security Documents. Any certificate or opinion required by TIA Section 314(d) may be made by an Officer of the Company, except in cases in which TIA Section 314(d) requires that such certificate or opinion be made by an independent Person.

Section 12.6.                             Suits To Protect the Collateral.

Subject to the provisions of the Security Documents, the Trustee and any other representative under Equal Lien Agreements, acting together, on behalf of the Equal Lien Creditors, shall have power to instruct the Collateral Agent to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee and any other representative under Equal Lien Agreements, acting together, may deem expedient to preserve or protect the interests of the Equal Lien Creditors in the Collateral (including power to instruct the Collateral Agent to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Security Interests or be prejudicial to the interests of the Equal Lien Creditors).

Section 12.7.                             Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder or under any of the Security Documents be bound to ascertain the authority of the Trustee or the Collateral Agent, as the case may be, to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article XII to be sold be under obligation to ascertain or inquire into the authority of the Company, to make any such sale or other transfer.

Section 12.8.                             Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XII upon the Company with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or of any officer or officers thereof required by the provisions of this Article XII.

Section 12.9.                             Determinations Relating to Collateral.

In the event (i) the Collateral Agent or the Trustee shall receive any written request from the Company or any Guarantor under any Security Document for consent or approval with respect to any matter or thing relating to any Collateral or the Company’s or any Guarantor’s obligations with respect thereto; or (ii) there shall be required from the Collateral Agent or the Trustee under the provisions of any Security Document any performance or the delivery of any instrument; or (iii) a Responsible Officer of the Collateral Agent or the Trustee shall become aware of any nonperformance by the Company or any Guarantor of any covenant or any breach of any representation or warranty of the Company or any Guarantor set forth in any Security Document, and, in the case of clause (i), (ii) or (iii) above, the Collateral Agent’s or the Trustee’s response or action, as applicable, is not otherwise specifically contemplated hereunder then, in each such event, the Collateral Agent or the Trustee, as applicable, shall, within seven Business Days thereafter, advise the Holders, in writing and at the Company’s expense, of the matter or thing as to which consent has been requested or the performance or instrument required to be delivered or the nonperformance or breach of which the Collateral Agent or the Trustee has become aware. Subject to Article IX, the Holders of not less than a majority in aggregate principal amount of the outstanding Notes shall have the exclusive authority to direct the Collateral Agent’s or the Trustee’s response, as applicable, to any of the circumstances contemplated in clauses (i), (ii) and (iii) above. In the event the Collateral Agent or the Trustee shall be required to respond to any of the circumstances contemplated in this Section 12.9, the Collateral Agent or the Trustee shall not be required so to respond unless it shall have received written authority by not less than a majority in aggregate principal amount of the outstanding Notes; provided that the Collateral Agent or the Trustee shall be entitled to hire experts, consultants, agents and attorneys to advise the Collateral Agent or the Trustee on the manner in which the Collateral Agent or the Trustee should respond to such request or render any requested performance or response to such nonperformance or breach (the expenses of which shall be reimbursed to the Collateral Agent or the Trustee, as applicable, pursuant to Section 7.7 or 12.12, as applicable). The Collateral Agent and the Trustee shall be fully protected in the taking of any action recommended or approved by any such expert, consultant, agent or attorney or agreed to by a majority of such Holders.

Section 12.10.                       Release upon Termination of the Company’s Obligations.

In the event that the Company delivers an Officer’s Certificate certifying that its obligations under this Indenture have been satisfied and discharged by complying with the provisions of Article VIII and such other documents and/or funds as are required to be delivered or paid pursuant to Article VIII, (i) the Trustee shall or shall instruct the Collateral Agent to execute and deliver, in each case without recourse, representation or warranty, such releases, termination statements and other instruments (in recordable form, where appropriate) as the Company may reasonably request evidencing the termination of the Liens created by the Security Documents in favor of the Collateral Agent for the benefit of the Trustee and the Holders and (ii) neither the Trustee nor the Collateral Agent shall be deemed to hold the Liens for the benefit of the Trustee and the Holders.

Section 12.11.                       Limitation on Duty of Trustee in Respect of Collateral

(a)                                  Beyond the exercise of reasonable care in the custody thereof, neither the Trustee nor the Collateral Agent shall have any duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Trustee nor the Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of the security interest in the Collateral.

(b)                                 Neither the Trustee nor the Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens upon any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes negligence or willful misconduct on the part of the Trustee or the Collateral Agent, as applicable, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.

Section 12.12.        Collateral Agent.

(a)           The Trustee and the Company hereby acknowledge and agree that the Collateral Agent holds the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the terms of the Security Documents and the Intercreditor Agreement.  Each Holder, by accepting a Note, consents and agrees to the terms of this Indenture, the Security Documents and the Intercreditor Agreement (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Collateral Agent to enter into the Security Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith.  The Company shall deliver to the Trustee (if it is not itself then the Collateral Agent) copies of all documents delivered to the Collateral Agent pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be required by this Section 12.12 to assure and confirm to the Trustee and the Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed.

(b)           Except as otherwise explicitly provided herein or in the Security Documents, neither the Collateral Agent nor any of its respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own willful misconduct, gross negligence or bad faith.

(c)           The Collateral Agent is authorized and directed by the Company to (i) enter into the Security Documents and the Intercreditor Agreement, (ii) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreement and (iii) perform and observe its obligations under the Security Documents and the Intercreditor Agreement, including hiring experts, consultants, agents and attorneys reasonably necessary to perform its obligations thereto.

(d)           The Company shall pay to the Collateral Agent from time to time such compensation for its services rendered under the Security Documents as agreed in writing. The Company shall reimburse the Collateral Agent upon request for all reasonable out-of-pocket disbursements, expenses and advances (including reasonable fees and expenses of counsel) incurred or made in connection with the performance of its duties under the Security Documents and the Intercreditor Agreement.  Such expenses shall include the reasonable compensation, reasonable out-of-pocket disbursements and reasonable expenses of the Collateral Agent’s consultants, agents and counsel.

(e)           The Company shall indemnify and hold harmless the Collateral Agent and its agents, employees, officers, directors and shareholders (collectively, the “Collateral Agent Indemnified Parties”) against (i) any and all claims, expenses, loss or liability incurred by it arising out of or in connection with the administration of its duties under the Security Documents and the Intercreditor Agreement and (ii) Environmental Damages. The Collateral Agent shall notify the Company promptly of any claim asserted against it for which any Collateral Agent

Indemnified Party may seek indemnity. The Company shall defend the claim with counsel designated by the Company, who may be outside counsel to the Company, but shall in all events be reasonably satisfactory to the Collateral Agent Indemnified Party, and the Collateral Agent Indemnified Party shall cooperate in the defense.  The Company shall keep the Collateral Agent Indemnified Party advised of all material events with respect to any claim, shall obtain the prior written approval (which approval may be withheld or delayed in the Collateral Agent Indemnified Party’s sole discretion) of the Company before entering into any settlement, adjustment or compromise of such claim involving injunctive or other equitable relief being asserted against the Collateral Agent Indemnified Party and will not, without the prior written consent of each Collateral Agent Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened action in respect of which indemnification may be sought hereunder (whether or not any such Collateral Agent Indemnified Party is a party to such action), unless such settlement, compromise or consent by its terms obligates the Company to satisfy such settlement, compromise or consent and includes an unconditional release of all such Collateral Agent Indemnified Parties from all liability arising out of such claim.   The Collateral Agent Indemnified Party may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel; provided, that the Company will not be required to pay such fees and expenses if it assumes the Collateral Agent Indemnified Party’s defense and there is no conflict of interest between the Company and the Collateral Agent Indemnified Party in connection with such defense.  The Company need not pay for any settlement made without its written consent, which consent may not be unreasonably withheld.  The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Collateral Agent Indemnified Party through such Collateral Agent Indemnified Party’s own willful misconduct, negligence or bad faith.

(f)            The Collateral Agent may resign at any time by so notifying the Company in writing, such resignation to be effective upon the appointment of a successor Collateral Agent. The Holders of a majority in principal amount of the outstanding Notes may remove the Collateral Agent by so notifying the Collateral Agent in writing and may appoint a successor Collateral Agent with the Company’s consent which consent shall not be unreasonably withheld.

(g)           The Collateral Agent shall be a third-party beneficiary with respect to this Indenture, including the covenants and agreements contained in this Section 12.12, entitled to enforce such provisions as if it were a party hereto.

ARTICLE XIII

SUBORDINATION OF PAYMENTS RELATING TO SERIES C NOTES

Section 13.1.          Subordination.

The Company and each Holder agree, and each Holder of a Series C Note by accepting a Series C Note and the related Guarantees agrees, that the Series C Notes are subordinated in right of payment to the prior payment in full in cash of the Obligations under the Series A Notes and the Series B Notes, including all Obligations accruing subsequent to the occurrence of any events specified in Section 6.1(f) or (g) or which would have accrued but for such event, but excluding any contingent obligations for which no claim has been asserted, and that the subordination is for the benefit of and enforceable by the Holders of the Series A Notes and the Series B Notes.  This Article XIII, and all rights and obligations under this Article XIII, are subject to the Intercreditor Agreement.

Section 13.2.          Liquidation, Dissolution, Bankruptcy.

Upon any payment or distribution of the assets of the Company or any Guarantor to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or such Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or such Subsidiary Guarantor or its property:

(a)           Holders of the Series A Notes and Holders of the Series B Notes shall receive payment in full in cash of the Obligations under the Series A Notes and Series B Notes, including all Obligations accruing subsequent to the occurrence of any events specified in Section 6.1(f) or (g) or which would have accrued but for such event, but excluding any contingent obligations for which no claim has been asserted, before Holders of Series C Notes shall be entitled to receive any payment from the Company or the Guarantor, whether directly by the Company or pursuant to the Guarantee; and

(b)           until Holders of Series A Notes and Series B Notes shall receive payment in full in cash of the Obligations under the Series A Notes and the Series B Notes, including all Obligations accruing subsequent to the occurrence of any events specified in Section 6.1(f) or (g) or which would have accrued but for such event, but excluding any contingent obligations for which no claim has been asserted, any payment or distribution to which Holders of Series C Notes would be entitled but for this Article XIII shall be made to Holders of the Series A Notes and the Series B Notes.

Section 13.3.          When Distribution Must Be Paid Over.  Subject to the Intercreditor Agreement, if the Trustee or any Holder of the Series C Notes receives a payment or distribution relating to the Series C Notes before the Obligations under the Series A Notes and the Series B Notes have been paid in full in cash, including all Obligations accruing subsequent to the occurrence of any events specified in Section 6.1(f) or (g) or which would have accrued but for such event, but excluding any contingent obligations for which no claim has been asserted, the Trustee or the Holder of Series C Notes, as the case may be, who receives the payment or distribution shall hold it in trust for the Holders of Series A Notes and the Series B Notes and shall pay it over to them as their interests may appear in the same form as received, or with any necessary endorsement or assignment. Notwithstanding the foregoing, (1) cash interest may be paid in respect of the Series C Notes in connection with a redemption of Series C Notes pursuant to Article III, (2) payments (including cash interest) may be paid in respect of the Series C Notes in connection with a Net Proceeds Offer pursuant to Section 4.12 (subject to paragraph (g) thereof), and (3) if the Company has complied with all of its obligations in the first sentence of Section 4.14(c) with respect to the Series A Notes and the Series B Notes, then payments (including cash interest) may be paid in respect of the Series C Notes pursuant to a Change of Control Offer, and in each such case, no such payment or distribution shall be held in trust for the Holders of Series A Notes or Series B Notes or paid over to them.

Section 13.4.          Subordination May Not Be Impaired by Company.  No right of any Holder of Series A Notes or Holder of Series B Notes to enforce the subordination of the Series C Notes or the related Guarantees shall be impaired by any act or failure to act by the Company or any Guarantor or by the failure of any of them to comply with this Indenture.

Section 13.5.          Trustee Entitled To Rely.  Upon any payment or distribution pursuant to this Article XIII, the Trustee and the Securityholders shall be entitled to rely (a) upon any final non-appealable order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 13.2 are pending or (b) upon a certificate of the liquidating trustee making such payment or distribution to the Trustee or to the Holders for the purpose of ascertaining which Holders are entitled to such payment or distribution, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article XIII.  The provisions of Sections 7.1 and 7.2 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article XIII.

Section 13.6.          Trustee To Effectuate Subordination.  Each Holder of a Series C Note by accepting a Series C Note irrevocably authorizes and directs the Trustee on its behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders of the Series A Notes and Holders of Series B Notes, on the one hand, and the Holders of the Series C Notes, on the other hand, as provided in this Article XIII and appoints the Trustee as attorney-in-fact for any and all such purposes.  If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 13.2 hereof at least 10 days before the expiration of the time to file such claim, the Holders of the Series A Notes, the Holders of the Series B Notes, or their respective representatives, are authorized to file an appropriate claim for and on behalf of and in the name of, the Series C Notes.

Section 13.7.          Reliance by Holders of Series A Notes and Series B Notes on Subordination Provisions.  Each Holder of a Series C Note by accepting a Series C Note and related Guarantee acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each Holder of a Series A Note and each Holder of a Series B Note, whether such Series A Note or Series B Note was acquired before or after the issuance of the Series C Notes, to acquire and continue to hold, or to continue to hold, such Series A Note or Series B Note and such Holder of a Series A Note or a Series B Note shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Series A Note or Series B Note.

ARTICLE XIV

TRUST MONIES

Section 14.1.                             Trust Monies.

All Trust Monies shall be held by or delivered to the Trustee, for the benefit of the Equal Lien Creditors in accordance with the provisions of the applicable Security Documents. Applicable Trust Monies, if any, shall, at the direction of the Company, be (a) applied by the Trustee from time to time to the payment of the principal of, premium, if any, and interest on any Notes at maturity or upon redemption or retirement, or to the purchase of notes upon tender or in the open market or otherwise, (b) released to the extent such cash would be considered Collateral under the Security Documents following such release or (c) applied to cure any payment Event of Default in each case in accordance with the Security Documents.

Section 14.2.                             Investment of Trust Monies.

All or any part of any Trust Monies held by the Trustee hereunder (except such as may be held for the account of any particular Notes) shall from time to time be invested or reinvested by the Trustee in any Cash Equivalents pursuant to the written direction of the Company, which shall specify the Cash Equivalents in which such Trust Monies shall be invested. Unless an Event of Default occurs and is continuing, any interest on such Cash Equivalents (in excess of any accrued interest paid at the time of purchase) which may be received by the Trustee shall be forthwith paid to the Company. Such Cash Equivalents shall be held by the Trustee as a part of the Collateral, subject to the same provisions hereof as the cash used by it to purchase such Cash Equivalents. The Trustee shall not be liable or responsible for any loss resulting from such investments or sales except only for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct in complying with this Section 14.2.

Section 14.3.                             Return of Applicable Trust Monies.

The Company shall be entitled to request in writing the return of any or all of the Applicable Trust Monies and the Trustee shall return such Applicable Trust Monies to the Company if: (1) no Default or Event of Default has occurred and is continuing, (2) such

Applicable Trust Monies, when released to the Company, will be deposited into a Deposit Account (as defined in the Security Agreement) over which the Collateral Agent has control (as defined in the UCC (as defined in the Security Agreement)), (3) such Applicable Trust Monies are applied pursuant to the Security Agreement and (4) the Company delivers to the Trustee an Officer’s Certificate stating that all conditions precedent herein provided for relating to such return of Applicable Trust Monies have been complied with.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

VERTIS, INC.,
as the Company

By:
Name:
Title:

WILMINGTON TRUST COMPANY,
as Trustee and Collateral Agent

By:
Name:
Title:

GUARANTORS:

WEBCRAFT, LLC

By:
Name:
Title:

WEBCRAFT CHEMICALS, LLC

By:
Name:
Title:

ENTERON GROUP, LLC

By:
Name:
Title:

USA DIRECT, LLC

By:
Name:
Title:

VERTIS MAILING, LLC

By:
Name:
Title:

ACG HOLDINGS, INC.

By:
Name:
Title:

AMERICAN COLOR GRAPHICS, INC.

By:
Name:
Title:

Agreed and Accepted, with respect to
Section 4.21, Section 4.22 and Article XI

VERTIS HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT A

[FORM OF SERIES A NOTE]

THIS SERIES A NOTE AND ALL OBLIGATIONS HEREUNDER ARE SUBJECT TO THE TERMS OF THAT CERTAIN INTERCREDITOR AGREEMENT DATED AS OF [OCTOBER     ], 2008 AMONG GENERAL ELECTRIC CAPITAL CORPORATION, IN ITS CAPACITY AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT UNDER THE FIRST LIEN REVOLVING CREDIT AGREEMENT (AS DEFINED IN THE INDENTURE) ACTING FOR AND ON BEHALF OF THE LENDERS FROM TIME TO TIME PARTY THERETO, ABLECO FINANCE LLC, IN ITS CAPACITY AS COLLATERAL AGENT UNDER THE FIRST LIEN TERM LOAN AGREEMENT (AS DEFINED IN THE INDENTURE) ACTING FOR AND ON BEHALF OF THE LENDERS FROM TIME TO TIME PARTY THERETO, AND WILMINGTON TRUST COMPANY IN ITS CAPACITY AS TRUSTEE AND COLLATERAL AGENT UNDER THE INDENTURE ACTING ON BEHALF OF THE HOLDERS (AS DEFINED IN THE INDENTURE), AS SUCH INTERCREDITOR AGREEMENT MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME.

THESE SERIES A NOTES HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THESE SERIES A NOTES MAY BE OBTAINED BY WRITING TO VERTIS, INC. AT 250 WEST PRATT STREET, 18th FLOOR, BALTIMORE, MD 21201.

No.	$

VERTIS, INC.

SERIES A SENIOR SECURED SECOND LIEN NOTES DUE 2012

VERTIS, INC. promises to pay to                or registered assigns the principal sum of                Dollars on October 1, 2012.

Interest Payment Dates: April 1 and October 1

Record Dates: March 15 and September 15

	By:	Authorized Signature

	By:	Authorized Signature

Dated:

CERTIFICATE OF AUTHENTICATION

This is one of the Series A Senior Secured Second Lien Notes due 2012 referred to in the within-mentioned Indenture.

WILMINGTON TRUST COMPANY,
as Trustee

By:
Authorized Signatory

Dated:

(REVERSE OF SECURITY)

SERIES A SENIOR SECURED SECOND LIEN NOTES DUE 2012

(1)                                  Interest. VERTIS, INC., a Delaware corporation (the “Company”, which term shall include any successor thereto in accordance with the Indenture), promises to pay, until the principal hereof is paid or made available for payment, interest (including any Accrued Bankruptcy Interest) on the unpaid principal balance of this Series A Note at a rate of 18.5% per annum. Interest on the Series A Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance of such Series A Notes through but excluding the date on which interest is paid. Interest shall be payable in arrears on April 1 and October 1 (each an “Interest Payment Date”).  Interest will be computed on the basis of a 360-day year of twelve full 30-day months.

(a)           PIK Interest Payments and Cash Interest Payments.  Prior to the Fifth Interest Payment Date, interest shall be paid on the Series A Notes by payment of PIK Interest, at the rate of 18.5% per annum. Commencing on the Fifth Interest Payment Date and with respect to each subsequent Interest Payment Date, the Company may elect in its sole and absolute discretion either (A) to pay the interest due on the Series A Notes on such Interest Payment Date by payment of PIK Interest at the rate of 18.5% per annum or (B) in lieu of the interest payable under clause (A) and in full satisfaction thereof, to pay the interest due on such Interest Payment Date by payment of a combination of cash interest at the rate of 13.25% per annum and PIK Interest at the rate of 4.25% per annum.

Interest paid in connection with a redemption of Series A Notes pursuant to Article III of the Indenture or the consummation of a Net Proceeds Offer or Change of Control Offer shall be paid in cash at the rate of 18.5% per annum, or, if on the most recent Interest Payment Date the Company paid interest under clause (B) above, in cash at the rate of 17.5% per annum.

(b)           PIK Interest.  All interest payable pursuant to this Series A Note will be payable (a) on and after the Maturity Date in cash and (b) prior to the Maturity Date [by increasing the principal amount of this Series A Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) (or, if necessary, pursuant to requirements of the depository or otherwise, to authenticate a new Series A Global Security executed by the Company with such increased principal amounts] 1 [by issuing PIK Notes in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and the Trustee will, at the request of the Company, authenticate and deliver such PIK Notes for original issuance to the Holder of this Series A Note on the relevant record date, as shown by the records of the Register] 2 except that interest paid in connection with a redemption of Notes pursuant to Article III or the consummation of a Net Proceeds Offer or a Change of Control Offer shall be paid in cash.  Following an increase in the principal amount of this Series A Note as a result of a payment of PIK Interest, this Series A Note will bear interest on such increased principal amount from and after the date of such payment of PIK Interest.  Any PIK Notes will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All PIK Notes issued pursuant to a payment of PIK Interest will mature on October 1, 2012 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Series A Notes issued on the Issue Date.  Any PIK Notes will be issued with the description “PIK” on the face of such PIK Note.

(2)                                  Method of Payment. The Company will pay interest on the Series A Notes (except defaulted interest) to the Persons who are registered Holders of Series A Notes at the close of business on the March 15 or September 15 immediately preceding the Interest Payment Date.  Holders must surrender Series A Notes to a Paying Agent to collect principal payments.  The Company will pay principal, premium, if any, and interest, except for PIK Interest, in money of the United States that at the time of payment is legal tender for payment of public and private debts. At the Company’s option, cash interest may be paid by check mailed to the registered address of the Holder of this Series A Note; provided, that, [all cash payments of principal, premium, if any, and interest on, this Series A Note will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof 1 [all cash payments of principal of, premium, if any,

(1) Applicable if this Series A Note is represented by a Series A Global Security registered in the name of or held by DTC or its nominee on the relevant record date.

(2) Applicable if this Series A Note is represented by a Physical Security.

and interest on, this Series A Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion)] 2.

(3)                                  Paying Agent and Registrar. Initially, Wilmington Trust Company (the “Trustee”) will act as Paying Agent and Registrar.  The Company may change any Paying Agent, Registrar or co-Registrar without notice.

(4)                                  Indenture. The Company issued the Series A Notes under an Indenture dated as of [October   , 2008] (as amended from time to time, the “Indenture”) among the Company, the Guarantors and the Trustee.  This Series A Note is one of an issue of Notes of the Company issued under the Indenture.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) as amended from time to time. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of them. Capitalized terms used herein and not otherwise defined have the meanings set forth in the Indenture.  The Notes are secured obligations of the Company, and are unlimited in aggregate principal amount, $350.0 million of which will be issued on the Issue Date and Additional Notes and PIK Notes may be issued after the Issue Date, subject to the limitations set forth in Section 4.9 of the Indenture.  The Notes are secured on a second priority basis by security interests in the Collateral pursuant to the Security Documents referred to in the Indenture.

(5)                                  Redemption.

(a)           Optional Redemption. The Notes may be redeemed, at the Company’s option, in whole or in part, at any time and from time to time at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below if redeemed during the twelve-month period commencing on [month and day of Issue Date] of the year set forth below:

Year	Percentage
2008	103.000%
2009	101.500%
2010	100.750%
2011 and thereafter	100.000%

In addition, the Company must pay accrued and unpaid interest thereon to the applicable Redemption Date.

(b)                             Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed at his registered address. On and after the Redemption Date, unless the Company defaults in making the redemption payment, interest ceases to accrue on Notes or portions thereof called for redemption.

(c)                                     Offers to Purchase. Sections 4.12 and 4.14 of the Indenture provide that after an Asset Sale, or upon the occurrence of a Change of Control, and subject to further limitations contained therein, the Company shall make an offer to purchase certain amounts of Notes in accordance with the procedures set forth in the Indenture.

(6)                                  Security Documents. In order to secure the due and punctual payment of the Notes and all other Obligations in respect of the Notes and the Indenture, and the obligations of the Gurantors under the Gurantees and the other amounts payable to the Trustee, the Company and the Guarantors shall, on the Issue Date, enter into the applicable Security Documents to create the Lien on the Collateral in favor of the Collateral Agent for the benefit of the Notes Secured Creditors.  Any Guarantor shall, upon becoming a Guarantor, become a party to each applicable Security Document as shall be necessary or appropriate to grant and create a valid Lien on and security interest in the personal property of such Guarantor of the type described in the definition of “Collateral” in the Security Agreement and, to the extent required by the Senior Credit Facilities, all real property owned by such Guarantor, in each case, in favour of the Collateral Agent subject to no Liens other than Permitted Liens. All such Security Documents shall be subject to the terms and conditions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Notes, the Indenture and the Security Documents, on the one hand, and the Intercreditor Agreement, on the other hand, the terms of the Intercreditor Agreement shall control.

If at any time the Company or any Guarantor acquires in fee simple any real property with a fair market value in excess of $1.0 million or any entity which owns in fee simple any real property with a fair market value in excess of $1.0 million becomes a Guarantor, in either case as determined in good faith by the Company’s Board of Directors, the Company or such Guarantor shall grant to the Collateral Agent for the benefit of the Notes Secured Creditors a Mortgage or Amended and Restated Mortgage, as appropriate, on such real property that is not already covered by the Security Documents. All such Mortgages or Amended and Restated Mortgages, as appropriate, shall be reasonably satisfactory in form and substance to the Collateral Agent. In connection therewith, the Company shall deliver title insurance policies, surveys, insurance certificates and other documents specified in the Indenture in each case, in form and substance reasonably satisfactory to the Collateral Agent.

In the event that any provisions of the Indenture are deemed to conflict with any Security Document, the provisions of such Security Document shall govern.

The Trustee and each Holder acknowledge that a release of any of the Collateral or any Lien strictly in accordance with the terms and provisions of any of the Security Documents and the terms and provisions of the Indenture will not be deemed to be an impairment of the security under the Indenture.

The Trustee and the Company acknowledge and agree that the Collateral Agent holds the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the terms of the Security Documents and the Intercreditor Agreement.  Each Holder, by accepting a Note, consents and agrees to the terms of the Indenture, the Security Documents and the Intercreditor Agreement (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Collateral Agent to enter into the Security Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith.

(7)                                  Denominations, Transfer, Exchange. The Series A Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00; provided, however, that payments of PIK Interest (whether such interest is paid by increasing the principal amount of the outstanding Series A Notes or through the issuance of PIK Notes) shall be made in denominations of $1.00 and integral multiples of $1.00 rounded up to the nearest whole dollar. A Holder may transfer or exchange Series A Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay to it any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Series A Note or portion of a Series A Note selected for redemption, or transfer or exchange any Series A Notes for a period of 15 days before a selection of Series A Notes to be redeemed.

(8)                                  Persons Deemed Owners. The registered holder of a Series A Note may be treated as the owner of it for all purposes.

(9)                                  Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company for payment as general creditors unless an “abandoned property” law designates another Person.

(10)                            Amendment, Supplement, Waiver. The Company, the Guarantors and the Trustee may, without the consent of the Holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act of 1939 or making any other change that does not adversely affect the rights of any Holder. Other amendments and modifications of the Indenture or the Notes may be made by the Company, the Guarantors and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, subject to certain exceptions requiring the consent of the Holders of the particular Notes to be affected.

(11)                            Successor Corporation. When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture and the transaction complies with the terms of Article V of the Indenture, the predecessor corporation will, subject to certain exceptions, be released from those obligations.

(12)                            Defaults and Remedies.   Events of Default include:  default in payment of principal of, or premium on, the Notes when such principal or premium becomes due and payable at maturity, upon redemption or otherwise; default in payment of interest on any Notes when due and payable and the default continues for a period of 30 days; certain defaults under other Indebtedness of the Company or any Restricted Subsidiary; default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes; certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries; certain judgments remain undischarged, unpaid or unstayed for a period of 60 days after becoming final and non-appealable; any Guarantee of a Significant Subsidiary ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee; and certain defaults by the Company or any Guarantor that it is a Significant Subsidiary under the Security Documents.

If an Event of Default occurs and is continuing (and has not been waived in accordance with the provisions of the Indenture), either the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes may declare all of the unpaid principal of, and premium, if any, and accrued interest on, and all other Obligations under, the Notes to be, and the same (a) shall become immediately due and payable, or (b) if there are any amounts outstanding under the Senior Credit Facilities, shall become immediately due and payable upon the first to occur of an acceleration under the Senior Credit Facilities or five business days after receipt by the Company and the agent or other representative under the Senior Credit Facilities of such acceleration notice but only if such Event of Default is then continuing.  If an Event of Default arising from certain events of bankruptcy or insolvency occurs and is continuing, all outstanding Notes become due and payable immediately without further action or notice.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or an Event of Default in payment of principal of, premium, if any, or interest on, the Notes) if and so long as a committee of its Responsible Officers determines in good faith that withholding notice is in their interests.  The Company must furnish an annual compliance certificate to the Trustee.

(13)                            Restrictive Covenants. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, pay dividends and make distributions with respect to, or repurchase or otherwise acquire or retire for value, any of their Equity Interests, make certain Investments, incur additional Indebtedness, enter into transactions with Affiliates, incur Liens, sell assets, merge or consolidate with any other Person and sell, lease, transfer or otherwise dispose of all of substantially all of their properties or assets. The limitations are subject to a number of important qualifications and exceptions. The Company must annually report to the Trustee on compliance with such limitations.

(14)         Board Observer/Board Designee Rights.  Section 4.21 of the Indenture provides that the Holders of a majority in aggregate principal amount of the outstanding Notes have the right to designate a non-voting observer to the Board of Directors of Holdings.  Section 4.22 provides that if, on the Fifth Interest Payment Date or on any subsequent Interest Payment Date, the Company does not pay an installment of cash interest at a rate of 13.25% per annum on the Series A Notes pursuant to the provisions of Section 4.1(c) of the Indenture, then, pursuant to the Stockholders’ Agreement, the Board of Directors of Holdings shall be increased from five members to seven members and two of the members of the Board of Directors of Holdings shall resign or be removed in accordance with the Stockholders’ Agreement and the Holders of a majority in an aggregate principal amount of the Series A Notes shall have the right to designate a number of members of the Board of Directors of Holdings pursuant to Section 4.22(a) of the Indenture by directing the Trustee to notify Holdings in writing specifying such designees.  If a Series A Majority Holders Nomination Election is not received within 30 calendar days of the Series A Majority Holders Nomination Notice, the Holders of all Notes shall have the right to designate a number of members of the Board of Directors of Holdings pursuant to the procedures and terms described in Section 4.22(b) of the Indenture.

(15)                            Trustee Dealings with Company.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

(16)                            No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(17)         Discharge of Indenture; Defeasance. The Indenture contains provisions for defeasance at any time, upon compliance with certain conditions set forth therein, of (i) the entire indebtedness of this Note or (ii) certain restrictive covenants and Events of Default with respect to this Note.

(18)         Authentication. This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.

(19)         Abbreviations. Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(20)         GOVERNING LAW. THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

The provisions of this Note are expressly made subject to the more detailed provisions set forth in the Indenture, which shall for all purposes be controlling. The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

VERTIS, INC.
250 W. Pratt Street
18th Floor
Baltimore, MD 21201
Attention: Chief Financial Officer

ASSIGNMENT FORM

If you want to assign this Note, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Note to

(Insert assignee’s social security or tax ID number)

(Print or type assignee’s name, address and zip code) and irrevocably appoint                                agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your signature:

(Sign exactly as your name appears on the other side of
this Note)

Signature Guarantee:

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Company pursuant to Section 4.12 or 4.14 of the Indenture, check the Box: ☐

If you wish to have a portion of this Note purchased by the Company pursuant to Section 4.12 or 4.14 of the Indenture, state the amount:

$

Date:	Your signature:

(Sign exactly as your name appears on the other side of
this Note)

Signature Guarantee:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE SERIES A GLOBAL SECURITY*

The following exchanges of a part of this Series A Global Security for an interest in another Series A Global Security or for a Physical Security, or exchanges of a part of another Series A Global Security or Physical Security for an interest in this Series A Global Security or increases for a payment of PIK Interest, have been made:

Date of Exchange or Payment of PIK Interest	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Series A Global Security	Principal Amount of this Series A Global Security following such decrease or increase	Signature of authorized officer of Trustee or Custodian

*This schedule should be included only if the Series A Note is issued in global form.

EXHIBIT B

[FORM OF SERIES B NOTE]

THIS SERIES B NOTE AND ALL OBLIGATIONS HEREUNDER ARE SUBJECT TO THE TERMS OF THAT CERTAIN INTERCREDITOR AGREEMENT DATED AS OF [OCTOBER     ], 2008 AMONG GENERAL ELECTRIC CAPITAL CORPORATION, IN ITS CAPACITY AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT UNDER THE FIRST LIEN REVOLVING CREDIT AGREEMENT (AS DEFINED IN THE INDENTURE) ACTING FOR AND ON BEHALF OF THE LENDERS FROM TIME TO TIME PARTY THERETO, ABLECO FINANCE LLC, IN ITS CAPACITY AS COLLATERAL AGENT UNDER THE FIRST LIEN TERM LOAN AGREEMENT (AS DEFINED IN THE INDENTURE) ACTING FOR AND ON BEHALF OF THE LENDERS FROM TIME TO TIME PARTY THERETO, AND WILMINGTON TRUST COMPANY IN ITS CAPACITY AS INDENTURE TRUSTEE AND COLLATERAL AGENT UNDER THE INDENTURE ACTING ON BEHALF OF THE HOLDERS (AS DEFINED IN THE INDENTURE), AS SUCH INTERCREDITOR AGREEMENT MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME.

THESE SERIES B NOTES HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THESE SERIES B NOTES MAY BE OBTAINED BY WRITING TO VERTIS, INC. AT 250 WEST PRATT STREET, 18th FLOOR, BALTIMORE, MD 21201.

No.	$

VERTIS, INC.

SERIES B SENIOR SECURED SECOND LIEN NOTES DUE 2012

VERTIS, INC. promises to pay to                 or registered assigns the principal sum of                Dollars on October 1, 2012.

Interest Payment Dates: April 1 and October 1

Record Dates: March 15 and September 15
	By:	Authorized Signature

	By:	Authorized Signature
Dated:

CERTIFICATE OF AUTHENTICATION

This is one of the Series B Senior Secured Second Lien Notes due 2012 referred to in the within-mentioned Indenture.

WILMINGTON TRUST COMPANY, as Trustee

By:
Authorized Signatory

Dated:

(REVERSE OF SECURITY)

SERIES B SENIOR SECURED SECOND LIEN NOTES DUE 2012

(1)           Interest.  VERTIS, INC., a Delaware corporation (the “Company”, which term shall include any successor thereto in accordance with the Indenture), promises to pay, until the principal hereof is paid or made available for payment, Interest (including any Accrued Bankruptcy Interest) on the unpaid principal balance of this Note at a rate of 18.5% per annum.  Interest on the Series B Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance of such Series B Notes through but excluding the date on which interest is paid.  Interest shall be payable in arrears on April 1 and October 1 (each an “Interest Payment Date”).  Interest will be computed on the basis of a 360-day year of twelve full 30-day months.

All interest payable pursuant to this Series B Note will be payable (a) on and after the Maturity Date in cash and (b) prior to the Maturity Date by issuing Series C Notes in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) except that interest paid in connection with a redemption of Notes pursuant to Article III of the indenture or the consummation of a Net Proceeds Offer or a Change of Control Offer shall be paid in cash.  The Trustee will, at the request of the Company, authenticate and deliver such Series C Notes for original issuance to the Holder of this Series B Note on the relevant record date, as shown by the records of the Register.  Series C Notes will be dated as of the applicable Interest Payment Date and will bear interest from and after such date.  All Series C Notes issued pursuant to a payment of PIK Interest will mature on October 1, 2012 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Series B Notes issued on the Issue Date, except that the series C Notes shall be subordinated in right of payment to the Series A Notes and the Series B Notes pursuant to Article XIII of the Indenture.  Any Series C Notes will be issued with the description “PIK” on the face of such Series C Note.

(2)           Method of Payment.  The Company will pay interest on the Series B Notes (except defaulted interest) to the Persons who are registered Holders of Series B Notes at the close of business on the March 15 or September 15 immediately preceding the Interest Payment Date.  Holders must surrender Series B Notes to a Paying Agent to collect principal payments.  The Company will pay principal, cash interest and premium, if any, in money of the United States that at the time of payment is legal tender for payment of public and private debts.  [All cash payments of principal of, cash interest on and premium, if any, on this Series B Note will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof](1) [All cash payments of principal of, cash interest and premium, if any, on this Series B Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion)].(2)

(3)           Paying Agent and Registrar.  Initially, Wilmington Trust Company (the “Trustee”) will act as Paying Agent and Registrar.  The Company may change any Paying Agent, Registrar or co-Registrar without notice.

(1) Applicable if this Series B Note is represented by a Series B Global Security registered in the name of or held by DTC or its nominee on the relevant record date.

(2) Applicable if this Series B Note is represented by a Physical Security.

(4)           Indenture.  The Company issued the Series B Notes under an Indenture dated as of [October     , 2008] (as amended from time to time, the “Indenture”) among the Company, the Guarantors and the Trustee.  This Series B Note is one of an issue of Notes of the Company issued under the Indenture.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) as amended from time to time. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of them.  Capitalized terms used herein and not otherwise defined have the meanings set forth in the Indenture.  The Notes are secured obligations of the Company, and are unlimited in aggregate principal amount, $350.0 million of which will be issued on the Issue Date and Additional Notes and PIK Notes may be issued after the Issue Date, subject to the limitations set forth in Section 4.9 of the Indenture.  The Notes are secured on a second priority basis by security interests in the Collateral pursuant to the Security Documents referred to in the Indenture.

(5)           Redemption.

(a)           Optional Redemption.  The Notes may be redeemed, at the Company’s option, in whole or in part, at any time and from time to time at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below if redeemed during the twelve-month period commencing on [month and day of Issue Date] of the year set forth below:

Year	Percentage
2008	103.000%
2009	101.500%
2010	100.750%
2011 and thereafter	100.000%

In addition, the Company must pay accrued and unpaid interest thereon to the applicable Redemption Date.

(b)           Notice of Redemption.  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed at his registered address. On and after the Redemption Date, unless the Company defaults in making the redemption payment, interest ceases to accrue on Notes or portions thereof called for redemption.

(c)           Offers to Purchase.  Sections 4.12 and 4.14 of the Indenture provide that after an Asset Sale, or upon the occurrence of a Change of Control, and subject to further limitations contained therein, the Company shall make an offer to purchase certain amounts of Notes in accordance with the procedures set forth in the Indenture.

(6)           Security Documents.  In order to secure the due and punctual payment of the Notes and all other Obligations in respect of the Notes and the Indenture and the Obligations of the Guarantors under the Guarantees, and the other amounts payable to the Trustee, the Company and the Guarantors shall, on the Issue Date, enter into the applicable Security Documents to create the Lien on the Collateral in favor of the Collateral Agent for the benefit of the Notes Secured Creditors.  Any Guarantor shall, upon becoming a Guarantor, become a party to each applicable Security Document as shall be necessary or appropriate to grant and create a valid Lien on and security interest in the personal property of such Guarantor of the type described in the definition of “Collateral” in the Security Agreement and, to the extent required by the Senior Credit Facilities, all real property owned by such Guarantor, in each case, in favor of the Collateral Agent subject to no Liens other than Permitted Liens.  All such Security Documents shall be subject to the terms and conditions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Notes, the Indenture and the Security Documents, on the one hand, and the Intercreditor Agreement, on the other hand, the terms of the Intercreditor Agreement shall control.

If at any time the Company or any Guarantor acquires in fee simple any real property with a fair market value in excess of $1.0 million or any entity which owns in fee simple any real property with a fair market value in excess of $1.0 million becomes a Guarantor, in either case as determined in good faith by the Company’s Board of Directors, the Company or such Guarantor shall grant to the Collateral Agent for the benefit of the Notes Secured Creditors a Mortgage or Amended and Restated Mortgage, as appropriate, on such real property that is not already covered by the Security Documents. All such Mortgages or Amended and Restated Mortgages, as appropriate, shall be reasonably satisfactory in form and substance to the Collateral Agent. In connection therewith, the Company shall deliver title insurance policies, surveys, insurance certificates and other documents specified in the Indenture, in each case, in form and substance reasonably satisfactory to the Collateral Agent.

In the event that any provisions of the Indenture are deemed to conflict with any Security Document, the provisions of such Security Document shall govern.

The Trustee and each Holder acknowledge that a release of any of the Collateral or any Lien strictly in accordance with the terms and provisions of any of the Security Documents and the terms and provisions of the Indenture will not be deemed to be an impairment of the security under the Indenture.

The Trustee and the Company acknowledge and agree that the Collateral Agent holds the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the terms of the Security Documents and the Intercreditor Agreement.  Each Holder, by accepting a Note, consents and agrees to the terms of the Indenture, the Security Documents and the Intercreditor Agreement (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Collateral Agent to enter into the Security Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith.

(7)           Denominations, Transfer, Exchange.  The Series B Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00; provided, however, that payments of PIK Interest (whether such interest is paid by increasing the principal amount of the outstanding Series C Notes or through the issuance of additional Series C Notes) shall be made in denominations of $1.00 and integral multiples of $1.00 rounded up to the nearest whole dollar. A Holder may transfer or exchange Series B Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay to it any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Series B Note or portion of a Series B Note selected for redemption, or transfer or exchange any Series B Notes for a period of 15 days before a selection of Series B Notes to be redeemed.

(8)           Persons Deemed Owners.  The registered holder of a Series B Note may be treated as the owner of it for all purposes.

(9)           Unclaimed Money.  If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company for payment as general creditors unless an “abandoned property” law designates another Person.

(10)         Amendment, Supplement, Waiver.  The Company, the Guarantors and the Trustee may, without the consent of the Holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act of 1939 or making any other change that does not adversely affect the rights of any Holder. Other amendments and modifications of the Indenture or the Notes may be made by the Company, the Guarantors and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, subject to certain exceptions requiring the consent of the Holders of the particular Notes to be affected.

(11)         Successor Corporation.  When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture and the transaction complies with the terms of Article V of the Indenture, the predecessor corporation will, subject to certain exceptions, be released from those obligations.

(12)         Defaults and Remedies.  Events of Default include:  default in payment of principal of, or premium on, the Notes when such principal or premium becomes due and payable at maturity, upon redemption or otherwise; default in payment of interest on any Notes when due and payable and the default continues for a period of 30 days; certain defaults under other Indebtedness of the Company or any Restricted Subsidiary; default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes; certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries; certain judgments remain undischarged, unpaid or unstayed for a period of 60 days after becoming final and non-appealable; any Guarantee of a Significant Subsidiary ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee; and certain defaults by the Company or any Guarantor that it is a Significant Subsidiary under the Security Documents.

If an Event of Default occurs and is continuing (and has not been waived in accordance with the provisions of the Indenture), either the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes may declare all of the unpaid principal of, and premium, if any, and accrued interest on, and all other Obligations under, the Notes to be, and the same (a) shall become immediately due and payable, or (b) if there are any amounts outstanding under the Senior Credit Facilities, shall become immediately due and payable upon the first to occur of an acceleration under the Senior Credit Facilities or five business days after receipt by the Company and the agent or other representative under the Senior Credit Facilities of such acceleration notice but only if such Event of Default is then continuing.  If an Event of Default arising from certain events of bankruptcy or insolvency occurs and is continuing, all outstanding Notes become due and payable immediately without further action or notice.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or an Event of Default in payment of principal of, premium, if any, or interest on, the Notes) if and so long as a committee of its Responsible Officers determines in good faith that withholding notice is in their interests.  The Company must furnish an annual compliance certificate to the Trustee.

(13)         Restrictive Covenants.  The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, pay dividends and make distributions with respect to, or repurchase or otherwise acquire or retire for value, any of their Equity Interests, make certain Investments, incur additional Indebtedness, enter into transactions with Affiliates, incur Liens, sell assets, merge or consolidate with any other Person and sell, lease, transfer or otherwise dispose of all or substantially all of their properties or assets. The limitations are subject to a number of important qualifications and exceptions. The Company must annually report to the Trustee on compliance with such limitations.

(14)         Board Observer/Board Designee Rights.  Section 4.21 of the Indenture provides that the Holders of a majority in aggregate principal amount of the outstanding Notes have the right to designate a non-voting observer to the Board of Directors of Holdings.  Section 4.22 provides that if, on the Fifth Interest Payment Date or on any subsequent Interest Payment Date, the Company does not pay an installment of cash interest at a rate of 13.25% per annum on the Series A Notes pursuant to the provisions of Section 4.1(c) of the Indenture, then, pursuant to the Stockholders’ Agreement, the Board of Directors of Holdings shall be increased from five members to seven members and two of the members of the Board of Directors of Holdings shall resign or be removed in accordance with the Stockholders’ Agreement and the Holders of a majority in an aggregate principal amount of the Series A Notes shall have the right to designate a number of members of the Board of Directors of Holdings pursuant to Section 4.22(a) of the Indenture by directing the Trustee to notify Holdings in writing specifying such designees.  Holders of Series B Notes shall not be entitled to direct the Trustee with respect to the Series A Majority Nomination Election; provided that such election complies with the provisions of Section 4.22(a) of the Indenture. If a Series A Majority Holders Nomination Election is not received within 30 calendar days of the Series A Majority Holder Nomination Notice, the Holders of all Notes shall have the right to designate a number of members of the Board of Directors of Holdings pursuant to the procedures and terms described in Section 4.22(b) of the Indenture.

(15)         Subordination of PIK Interest Payments Relating to Series B Notes. Pursuant to Article XIII of the Indenture, the Company and each Holder agree, and each Holder of a Series B Note by accepting a Series B Note and the related Guarantees agrees, that interest on the Series B Notes shall be paid by the issuance of the Series C Notes and that the Series C Notes are subordinated in right of payment to the prior payment in full in cash of the Obligations under the Series A Notes and the Series B Notes, including all Obligations accruing subsequent to the occurrence of any events specified in Section 6.1(f) or (g) of the Indenture or which would have accrued but for such event, but excluding any contingent obligations for which no claim has been asserted, and that the subordination is for the benefit of and enforceable by the Holders of the Series A Notes and the Series B Notes.

(16)         Trustee Dealings with Company.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

(17)         No Recourse Against Others.  No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(18)         Discharge of Indenture; Defeasance.  The Indenture contains provisions for defeasance at any time, upon compliance with certain conditions set forth therein, of (i) the entire indebtedness of this Note or (ii) certain restrictive covenants and Events of Default with respect to this Note.

(19)         Authentication.  This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.

(20)         Abbreviations.  Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(21)         GOVERNING LAW.  THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

The provisions of this Note are expressly made subject to the more detailed provisions set forth in the Indenture, which shall for all purposes be controlling. The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

VERTIS, INC.

250 W. Pratt Street

18th Floor

Baltimore, MD 21201

Attention: Chief Financial Officer

ASSIGNMENT FORM

If you want to assign this Note, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Note to

(Insert assignee’s social security or tax ID number)

(Print or type assignee’s name, address and zip code) and irrevocably appoint                                agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Company pursuant to Section 4.12 or 4.14 of the Indenture, check the Box: ☐

If you wish to have a portion of this Note purchased by the Company pursuant to Section 4.12 or 4.14 of the Indenture, state the amount:

$

Date:	Your signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE SERIES B GLOBAL SECURITY*

The following exchanges of a part of this Series B Global Security for an interest in another Series B Global Security or for a Physical Security, or exchanges of a part of another Series B Global Security or Physical Security for an interest in this Series B Global Security or increases for a payment of PIK Interest, have been made:

Principal Amount
of this
		Amount of increase	Series B Global	Signature of
Date of Exchange	Amount of decrease in Principal Amount	in Principal Amount of this Series B Global Security	Security following such decrease or increase	authorized officer of Trustee or Custodian

*This schedule should be included only if the Series B Note is issued in global form.

EXHIBIT C

[FORM OF SERIES C NOTE]

THIS SERIES C NOTE AND ALL OBLIGATIONS HEREUNDER ARE SUBJECT TO THE TERMS OF THAT CERTAIN INTERCREDITOR AGREEMENT DATED AS OF [OCTOBER     ], 2008 AMONG GENERAL ELECTRIC CAPITAL CORPORATION, IN ITS CAPACITY AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT UNDER THE FIRST LIEN REVOLVING CREDIT AGREEMENT (AS DEFINED IN THE INDENTURE) ACTING FOR AND ON BEHALF OF THE LENDERS FROM TIME TO TIME PARTY THERETO, ABLECO FINANCE LLC, IN ITS CAPACITY AS COLLATERAL AGENT UNDER THE FIRST LIEN TERM LOAN AGREEMENT (AS DEFINED IN THE INDENTURE) ACTING FOR AND ON BEHALF OF THE LENDERS FROM TIME TO TIME PARTY THERETO, AND WILMINGTON TRUST COMPANY IN ITS CAPACITY AS INDENTURE TRUSTEE AND COLLATERAL AGENT UNDER THE INDENTURE ACTING ON BEHALF OF THE HOLDERS (AS DEFINED IN THE INDENTURE), AS SUCH INTERCREDITOR AGREEMENT MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME.

THESE SERIES C NOTES HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THESE SERIES C NOTES MAY BE OBTAINED BY WRITING TO VERTIS, INC. AT 250 WEST PRATT STREET, 18th FLOOR, BALTIMORE, MD 21201.

No.	$

VERTIS, INC.

SERIES C SENIOR SECURED SECOND LIEN NOTES DUE 2012

VERTIS, INC. promises to pay to                or registered assigns the principal sum of                Dollars on October 1, 2012.

Interest Payment Dates: April 1 and October 1

Record Dates: March 15 and September 15

	By:	Authorized Signature

	By:	Authorized Signature

Dated:

CERTIFICATE OF AUTHENTICATION

This is one of the Series C Senior Secured Second Lien Notes due 2012 referred to in the within-mentioned Indenture.

WILMINGTON TRUST COMPANY, as Trustee

By:
Authorized Signatory

Dated:

(REVERSE OF SECURITY)

SERIES C SENIOR SECURED SECOND LIEN NOTES DUE 2012

(1)           Interest.  VERTIS, INC., a Delaware corporation (the “Company”, which term shall include any successor thereto in accordance with the Indenture), promises to pay, until the principal hereof is paid or made available for payment, interest (including any Accrued Bankruptcy Interest) on the unpaid principal balance of this Series C Note at a rate of 18.5% per annum.  Interest on the Series C Notes will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance of such Series C Notes through but excluding the date on which interest is paid.  Interest shall be payable in arrears on April 1 and October 1 (each an “Interest Payment Date”).  Interest will be computed on the basis of a 360-day year of twelve full 30-day months.

All interest payable pursuant to this Series C Note will be payable (a) on and after the Maturity Date in cash and (b) prior to the Maturity Date [by increasing the principal amount of this Series C Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) (or, if necessary, pursuant to requirements of the depository or otherwise, to authenticate a new Series C Global Security executed by the Company with such increased principal amounts](1)   [by issuing additional Series C Notes in an aggregate principal amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) and the Trustee will, at the request of the Company, authenticate and deliver such Series C Notes for original issuance to the Holder of this Series C Note on the relevant record date, as shown by the records of the Register] except that interest paid in connection with a redemption of Notes pursuant to Article III of the Indenture or, the consummation of a Net Proceeds Offer or a Change of Control Offer shall be paid in cash.(2).  Following an increase in the principal amount of this Series C Note as a result of a payment of PIK Interest, this Series C Note will bear interest on such increased principal amount from and after the date of such payment of PIK Interest.  Any Series C Notes will be dated as of the applicable Interest Payment Date and will bear interest from and after such date.  All Series C Notes will mature on October 1, 2012 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date, except that the Series C Notes shall be subordinated in right of payment to the Series A Notes and the Series B Notes pursuant to Article XIII of the Indenture.  Any Series C Notes will be issued with the description “PIK” on the face of such Series C Note.

(2)           Method of Payment.  The Company will pay interest on the Series C Notes (except defaulted interest) to the Persons who are registered Holders of Series C Notes at the close of business on the March 15 or September 15 immediately preceding the Interest Payment Date.  Holders must surrender Series C Notes to a Paying Agent to collect principal payments.  The Company will pay principal, cash interest and premium, if any, in money of the United States that at the time of payment is legal tender for payment of public and private debts.  [All cash payments of principal of, cash interest and premium, if any, on this Series C Note will be made by wire transfer of

(1) Applicable if this Series C Note is represented by a Series C Global Security registered in the name of or held by DTC or its nominee on the relevant record date.

(2) Applicable if this Series C Note is represented by a Physical Security.

immediately available funds to the accounts specified by the Holder or Holders thereof](1) [All cash payments of principal of, cash interest and premium, if any, on this Series C Note will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion)](2).

(3)           Paying Agent and Registrar.  Initially, Wilmington Trust Company (the “Trustee”) will act as Paying Agent and Registrar.  The Company may change any Paying Agent, Registrar or co-Registrar without notice.

(4)           Indenture.  The Company issued the Series C Notes under an Indenture dated as of [October     , 2008] (as amended from time to time, the “Indenture”) among the Company, the Guarantors and the Trustee.  This Series C Note is one of an issue of Notes of the Company issued under the Indenture.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb) as amended from time to time. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of them.  Capitalized terms used herein and not otherwise defined have the meanings set forth in the Indenture.  The Notes are secured obligations of the Company, and are unlimited in aggregate principal amount, $350.0 million of which will be issued on the Issue Date and Additional Notes and PIK Notes may be issued after the Issue Date, subject to the limitations set forth in Section 4.9 of the Indenture.  The Notes are secured on a second priority basis by security interests in the Collateral pursuant to the Security Documents referred to in the Indenture.

(5)           Redemption.

(a)           Optional Redemption.  The Notes may be redeemed, at the Company’s option, in whole or in part, at any time and from time to time at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below if redeemed during the twelve-month period commencing on [month and day of Issue Date] of the year set forth below:

Year	Percentage
2008	103.000%
2009	101.500%
2010	100.750%
2011 and thereafter	100.000%

In addition, the Company must pay accrued and unpaid interest thereon to the applicable Redemption Date.

(b)           Notice of Redemption.  Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed at his registered address. On and after the Redemption Date, unless the Company defaults in making the redemption payment, interest ceases to accrue on Notes or portions thereof called for redemption.

(c)           Offers to Purchase.  Sections 4.12 and 4.14 of the Indenture provide that after an Asset Sale, or upon the occurrence of a Change of Control, and subject to further limitations contained therein, the Company shall make an offer to purchase certain amounts of Notes in accordance with the procedures set forth in the Indenture.

(6)           Security Documents.  In order to secure the due and punctual payment of the Notes and all other Obligations in respect of the Notes and the Indenture and the Obligations of the Guarantors under the Guarantees, and the other amounts payable to the Trustee, the Company and the Guarantors shall, on the Issue Date, enter into the applicable Security Documents to create the Lien on the Collateral in favor of the Collateral Agent for the benefit of the Notes Secured Creditors.  Any Guarantor shall, upon becoming a Guarantor, become a party to each applicable Security Document as shall be necessary or appropriate to grant and create a valid Lien on and security interest in the personal property of such Guarantor of the type described in the definition of “Collateral” in the Security Agreement and, to the extent required by the Senior Credit Facilities, all real property owned by such Guarantor, in each case, in favor of the Collateral Agent subject to no Liens other than Permitted Liens.  All such Security Documents shall be subject to the terms and conditions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Notes, the Indenture and the Security Documents, on the one hand, and the Intercreditor Agreement, on the other hand, the terms of the Intercreditor Agreement shall control.

If at any time the Company or any Guarantor acquires in fee simple any real property with a fair market value in excess of $1.0 million or any entity which owns in fee simple any real property with a fair market value in excess of $1.0 million becomes a Guarantor, in either case as determined in good faith by the Company’s Board of Directors, the Company or such Guarantor shall grant to the Collateral Agent for the benefit of the Notes Secured Creditors a Mortgage or Amended and Restated Mortgage, as appropriate, on such real property that is not already covered by the Security Documents. All such Mortgages or Amended and Restated Mortgages, as appropriate, shall be reasonably satisfactory in form and substance to the Collateral Agent. In connection therewith, the Company shall deliver title insurance policies, surveys, insurance certificates and other documents specified in the Indenture, in each case, in form and substance reasonably satisfactory to the Collateral Agent.

In the event that any provisions of the Indenture are deemed to conflict with any Security Document, the provisions of such Security Document shall govern.

The Trustee and each Holder acknowledge that a release of any of the Collateral or any Lien strictly in accordance with the terms and provisions of any of the Security Documents and the terms and provisions of the Indenture will not be deemed to be an impairment of the security under the Indenture.

The Trustee and the Company acknowledge and agree that the Collateral Agent holds the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the terms of the Security Documents and the Intercreditor Agreement.  Each Holder, by accepting a Note, consents and agrees to the terms of the Indenture, the Security Documents and the Intercreditor Agreement (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and authorizes and directs the Collateral Agent to enter into the Security Documents and the Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith.

(7)           Denominations, Transfer, Exchange.  The Series C Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00; provided, however, that payments of PIK Interest (whether such interest is paid by increasing the principal amount of the outstanding Series C Notes or through the issuance of additional Series C Notes) shall be made in denominations of $1.00 and integral multiples of $1.00 rounded up to the nearest whole dollar. A Holder may transfer or exchange Series C Notes in accordance with the Indenture.  The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay to it any taxes and fees required by law or permitted by the Indenture. The Registrar need not transfer or exchange any Series C Note or portion of a Series C Note selected for redemption, or transfer or exchange any Series C Notes for a period of 15 days before a selection of Series C Notes to be redeemed.

(8)           Persons Deemed Owners.  The registered holder of a Series C Note may be treated as the owner of it for all purposes.

(9)           Unclaimed Money.  If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its request. After that, Holders entitled to the money must look to the Company for payment as general creditors unless an “abandoned property” law designates another Person.

(10)         Amendment, Supplement, Waiver.  The Company, the Guarantors and the Trustee may, without the consent of the Holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act of 1939 or making any other change that does not adversely affect the rights of any Holder. Other amendments and modifications of the Indenture or the Notes may be made by the Company, the Guarantors and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, subject to certain exceptions requiring the consent of the Holders of the particular Notes to be affected.

(11)         Successor Corporation.  When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture and the transaction complies with the terms of Article V of the Indenture, the predecessor corporation will, subject to certain exceptions, be released from those obligations.

(12)         Defaults and Remedies.  Events of Default include:  default in payment of principal of, or premium on, the Notes when such principal or premium becomes due and payable at maturity, upon redemption or otherwise; default in payment of interest on any Notes when due and payable and the default continues for a period of 30 days; certain defaults under other Indebtedness of the Company or any Restricted Subsidiary; default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes; certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries; certain judgments remain undischarged, unpaid or unstayed for a period of 60 days after becoming final and non-appealable; any Guarantee of a Significant Subsidiary ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee; and certain defaults by the Company or any Guarantor that it is a Significant Subsidiary under the Security Documents.

If an Event of Default occurs and is continuing (and has not been waived in accordance with the provisions of the Indenture), either the Trustee or the Holders of not less than 25% in aggregate principal amount of the then outstanding Notes may declare all of the unpaid principal of, and premium, if any, and accrued interest on, and all Obligations under, the Notes to be, and the same (a) shall become immediately due and payable, or (b) if there are any amounts outstanding under the Senior Credit Facilities, shall become immediately due and payable upon the first to occur of an acceleration under the Senior Credit Facilities or five business days after receipt by the Company and the agent or other representative under the Senior Credit Facilities of such acceleration notice but only if such Event of Default is then continuing.  If an Event of Default arising from certain events of bankruptcy or insolvency occurs and is continuing, all outstanding Notes become due and payable immediately without further action or notice.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or an Event of Default in payment of principal of, premium, if any, or interest on, the Notes) if and so long as a committee of its Responsible Officers determines in good faith that withholding notice is in their interests.  The Company must furnish an annual compliance certificate to the Trustee.

(13)         Restrictive Covenants.  The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, pay dividends and make distributions with respect to, or repurchase or otherwise acquire or retire for value, any of their Equity Interests, make certain Investments, incur additional Indebtedness, enter into transactions with Affiliates, incur Liens, sell assets, merge or consolidate with any other Person and sell, lease, transfer or otherwise dispose of all or substantially all of their properties or assets. The limitations are subject to a number of important qualifications and exceptions. The Company must annually report to the Trustee on compliance with such limitations.

(14)         Board Observer/Board Designee Rights.  Section 4.21 of the Indenture provides that the Holders of a majority in aggregate principal amount of the outstanding Notes have the right to designate a non-voting observer to the Board of Directors of Holdings.  Section 4.22 provides that if, on the Fifth Interest Payment Date or on any subsequent Interest Payment Date, the Company does not pay an installment of cash interest at a rate of 13.25% per annum on the Series A Notes pursuant to the provisions of Section 4.1(c) of the Indenture, then, pursuant to the Stockholders’ Agreement, the Board of Directors of Holdings shall be increased from five members to seven members and two of the members of the Board of Directors of Holdings shall resign or be removed in accordance with the Stockholders’ Agreement and the Holders of a majority in an aggregate principal amount of the Series A Notes shall have the right to designate a number of members of the Board of Directors of Holdings pursuant to Section 4.22(c) of the Indenture by directing the Trustee to notify Holdings in writing specifying such designees.  Holders of Series C Notes shall not be entitled to direct the Trustee with respect to the Series A Majority Nomination Election; provided that such election complies with the provisions of Section 4.22(a) of the Indenture.  If a Series A Majority Holders Nomination Election is not received within 30 calendar days of the Series A Majority Holder Nomination Notice, the Holders of all Notes shall have the right to designate a number of members of the Board of Directors of Holdings pursuant to the procedures and terms described in Section 4.22(b) of the Indenture.

(15)         Subordination of Payments Relating to Series C Notes.  Pursuant to Article XIII of the Indenture, the Company and each Holder agree, and each Holder of a Series C Note by accepting a Series C Note and the related Guarantees agrees, that the Series C Notes are subordinated in right of payment to the prior payment in full in cash of the Obligations under the Series A Notes and the

Series B Notes, including all Obligations accruing subsequent to the occurrence of any events specified in Section 6.1(f) or (g) of the Indenture or which would have accrued but for such event, but excluding any contingent obligations for which no claim has been asserted, and that the subordination is for the benefit of and enforceable by the Holders of the Series A Notes and the Series B Notes.

(16)         Trustee Dealings with Company.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

(17)         No Recourse Against Others.  No past, present or future director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(18)         Discharge of Indenture; Defeasance.  The Indenture contains provisions for defeasance at any time, upon compliance with certain conditions set forth therein, of (i) the entire indebtedness of this Note or (ii) certain restrictive covenants and Events of Default with respect to this Note.

(19)         Authentication.  This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.

(20)         Abbreviations.  Customary abbreviations may be used in the name of a Securityholder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(21)         GOVERNING LAW.  THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

The provisions of this Note are expressly made subject to the more detailed provisions set forth in the Indenture, which shall for all purposes be controlling. The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

VERTIS, INC.

250 W. Pratt Street

18th Floor

Baltimore, MD 21201

Attention: Chief Financial Officer

ASSIGNMENT FORM

If you want to assign this Note, fill in the form below and have your signature guaranteed:

I or we assign and transfer this Note to

(Insert assignee’s social security or tax ID number)

(Print or type assignee’s name, address and zip code) and irrevocably appoint                                agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Company pursuant to Section 4.12 or 4.14 of the Indenture, check the Box: ☐

If you wish to have a portion of this Note purchased by the Company pursuant to Section 4.12 or 4.14 of the Indenture, state the amount:

$

Date:	Your signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

SCHEDULE OF EXCHANGES OF INTERESTS IN THE SERIES C GLOBAL SECURITY*

The following exchanges of a part of this Series C Global Security for an interest in another Series C Global Security or for a Physical Security, or exchanges of a part of another Series C Global Security or Physical Security for an interest in this Series C Global Security or increases for a payment of PIK Interest, have been made:

Date of Exchange or Payment of PIK Interest	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Series C Global Security	Principal Amount of this Series C Global Security following such decrease or increase	Signature of authorized officer of Trustee or Custodian

*This schedule should be included only if the Series C Note is issued in global form.

EXHIBIT D

FORM OF LEGEND FOR BOOK-ENTRY SECURITIES

Any Global Security authenticated and delivered hereunder shall bear a legend (which would be in addition to any other legends required in the case of a Restricted Security) in substantially the following form:

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY. THIS SECURITY IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

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EXHIBIT E

[FORM OF NOTATION ON NOTE
RELATING TO GUARANTEES]

GUARANTEES

The Guarantors (as defined in the Indenture (the “Indenture”) referred to in the Note upon which this notation is endorsed and each hereinafter referred to as a “Guarantor”) have unconditionally guaranteed on a senior secured basis (such guarantee by each Guarantor being referred to herein as the “Guarantee”) (i) the due and punctual payment of the principal of and interest on the Notes in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise and interest on the overdue principal, if any, and interest on any interest, if any, to the extent lawful, of the Notes and all other obligations of the Company to the Holders all in accordance with the terms set forth in of the Indenture and (ii) in case of any extension of time of payment or renewal of any Notes or of any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise.

Each Guaranty will be limited to an amount not to exceed the maximum amount that can be guaranteed by such Guarantor after giving effect to all of its other contingent and fixed liabilities without rendering such Guaranty, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

The obligations of the undersigned to the Holders of the Notes and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee and all other of the provisions of the Indenture to which this Guarantee relates.

No past, present or future stockholder, director, officer, employee or incorporator, as such, of any of the Guarantors shall have any liability for any obligation of the Guarantors under the Guarantee or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation.  Each Holder of a Note by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Guarantees.

[INSERT SUBSIDIARY GUARANTOR
SIGNATURE BLOCKS AS APPROPRIATE]

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